     As filed with the Securities and Exchange Commission on March 8, 2000

                                                        Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                                   OSCA, Inc.
             (Exact name of registrant as specified in its charter)

         Delaware                    1389                    72-0868136
     (State or other          (Primary Standard           (I.R.S. Employer
       jurisdiction               Industrial            Identification No.)
   of incorporation or       Classification Code
      organization)                Number)

              156 Commission Boulevard, Lafayette, Louisiana 70508
                                 (318) 837-6047
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               Robert L. Hollier
                     President and Chief Executive Officer
                                   OSCA, Inc.
                            156 Commission Boulevard
                           Lafayette, Louisiana 70508
                                 (318) 837-6047
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

    Copies of all communications, including communications sent to agent for service, should be sent to:

        Carter W. Emerson, P.C.                      John W. White
            Kirkland & Ellis                    Cravath, Swaine & Moore
        200 East Randolph Drive                    825 Eighth Avenue
        Chicago, Illinois 60601                 New York, New York 10019
             (312) 861-2000                          (212) 474-1000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                    Proposed
                                                    Maximum         Amount of
           Title of each class of                  Aggregate       Registration
         securities to be registered          Offering Price(1)(2)     Fee
-------------------------------------------------------------------------------
Class A common stock, par value $.01 per
 share.......................................     $143,750,000       $37,950
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Includes shares of Class A common stock that the Underwriters have the option to purchase from OSCA, Inc. to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed without + +notice. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities, and we are not           +
+soliciting offers to buy these securities in any state where the offer or     +
+sale of these securities is not permitted.                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MARCH 8, 2000

PROSPECTUS

[COMPANY LOGO]                            Shares

                                   OSCA, Inc.

                              Class A Common Stock

                               $       per share

                                   --------

  OSCA, Inc. is selling      shares of its Class A common stock. The
underwriters named in this prospectus may purchase up to      additional shares
of Class A common stock from OSCA to cover over-allotments.

  This is the initial public offering of our Class A common stock. OSCA
currently expects the initial public offering price to be between $     and
$     per share and will apply to have the Class A common stock included for quotation on the Nasdaq National Market under the symbol "OSCA."

                                   --------

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                    Per Share    Total
                                    --------- -----------
Initial Public Offering Price        $        $
Underwriting Discount                $        $
Proceeds to OSCA (before expenses)   $        $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about       ,
2000.

                                   --------

Salomon Smith Barney

              Morgan Stanley Dean Witter

                             Simmons & Company
                               International

            , 2000

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    7
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Selected Financial Data...................................................   18
Pro Forma Condensed Consolidated Financial Statements.....................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   31
Management................................................................   40
Our Relationship with Great Lakes.........................................   47
Principal Stockholder.....................................................   57
Description of Capital Stock..............................................   57
Shares Eligible for Future Sale...........................................   64
Material United States Federal Tax Consequences to Non-United States
 Holders..................................................................   66
Underwriting..............................................................   69
Legal Matters.............................................................   71
Experts...................................................................   71
Where You Can Find More Information.......................................   71
Index to Financial Statements.............................................  F-1

                               ----------------

   In this prospectus, "OSCA," the "company," "we," "us" and "our" each refers to OSCA, Inc. and its subsidiaries, and "Great Lakes" refers to Great Lakes Chemical Corporation.

                               ----------------


   Until            , 2000, all dealers that buy, sell or trade our Class A
common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               ----------------

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and related notes and the pro forma condensed consolidated financial statements included elsewhere in this prospectus.

                                      OSCA

Our Company

   Founded in 1979, OSCA is a leading provider of specialized oil and gas well completion fluids, completion services and downhole completion tools to major oil companies and independent exploration and production companies, primarily in the Gulf of Mexico and in select international markets. Well completion activities are conducted after drilling and prepare the well to begin production. Our products and services are focused on providing quality well completions which is critical in optimizing the recovery of oil and gas. Our products and services are primarily used in offshore environments, including deepwater, where we have demonstrated the ability to service technically challenging projects in harsh environments. Our equipment and technology are also regularly adapted for onshore use. In 1999, we generated total revenue of $91.9 million.

   Our products and services provide the following benefits:

  . lengthening well life by controlling the migration of indigenous sand into the well, which damages downhole and surface production equipment and causes the reservoir to degrade prematurely;

  . increasing well productivity by minimizing reservoir damage during the completion phase of the well installation process and by repairing reservoir damage incurred during the drilling phase;

  . increasing well flow rates by creating fractures in the reservoir and packing the fractures with gravel to prevent the migration of sand into the well, a process which the industry refers to as frac packing; and

  . enhancing well productivity by chemically stimulating the reservoir, allowing faster production and, potentially, increasing the total recovery of oil and gas.

   Our products and services are available separately or as integrated systems and are offered through our three business segments:

  . Completion Fluids. We sell and recycle clear completion fluids and perform related fluid maintenance activities, such as filtration, on-site engineering and reclamation. Completion fluids are used to control well pressure and to facilitate other completion activities, while minimizing reservoir damage. We provide standardized completion fluids as well as a broad line of specially formulated and customized completion fluids for high demand wells. In addition, we are the exclusive on-site supplier of completion fluids at the C-Port 1 loading facility at Port Fourchon, Louisiana. C-Port 1, the most advanced integrated logistics management facility servicing the deepwater Gulf of Mexico, saves numerous hours of expensive vessel dock time by allowing several products to be loaded and unloaded simultaneously. Our fluids distribution facility at C-Port 1 represents an innovation in the preparation and delivery of completion fluids to our customers. Completion fluids represented $50.6 million, or 55.1%, of our net revenue in 1999.

  . Completion Services. We provide marine-based well completion services, sand control and well stimulation pressure pumping and coiled tubing services. Our marine services vessels, which have been designed for enhanced safety and operating efficiency in deepwater environments, allow us to perform sand control and well stimulation pressure pumping and completion fluid delivery services under difficult conditions. We also provide our completion services through portable skid-mounted equipment which can be placed directly on a rig or platform. Sand control pressure pumping forces gravel and its carrier fluid into the well reservoir to act as a filter, in conjunction with downhole completion tools, to control the migration of sand into the well. Coiled tubing services involve the deployment of a small diameter flexible steel pipe to manipulate downhole completion tools and to apply well stimulation chemicals. Completion services represented $25.7 million, or 27.9%, of our net revenue in 1999.

  . Downhole Completion Tools. We design, build and install downhole completion tools that direct the flow of oil and gas into the production tubing and deploy gravel to control the migration of reservoir sand into the well. Our products are among the most advanced downhole completion tools on the market. They are designed for use in technically demanding wells and to save our customers time and money. At our downhole completion tools research facility, we perform sophisticated testing procedures in order to enhance field reliability. We have a reputation for rapidly developing specialized and reliable downhole completion tools that address the challenges facing our customers, particularly in deepwater environments. Downhole completion tools represented $15.7 million, or 17.0%, of our net revenue in 1999.

Our Strategy

   Our products and services are focused on value enhancing completion activities that allow our customers to optimize the recovery of oil and gas. Our strategy for future growth is to improve our market position by:

  . Focusing on Optimizing Reservoir Productivity. We focus all of our technology and service offerings on optimizing reservoir productivity, primarily through the completion of the well. We believe this focused strategy enables us to be more responsive to our customers' needs, thus allowing us to compete effectively against larger and more diversified companies.

  . Targeting Deepwater Activity. The deepwater Gulf of Mexico is currently one of the world's most attractive exploration and development areas due to its large reserve potential. We believe that the number of deepwater development wells in the Gulf of Mexico will grow at a rate greater than that of shallow water wells. Deepwater development wells generate significantly more revenue per well for us due to their high completion fluid volume requirements and technically demanding nature. We have pioneered technologies that enable our customers to operate in this harsh environment. We believe our deepwater expertise will enable us to continue to increase our market share and capitalize on growth opportunities in the deepwater Gulf of Mexico and to expand into international deepwater markets such as Brazil and West Africa.

  . Developing Leading Completion Technologies. We are a leader in the development of completion technology. We work closely with our customers to deliver specialized completion solutions thereby strengthening our competitive position. We intend to maintain this leadership by continuing to invest in research and development to provide innovative, cost-effective completion solutions tailored to customer-specific operating environments. A principal benefit of our technologically advanced products is that they assist us in promoting the sale of associated products and services.

  . Pursuing Strategic Acquisitions. We have made several strategic acquisitions that complement our product and service offerings and expand our geographic presence. Our current strategy is to acquire advanced completion technologies and related products and services that will enhance our competitive position. While we continually evaluate strategic acquisition opportunities, we currently have no agreements in place regarding future acquisitions.

                                  THE OFFERING

Class A common stock offered by OSCA:........             shares
Common stock of OSCA to be outstanding
 immediately after the offering:
  Class A common stock.......................             shares
  Class B common stock.......................             shares
    Total....................................             shares
Class B common stock of OSCA to be held by
 Great Lakes immediately after the offering..             shares
Use of proceeds..............................  We estimate that our net proceeds from the
                                               offering will be about        million,
                                               based on an assumed initial public offering
                                               price of $     per share, the midpoint of
                                               the range set forth on the cover of this
                                               prospectus. We will use the net proceeds
                                               from the offering and approximately $31.0
                                               million that we will borrow under a
                                               proposed credit facility to repay
                                               indebtedness owed by us to Great Lakes. See
                                               "Use of Proceeds."
Voting rights:
  Class A common stock.......................  One vote per share
  Class B common stock.......................  Ten votes per share
Proposed NASDAQ symbol.......................  OSCA

   Unless we specifically state otherwise, the information in this prospectus
does not take into account the issuance of up to            shares of Class A
common stock which the underwriters have the option to purchase solely to cover over-allotments. If the underwriters exercise their over-allotment option in
full,           shares of Class A common stock will be outstanding after the offering.

   The number of shares of our common stock to be outstanding immediately after the offering listed above does not take into account an estimated shares of our Class A common stock that will be issuable upon exercise by our employees and directors of stock options that will be granted in connection
with the offering and      additional shares of our Class A common stock that
will be reserved for issuance under our stock compensation plans. The actual number of options will be determined at the time of the offering and are expected to vest ratably over a three-year period. For a discussion of these stock options, see "Management--Stock Compensation Plan" and "Management-- Incentive Compensation Plan."

                         RELATIONSHIP WITH GREAT LAKES

   We are currently a wholly-owned subsidiary of Great Lakes. After the completion of this offering of Class A common stock, Great Lakes will own about
  % of the outstanding shares of our common stock, or about   % if the
underwriters exercise their over-allotment option in full. Great Lakes will own
100% of the outstanding Class B common stock, which will represent      % of
the combined voting power of all classes of voting stock of OSCA, or   % of the
combined voting power of all classes of voting stock of OSCA if the underwriters exercise their over-allotment option in full. Until Great Lakes holds less than 50% of the voting power of our stock, Great Lakes will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers.

   Great Lakes has not reached any decision regarding whether or for how long it will retain its stock ownership in our company. At present, Great Lakes has no plan or intention to dispose of its shares of our Class B common stock. Whether Great Lakes will adopt a plan to divest our stock in the future, and how such a divestiture would occur, will depend on a variety of considerations and economic factors, including the market prices of our and Great Lakes' common stock, the business prospects for each entity, the ability to divest our stock on a tax-free basis and the availability of other strategic alternatives.

   If Great Lakes decides to divest its ownership in our Class B common stock (a "Divestiture"), Great Lakes may complete the Divestiture by distributing all of its shares of our Class B common stock to the holders of Great Lakes' common stock, a process which we refer to as a "Distribution." A Distribution could be accomplished through one of the following:

  . Split-Off--an exchange offer by Great Lakes in which holders of its common stock would be offered the option of tendering some or all of their shares in exchange for shares of our common stock; or

  . Spin-Off--a pro rata distribution by Great Lakes of its shares of our common stock to holders of its common stock; or

  . Combined Split-Off/Spin-Off--some combination of the above transactions.

   Great Lakes is free to divest its shares of our Class B common stock through means other than a Distribution. Great Lakes has the sole discretion to determine the timing, structure and all terms of any Divestiture. Great Lakes is not obligated to complete a Divestiture, and we cannot assure you as to whether or when it will occur.

   Prior to the consummation of this offering, we will enter into agreements with Great Lakes that provide for the separation of our business operations from Great Lakes and other provisions applicable to a Divestiture, if any. These agreements provide for, among other things, Great Lakes to continue to supply us with brominated products essential to our operations and transition services, including human resources and treasury functions. All of the agreements providing for our separation from Great Lakes were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Great Lakes. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See "Our Relationship With Great Lakes-- Arrangements With Great Lakes."

                                ----------------

   Our principal executive offices are located at 156 Commission Boulevard, Lafayette, Louisiana 70508, and our telephone number is (318) 837-6047.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                (in thousands, except share and per share data)

   The following summary historical and pro forma financial and operating data should be read along with "Management's Discussion and Analysis of Financial Conditions and Results of Operations," the consolidated financial statements and related notes and the pro forma condensed consolidated financial statements included elsewhere in this prospectus. You should also read "Risk Factors--Our historical financial information may not be representative of our results as a separate company."

   The statement of operations data for each of the years in the three-year period ended December 31, 1999 and the historical balance sheet data at December 31, 1998 and 1999, have been derived from the consolidated financial statements audited by Ernst & Young LLP, independent auditors. The statement of operations data for 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are based on our and Great Lakes' accounting records which, in management's opinion, include all adjustments necessary for the fair presentation of our financial position at such dates. The financial information included in this prospectus does not necessarily reflect our results of operations, financial position and cash flows in the future or what the results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented.

   We prepared the summary pro forma condensed consolidated financial statements data to illustrate the estimated effects of this offering, our separation from Great Lakes and related transactions as described in the notes to such data. The pro forma statement of operations data is presented as if these transactions had occurred as of January 1, 1999. The pro forma balance sheet data is presented as if these transactions had occurred on December 31, 1999. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to this offering, our separation from Great Lakes and related transactions. The pro forma data do not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such date or to project our results of operations for any future period.

                                                                                  Pro Forma
                            1995       1996       1997       1998       1999        1999
                          ---------  ---------  ---------  ---------  ---------  -----------
                              (unaudited)                  (audited)             (unaudited)
                                 (in thousands, except share and per share data)
Statement of Operations
 Data:
Net revenue.............  $  71,351  $  95,685  $ 112,739  $ 113,369  $  91,938    $91,938
Operating expenses:
 Cost of sales..........     48,126     65,916     78,026     88,800     74,635     75,645
 Selling, administrative
  and research expenses.     10,735     12,438     16,515     19,271     18,153     18,025
 Amortization of
  intangibles...........        242        247        251        370        432        432
 Special charges
  (credit) (1)..........        --       3,100        --      13,350     (2,550)    (2,550)
                          ---------  ---------  ---------  ---------  ---------    -------
Operating income (loss).     12,248     13,984     17,947     (8,422)     1,268        386
Interest expense
 (income), net..........        108        (46)      (191)      (137)      (114)     2,056
Other expense (income),
 net....................       (855)      (498)       (16)       538       (724)      (724)
                          ---------  ---------  ---------  ---------  ---------    -------
Income (loss) before
 income taxes...........     12,995     14,528     18,154     (8,823)     2,106       (946)
Income tax provision
 (benefit)..............      4,183      6,658      6,727     (1,943)     1,284        124
                          ---------  ---------  ---------  ---------  ---------    -------
Net income (loss).......  $   8,812  $   7,870  $  11,427  $  (6,880) $     822    $(1,070)
                          =========  =========  =========  =========  =========    =======
Earnings per share......  $    8.81  $    7.87  $   11.43  $   (6.88) $     .82    $
Weighted average shares
 outstanding............  1,000,000  1,000,000  1,000,000  1,000,000  1,000,000
Other Data:
Net cash provided by
 operating activities...  $   8,156  $   9,359  $  17,403  $  28,068  $   8,089    $   N/A
Net cash used in
 investing activities...     (9,973)    (4,754)   (18,665)   (27,798)    (5,962)       N/A
Net cash provided by
 (used in) financing
 activities.............       (125)       --         --         793     (2,473)       N/A
EBITDA (2)..............     15,918     17,749     22,318     (2,907)     9,304      8,422
Adjusted EBITDA (3).....     15,918     20,849     22,318     10,443      6,754      5,872
Depreciation and
 amortization...........      2,815      3,267      4,355      6,053      7,312      7,312
Capital expenditures....      9,986      6,301     18,913     24,140      5,873      5,873

                                                              At December 31,
                                                                   1999
                                                             ------------------
                                                                          As
                                                              Actual   Adjusted
                                                             --------  --------
Balance Sheet Data:
Working capital (deficit)................................... $(29,480) $ 34,590
Property and equipment, net.................................   46,928    46,928
Total assets................................................  101,687   100,757
Total debt..................................................  109,113    31,472
Total stockholders' equity (deficit)........................  (19,930)   56,781

--------
(1) In 1996, we incurred special charges of $3.1 million related to an asset impairment. In 1998, we incurred special charges of $13.4 million related to asset impairments, write-down of the carrying value of an asset to be disposed of for fair value, severance costs, lease costs and other related charges. In 1999, we recognized a credit to special charges of $2.5 million for an upward adjustment of the carrying value of an asset held for disposal which was impaired in 1998. See note 4 to our consolidated financial statements.
(2) We define "EBITDA" as income (loss) before income taxes, plus depreciation, amortization of intangibles and interest expense (income), net. We believe EBITDA is a widely accepted indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(3) "Adjusted EBITDA" is EBITDA plus adjustments to eliminate the effect of special charges (credit) of $3,100, $13,350 and $(2,550) in 1996, 1998 and
    1999, respectively.

                                  RISK FACTORS

   Before you invest in our Class A common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our Class A common stock.

Our revenue, cash flow and earnings are dependent upon the level of oil and gas exploration and development activity.

   Our operations are dependent on the level of oil and gas exploration and development activity, particularly in the Gulf of Mexico. Any reduced activity could cause significant declines in our revenue, cash flow and profitability. The level of exploration and development activity is affected by both short-term and long-term trends in oil and gas prices which, in turn, are related to the demand for petroleum products and the current availability of oil and gas resources. Oil and gas prices historically have reacted to actual and perceived changes in oil and gas supplies and demand, which has resulted in varying levels of exploration and production activity. Oil and gas prices are affected by numerous factors, many of which are beyond our or our customers' control. These factors include:

  . the level of exploration activity;

  . worldwide economic activity;

  . interest rates and the cost of capital;

  . environmental regulation;

  . tax policies;

  . political requirements of national governments;

  . coordination by the Organization of Petroleum Exporting Companies (OPEC);

  . the cost of producing oil and gas; and

  . technological advances that reduce demand for petroleum products.

A significant or prolonged decline in future oil and gas prices would likely result in reduced exploration and development and a decline in the demand for our services. In recent years, consolidation in the oil and gas exploration and production sector has also resulted in disruptions in the level of exploration and production activity by some of our customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We will be controlled by Great Lakes unless it divests its Class B shares, and our other stockholders will be unable to affect the outcome of stockholder voting during that time.

   After the completion of this offering of Class A common stock, Great Lakes will remain in control of our company unless it divests its Class B shares, and holders of our Class A shares will consequently be unable to influence the outcome of any stockholder votes. Through its ownership of 100% of our
outstanding Class B common stock, Great Lakes will have     % of the combined
voting power of all classes of voting stock of OSCA, or     % of the combined
voting power of all classes of voting stock of OSCA if the underwriters exercise their over-allotment option in full. As long as Great Lakes owns a majority of the combined voting power of all classes of voting stock of OSCA, Great Lakes will continue to be able to elect our entire board of directors and to remove any director, with or without cause, and generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, Great Lakes will be in a position to continue to control all matters affecting our company, including:

  . the composition of our board of directors and, through it, any determination with respect to our direction and policies, including the appointment and removal of officers;

  . any determinations with respect to mergers or other business combinations;

  . the acquisition or disposition of assets;

  . future issuances of common stock or other securities;

  . the incurrence of debt;

  . amendments, waivers and modifications to all agreements with Great Lakes, including those agreements providing for our separation from Great Lakes;

  . the payment of dividends on our common stock; and

  . determinations with respect to treatment of items in those of our tax returns which are consolidated or combined with Great Lakes' tax returns.

   After the closing of this offering, we expect that four of our five directors will be directors and/or officers of Great Lakes. Our certificate of incorporation and our bylaws provide that, so long as Great Lakes owns at least a majority of the combined voting power of all classes of our voting stock, many actions by our board of directors will require the approval of 66 2/3% of the votes entitled to be cast by our voting stock. Thus, in order to take any such action, the approval of Great Lakes will be required. See "Description of Capital Stock--Anti-takeover Effects of Certificate and By-law Provisions."

If we lose key personnel or are unable to hire additional qualified personnel, we may not be successful.

   Our future success depends on our ability to retain our highly-skilled engineers and technical sales and service personnel. The market for these employees is very competitive and if we cannot continue to attract and retain quality personnel, our ability to compete and to grow our business will be severely limited. We expect that if conditions improve in the oil and gas market generally, the supply of qualified engineers in completion fluids, downhole completion tools and completion services could tighten substantially. Furthermore, attracting and retaining scientific and engineering personnel in our industry typically requires attractive compensation packages. A significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the rates of wages we must pay, or both. Our success also depends upon the continuing contributions of our key management, research, product development, sales and marketing, and manufacturing personnel, many of whom would be difficult to replace, including Robert L. Hollier, our president and chief executive officer, and Richard J. Alario, our executive vice president. We do not have employment agreements with any of our key management or other personnel, and we cannot assure you as to how long they will remain with our organization. We also do not have any key man life insurance policies for any of our personnel.

We may not be able to obtain additional capital to fund our growth and operations on reasonable terms which could harm our business and negatively impact our stockholders.

   Following this offering, we do not expect to receive any future capital contributions from Great Lakes. We may require additional financing from other sources in the future to meet our capital needs. If adequate funds are not available or are not available on reasonable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, which could seriously harm our business. If we raise additional funds through the issuance of debt or equity securities, the percentage ownership of our existing stockholders may be reduced, the securities issued may have rights, preferences and privileges senior to those of our Class A common stock, and the terms of the securities may impose restrictions on our operations. Since our credit rating will be lower than that of Great Lakes, we will not be able to obtain financing with interest rates and terms as favorable as those obtained by Great Lakes. For a discussion of these and other factors affecting our liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

The market for our products and services is characterized by continual and rapid technological developments.

   The market for our products and services is characterized by continual and rapid technological developments that have resulted in, and will likely continue to result in, substantial improvements in product function and performance. Our future success and profitability are dependent upon our ability to:

  . improve our existing product lines;

  . address the increasingly sophisticated needs of our customers;

  . maintain a reputation for technological leadership; and

  . maintain market acceptance.

We also believe that our success will depend on our ability to anticipate changes in technology and industry standards and to respond to technological developments on a timely basis, either internally or through strategic alliances. Current competitors or new market entrants may develop new technologies, products or standards that could render some of our products obsolete. We may not be successful in developing and marketing, on a timely and cost-effective basis, product enhancements or new products that respond to technological developments, that are accepted in the marketplace or that comply with industry standards.

Our historical financial information may not be representative of our results as a separate company.

   The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:

  . we have made adjustments and allocations because Great Lakes did not account for us as, and we were not operated as, a single stand-alone business for all periods presented; and

  . the information does not reflect many significant changes that will occur in our funding and operations as a result of our separation from Great Lakes, including employee and tax matters.

   We cannot assure you that the adjustments and allocations we have made in preparing our historical consolidated financial statements appropriately reflect our operations during such period as if we had in fact operated as a stand-alone entity or what the actual effect of our separation from Great Lakes will be. Accordingly, we cannot assure you that our historical results of operations are indicative of our future operating or financial performance. For additional information, see "Selected Financial Data," "Pro Forma Condensed Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We face significant competition from other providers of completion fluids, well completion services and downhole completion tools, many of whom are larger than we are and have significantly greater resources than we have.

   The market for completion fluids, well completion services and downhole completion tools is highly competitive, and several of our primary competitors are diversified, multinational companies with substantially larger operating staffs and greater capital resources. Furthermore, we have been operating in two of our segments, completion services and downhole completion tools, for a significantly shorter time than have most of our competitors. Because of their greater resources, or their longer operating experience, some of our competitors may be able to withstand future downturns in the oil and gas industry better than we could.

Our operations are subject to hazards customary in the oilfield service industry and marine operations. We may not have adequate insurance to cover all these hazards.

   Our operations are subject to many hazards associated with oilfield services and with marine operations which may expose us to significant liabilities for which we may not have adequate insurance coverage. Providing well completion services requires the use of heavy equipment and hazardous chemicals, which may subject us to liability claims by employees, customers and third parties. Hazards, such as vessels capsizing, sinking, grounding, colliding and sustaining damage from severe weather conditions, are inherent in offshore operations. These hazards can cause significant personal injury or loss of life, severe damage to and destruction of property and equipment, contamination of, or damage to, the environment and suspension of operations. The occurrence of any one of these events may result in our being named as a defendant in lawsuits asserting claims for substantial damages, environmental cleanup costs and fines and/or penalties. We maintain an amount of insurance protection that we consider adequate, but we cannot assure you that our insurance will be sufficient or effective under all circumstances or against all hazards or liabilities to which we may be subject. A successful claim for which we are not fully insured could hurt our financial results and materially harm our financial condition. In addition, we currently have the benefit of being insured under Great Lakes' insurance coverage. We cannot assure you that insurance coverage on a stand-alone basis will be available at all or at rates or on terms similar to those available to Great Lakes. We may not be able to maintain adequate insurance in the future at rates or on terms we consider reasonable or acceptable. See "Business--Operating Hazards and Insurance."

Because our downhole completion tools and use of coiled tubing are complex and are deployed deep underground, any defects discovered subsequent to their deployment could cause us to incur material repair or replacement costs and could expose us to significant liabilities for damages suffered by our customers.

   Our downhole completion tools and use of coiled tubing are highly complex and are deployed several miles below the earth's surface in sometimes complex environments. The discovery of any defects in our downhole completion tools or coiled tubing after deployment could result in product returns, diversion of our resources, increased service and warranty costs, increased insurance costs, and, in a worst case scenario, claims by our customers for rig downtime, lost or damaged wells, personal injuries and/or environmental damages, any of which could adversely affect our financial results. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, which could harm our business and reputation and could impair our ability to grow.

A small number of customers account for a substantial portion of our revenue and the loss of any of these customers could hurt our results and cause our stock price to decline.

   Our customer base has been and may continue to be concentrated with a small number of customers accounting for a significant portion of our revenue. In 1999, British Borneo USA, Inc. accounted for 8.7% of our net revenue. In addition, our next 14 customers accounted for 47.0% of our net revenue. If we were to lose any of these customers, or if they were to reduce their orders for our products and services, and we were not able to replace them with new customer accounts, we would lose significant revenue and it could cause our stock price to decline. In 1998, 15 customers accounted for 42.1% of our net revenue.

We are subject to risks associated with international operations.

   We have significant operations outside the United States. International operations are subject to a number of risks and uncertainties, including:

  . difficulties and costs associated with complying with a wide variety of complex foreign laws, treaties and regulations;

  . unexpected changes in regulatory environments;

  . inadequate protection of intellectual property in foreign countries;

  . legal uncertainties regarding, and timing delays and expenses associated with, tariffs, export licenses, and other trade barriers;

  . difficulties enforcing agreements and collecting receivables through foreign legal systems;

  . longer payment cycles of foreign customers compared with customers in the United States;

  . tax rates in foreign countries that may exceed those of the United States and foreign earnings that may be subject to withholding requirements or the imposition of tariffs or other restrictions;

  . exchange controls or other limitations on international currency movements;

  . political and economic instability;

  . use of independent foreign sales agents who may not be as effective or loyal as our employees;

  . difficulties associated with managing a large organization spread throughout various countries;

  . nationalization of properties by foreign governments; and

  . war and civil disturbances.

As we continue to expand our business globally, our success will be dependent, in part, on our ability to anticipate and effectively manage these and other risks. Any of these factors could impair our ability to expand into international markets and could prevent us from increasing our revenue and our profitability and meeting our growth objectives.

We face risks related to foreign currency exchange rates.

   A portion of our revenue and operating expenses are denominated in foreign currencies. As a result, we are subject to foreign exchange risks that could adversely affect our operations. To the extent that we incur expenses in U.S. dollars but earn revenue in foreign currencies, any decrease in the values of those foreign currencies relative to the U.S. dollar could cause our profit margins to decline or could cause our products to be less competitive against those of foreign competitors.

Regional economic issues could harm our business.

   Our present plans for growth depend, in part, on expanding our international operations. Our financial condition and prospects for growth could be harmed by economic downturns in the regions in which we operate or plan to operate in the future. For example, in 1998 and 1999 the economic downturn in Venezuela and other regions of Latin America led to a reduction in demand for our products and services in those areas and hurt our financial results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Factors Affecting Results of Operations", "--Results of Operations" and "Selected Financial Data."

We may be unable to realize our business strategy of completing and integrating strategic acquisitions.

   There are risks associated with our business strategy to acquire, make investments in, or enter into joint ventures or other strategic alliances with, companies whose business complements our business. We may not be able to identify suitable candidates to acquire or enter into joint ventures or other arrangements with or we may not be able to obtain financing on satisfactory terms for those activities. In addition, if we acquire a company, we could have difficulty assimilating the personnel and operations of the acquired company, which could prevent us from realizing expected synergies. This could disrupt our ongoing business and distract our management. We cannot assure you that we would succeed in overcoming these risks or any other problems in connection with any acquisitions we may make or joint ventures we may enter into.

   For a period generally ending two years after the time Great Lakes completes a Distribution, if any, we will be subject to contractual restrictions which may limit our ability to make acquisitions or enter into joint ventures or other strategic alliances. For a discussion of the principal contractual restrictions to which we are subject, see "Our Relationship With Great Lakes-- Arrangements With Great Lakes--IPO and Distribution Agreement--Preservation of the Tax-Free Status of a Distribution."

Four of our directors may have conflicts of interest because they are also directors and/or executive officers of Great Lakes.

   We currently anticipate that, unless Great Lakes completes a Divestiture, four members of our board of directors will be executive officers and/or directors of Great Lakes. Our directors who are also directors and/or executive officers of Great Lakes will have obligations to both companies and may have conflicts of interest with respect to matters potentially or actually involving or affecting us, such as acquisitions, financings and other corporate opportunities that may be suitable for both us and Great Lakes. See "Description of Capital Stock--Anti-takeover Effects of Certificate and By-law Provisions."

Five of our directors and many of our executive officers may have conflicts of interest because of their ownership of Great Lakes stock.

   Five of our directors and many of our executive officers may own Great Lakes stock and/or options to acquire Great Lakes stock because of their relationships with Great Lakes. That ownership could create, or appear to create, potential conflicts of interest when directors and officers are faced with decisions that could have different implications for us and Great Lakes. See "Management--Stock Ownership of Directors and Executive Officers."

We may incur material costs in connection with our separation from Great Lakes, particularly in connection with a Distribution.

   We may incur material costs and expenses, including additional taxes, insurance and employee costs, greater than those we have planned for in connection with our separation from Great Lakes. Specifically, if the completion of a Distribution by Great Lakes is held to be taxable for United States federal income tax purposes, Great Lakes could be subject to a material amount of taxes. We will be liable to Great Lakes for any corporate level taxes incurred by Great Lakes to the extent that those taxes are attributable to specific actions or failures to act by us, or to specified transactions involving us following a Distribution. For a description of Great Lakes' and our obligations in connection with a Distribution, see "Our Relationship With Great Lakes--Arrangements With Great Lakes--IPO and Distribution Agreement."

Changes in tax law may prevent Great Lakes from pursuing a Distribution.

   The Clinton administration, in its fiscal year 2001 budget, has proposed to change the definition of "control" for purposes of effecting a transaction such as a Distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). As proposed, the change would apply to transactions entered into on or after the date of enactment. Although Great Lakes has no current intention to effect such a Distribution, if this or a similar proposal were enacted, Great Lakes may not be able to make a Distribution in a tax efficient manner. If there are adverse tax consequences to Great Lakes in connection with a Distribution, Great Lakes may decide not to make a Distribution. This could impair the value of your investment in our company. We cannot predict whether the Clinton administration's proposal eventually will be enacted by the U.S. Congress and, if enacted, whether it will be in the form proposed.

The market price of our Class A common stock could be adversely affected by sales of substantial amounts of our common stock in the public market.

   Sales by Great Lakes or others of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could depress the price of our Class A common stock. In addition to the adverse effect a price decline could have on holders of our Class A common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any Divestiture of our Class B shares by Great Lakes. Great Lakes has the sole discretion to determine the timing, structure and all terms of any Divestiture of our common stock, all of which could affect the level of market transactions in our Class A common stock. In addition, if Great Lakes does not distribute to the holders of its common stock all of the shares of OSCA common stock that Great Lakes owns, Great Lakes and its transferees will have the right to require us to register those shares of our common stock under the U.S. federal securities laws for sale into the public market. See "Our Relationship With Great Lakes-- Arrangements With Great Lakes--Registration Rights Agreement."

The disparate voting rights of our Class A shares and our Class B shares could impair the value and liquidity of our Class A common stock.

   The difference between the voting rights of our Class A common stock and our Class B common stock could depress the value of the Class A common stock to the extent that investors or any potential future purchaser of our common stock ascribes value to the superior voting rights of the Class B shares. The existence of two separate classes of common stock could result in less liquidity for either class of common stock than if there were only one class. See "Our Relationship With Great Lakes" and "Description of Capital Stock."

We are subject to contractual limitations by Great Lakes that could limit the conduct of our business and our ability to pursue our business objectives and business opportunities.

   In connection with this offering, we have entered into an agreement with Great Lakes that contains a number of restrictive covenants that, individually or in the aggregate, could materially limit the way in which we conduct our business and our ability to pursue our business objectives. Consequently, our financial results might be weaker than what they would have been in the absence of these restrictions and we may be unable to meet our growth objectives. Covenants in our agreement with Great Lakes will, among other things, limit our ability to complete acquisitions and divestitures, incur indebtedness and issue capital stock. These covenants generally expire either two years after a Distribution, if any, or, if Great Lakes determines not to complete a Distribution, the last date on which Great Lakes distributed any of our common stock. The limitations placed on us by these restrictions could impair the value of your investment in our company. For more information about these restrictions, see "Our Relationship With Great Lakes--Arrangements With Great Lakes--IPO and Distribution Agreement."

We may be adversely affected by the environmental and safety regulations to which we are subject.

   We are subject to federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries in which we do business. We cannot assure you that we have been, or will be at all times, in compliance with all these requirements. These requirements, and enforcement of these requirements, may become more stringent in the future. Although we cannot predict the ultimate cost of compliance with any future requirements, the costs could be material. Non-compliance could subject us to material liabilities, such as government fines, third-party lawsuits or the suspension of operations. Through the routine course of providing our services, we handle, store and transport bulk quantities of hazardous materials. If a leak or spill from our facilities or vessels or otherwise occurred in connection with our operations, we could incur material costs to remediate any resulting contamination. In addition, our business depends on the demand for our services from the oil and gas industry and could be materially impaired by changes in the environmental and safety regulations relating to the oil and gas industry to the extent those regulations increase our customers' costs or otherwise affect their demand for our products and services or their ability generally to pursue exploration and development activities. For more information about our environmental compliance and potential environmental liabilities, see "Business--Environmental Matters."

We may have potential business conflicts of interest with Great Lakes with respect to our past and ongoing relationships.

   Unless Great Lakes completes a Divestiture, it will continue to be our controlling stockholder. After this offering we will have contractual arrangements with Great Lakes that require Great Lakes and its affiliates to supply products and provide various transitional services to us. As a result, conflicts of interest may arise between us and Great Lakes in a number of areas relating to our past and ongoing relationships.

   We cannot assure you that we will be able to resolve any potential conflicts or that, if resolved, we would not be able to receive a more favorable resolution if we were dealing with an unaffiliated party. Agreements we have entered into with Great Lakes may be amended from time to time upon agreement between the parties. For so long as we are controlled by Great Lakes, we cannot assure you that Great Lakes would not require us to agree to an amendment to any agreement that may be less favorable to us than the current terms of that agreement. Our ability to incur indebtedness, make acquisitions and dispositions and issue stock is subject to the terms of another agreement that we have entered into with Great Lakes described elsewhere herein. See "Our Relationship With Great Lakes--Arrangements With Great Lakes--IPO and Distribution Agreement."

We have limited experience as a stand-alone company, and the transitional services being provided to us by Great Lakes may not be sufficient to meet our needs.

   Since 1982, our business operations have been conducted by various entities owned directly or indirectly by Great Lakes and since our acquisition by Great Lakes, we have had no independent operating history. Following this offering, we will be required to supplement our financial, administrative and other resources to provide services necessary to operate successfully as a fully independent company. These requirements will place an additional demand on our management, and any failure to meet these challenges could significantly impair our business.

   While Great Lakes is contractually obligated to provide us with some transitional services, we cannot assure you that such services will be sustained at the same level as when we were part of Great Lakes or that we will obtain the same benefits. Furthermore, we cannot assure you that, after the expiration of these various arrangements, we will be able to replace the transitional services in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from Great Lakes.

   These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Great Lakes. The prices charged to us under these agreements may be higher than the prices that may be charged by unaffiliated third parties for similar services. For more information about these arrangements, see "Our Relationship With Great Lakes--Arrangements With Great Lakes."

Our results of operations are subject to quarterly fluctuations based on changes in demand for our services by oil and gas companies.

   Our operations are subject to fluctuations in demand for our services by oil and gas companies, which may cause our results of operations to fluctuate on a quarterly basis. Our results of operations are dependent on the level of well completion activity in the markets in which we operate, and such activities are, in turn, subject to both short-term and long-term trends in oil and gas prices. The timing and magnitude of our customers' purchases and the incurrence of operating expenses by us can lead to significant fluctuations in our quarterly results of operations, which may, in turn, result in significant fluctuations in the price of our Class A common stock.

Provisions in our corporate documents, as well as provisions of Delaware law, could discourage a change in control of our company that stockholders may consider favorable. Consequently these provisions could depress the price of our Class A common stock.

   The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of our company that stockholders may consider favorable. This may reduce the market price of our common stock. Our certificate of incorporation and bylaws contain provisions that may make the acquisition of control of our company more difficult, including provisions relating to the nomination, election and removal of directors and limitations on actions by our stockholders. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Great Lakes is generally exempted from these provisions and will have special rights so long as it owns at least a majority of our outstanding common stock. For a description of these provisions and agreements, see "Description of Capital Stock."

Our stock price may fluctuate significantly following the offering and you could lose all or part of your investment as a result.

   There previously has been no public market for our common stock, and we cannot predict the extent to which investor interest in us will lead to the development of a liquid trading market. You may not be able to resell your Class A shares at or above the initial public offering price, which will be determined through negotiations among us, Great Lakes and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

   The market price of our Class A common stock may experience significant fluctuations in response to:

  . our operating results;

  . changes in earnings estimates by securities analysts or our ability to meet those estimates;

  . news announcements regarding the oil and gas industry in general or us or any of our customers or competitors;

  . performance of similar companies; or

  . other factors beyond our control.

The realization of any of the risks described in these "Risk Factors," including the possibility of substantial sales of our common stock and the timing, structure and terms of a Distribution could cause the market price of our Class A common stock to decline significantly.

   In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies which may depress the trading price of our Class A common stock.

The forward-looking statements contained in this prospectus are based on our predictions of future performance.

   This prospectus contains forward-looking statements, including, without limitation, statements concerning the conditions in the industries in which we compete, our operations, economic performance and financial condition, including in particular statements relating to our business and growth strategy and product development efforts. The words "believe," "expect," "anticipate," "intend" and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under "Risk Factors" and elsewhere in this prospectus and other risks and uncertainties indicated from time to time in our filings with the SEC. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from the offering of about
$      million, or about $      million if the underwriters exercise their
over-allotment option in full. For purposes of this calculation, we have
assumed an initial public offering price of $      per share, the midpoint of
the range set forth on the cover of this prospectus. In addition, we anticipate that we will borrow approximately $31.0 million under a proposed credit facility that we will enter into at the time of this offering. We refer to those borrowings and the net amount we will receive from the offering as the "Aggregate Proceeds."

   We intend to use the Aggregate Proceeds to repay indebtedness in an aggregate amount of $108.6 million owed by us to Great Lakes. This indebtedness is payable upon demand and does not bear interest. Should the Aggregate Proceeds exceed the amount of indebtedness we owe Great Lakes, we will use the remainder to pay Great Lakes an additional dividend. The remaining balance, if any, owed to Great Lakes after this repayment will be contributed to us as equity capital from Great Lakes. After this offering and the related
transactions, we will have approximately $      million in cash or cash
equivalents and approximately $      million in availability under the proposed
credit facility, which will be available for general corporate purposes, including working capital and capital expenditures. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

   We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for working capital and other general corporate purposes. The determination of any future cash dividends will depend upon declaration by our board of directors and upon our financial condition, results of operations, cash flow, the level of our capital expenditures, our future business prospects and such other matters that our board of directors deems relevant.

                                 CAPITALIZATION

   Set forth below is the actual capitalization of our company at December 31, 1999 and as adjusted to give effect to:
  . this offering,
  . borrowings of approximately $31.0 million under a proposed credit facility, and
  . the related transactions described elsewhere in this prospectus.

   This information assumes an initial public offering price of $     per
share, the midpoint of the range set forth on the cover of this prospectus. You should read the information set forth below in conjunction with "Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                          At December 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Cash and cash equivalents................................ $  3,898    $
                                                          ========    =======
Debt:
  Dividend note payable to Great Lakes................... $ 65,000    $
  Due to Great Lakes.....................................   43,641
  Notes payable--related party, including current
   portion...............................................      472
                                                          --------    -------
    Total debt:..........................................  109,113
                                                          --------    -------
Stockholders' equity (deficit):
  Common stock, no par value, 1 million shares
   authorized, issued and outstanding....................      774
  Class A common stock, $.01 par value,      shares
   authorized,      shares issued and outstanding on an
   as adjusted basis.....................................      --
  Class B common stock, $.01 par value,      shares
   authorized,      shares issued and outstanding on an
   as adjusted basis.....................................      --

  Additional paid-in capital.............................      --
  Retained earnings (deficit)............................  (19,282)
  Accumulated other comprehensive loss...................   (1,422)
                                                          --------    -------
    Total stockholders' equity (deficit).................  (19,930)
                                                          --------    -------
      Total capitalization............................... $ 89,183    $
                                                          ========    =======

                            SELECTED FINANCIAL DATA
                (in thousands, except share and per share data)

   The following table sets forth our selected historical financial data for the periods and as of the dates presented. The statement of operations data for each of the years in the three-year period ended December 31, 1999 and the balance sheet data at December 31, 1998 and 1999 have been derived from our consolidated financial statements and notes thereto, which are included elsewhere in this prospectus, and have been audited by Ernst & Young, LLP independent auditors. The statement of operations data for 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are based on our and Great Lakes' accounting records which, in management's opinion, include all adjustments necessary for the fair presentation of our financial position at such dates and the results of operation for such respective periods. In addition, the historical consolidated statement of operations data set forth below has been adjusted to reflect many significant changes that will occur in the operations and funding of our company as a result of our separation from Great Lakes. Our selected financial data should be read in conjunction with, and are qualified by reference to, "Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus. The financial information presented below may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods presented. See "Risk Factors--Our historical financial information may not be representative of our results as a separate company."

                             1995        1996        1997        1998        1999
                          ----------  ----------  ----------  ----------  ----------
 Statement of Operations
          Data:                (unaudited)                    (audited)
                             (in thousands, except share and per share data)
Net revenue ............  $   71,351  $   95,685  $  112,739  $  113,369  $   91,938
Operating expenses:
 Cost of sales..........      48,126      65,916      78,026      88,800      74,635
 Selling, administrative
  and research expenses.      10,735      12,438      16,515      19,271      18,153
 Amortization of
  intangibles...........         242         247         251         370         432
 Special charges
  (credit) (1)..........         --        3,100         --       13,350      (2,550)
                          ----------  ----------  ----------  ----------  ----------
Operating income (loss).      12,248      13,984      17,947      (8,422)      1,268
Interest expense
 (income), net..........         108         (46)       (191)       (137)       (114)
Other expense (income),
 net....................        (855)       (498)        (16)        538        (724)
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income taxes...........      12,995      14,528      18,154      (8,823)      2,106
Income tax provision
 (benefit)..............       4,183       6,658       6,727      (1,943)      1,284
                          ----------  ----------  ----------  ----------  ----------
Net income (loss).......     $ 8,812     $ 7,870    $ 11,427  $   (6,880) $      822
                          ==========  ==========  ==========  ==========  ==========
Earnings per share......  $     8.81  $     7.87  $    11.43  $    (6.88) $      .82
Weighted average shares
 outstanding............   1,000,000   1,000,000   1,000,000   1,000,000   1,000,000
Other Data:
Net cash provided by
 operating activities...  $    8,156  $    9,359  $   17,403  $   28,068  $    8,089
Net cash used in
 investing activities...      (9,973)     (4,754)    (18,665)    (27,798)     (5,962)
Net cash provided by
 (used in) financing
 activities.............        (125)        --          --          793      (2,473)
EBITDA (2)..............      15,918      17,749      22,318      (2,907)      9,304
Adjusted EBITDA (3).....      15,918      20,849      22,318      10,443       6,754
Depreciation and
 amortization...........       2,815       3,267       4,355       6,053       7,312
Capital expenditures....       9,986       6,301      18,913      24,140       5,873
Balance Sheet Data (at
 period end):
Working capital
 (deficit)..............  $   28,209  $   39,180  $   48,937  $   44,411  $  (29,480)
Property and equipment,
 net....................      19,836      19,534      34,085      46,054      46,928
Total assets............      62,023      74,497     100,179     120,044     101,687
Total debt..............      18,916      21,491      34,178      53,310     109,113
Total stockholder's
 equity (deficit)/Great
 Lakes Investment.......      35,671      43,519      54,928      47,724     (19,930)

--------

(1) In 1996, we incurred special charges of $3.1 million related to an asset impairment. In 1998, we incurred special charges of $13.4 million related to asset impairments, write-down of the carrying value of an asset to be disposed of for fair value, severance costs, lease costs and other related charges. In 1999, we recognized a credit to special charges of $2.5 million for an upward adjustment of the carrying value of an asset held for disposal which was impaired in 1998. See note 4 to our consolidated financial statements.
(2) We define "EBITDA" as income (loss) before income taxes, plus depreciation, amortization of intangibles and interest expense (income), net. We believe EBITDA is a widely accepted indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.
(3) "Adjusted EBITDA" is EBITDA plus adjustments to eliminate the effect of special charges (credit) of $3,100, $13,350 and $(2,550) in 1996, 1998 and
    1999, respectively.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   We prepared the following unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 1999 to illustrate the estimated effects of this offering, our separation from Great Lakes and related transactions as described below. The pro forma condensed consolidated statement of operations is presented as if such transactions had occurred as of January 1, 1999. The pro forma condensed consolidated balance sheet is presented as if such transactions had occurred on December 31, 1999. We believe that the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to this offering, our separation from Great Lakes and related transactions. The pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial position would actually have been if such transactions had in fact occurred on such dates or to project our results of operations or financial position for any future period or date. These statements should be read in connection with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                         REPORT OF INDEPENDENT AUDITORS

   We have examined the pro forma adjustments reflecting the transactions as described in the notes and introduction to the pro forma condensed consolidated financial statements and the application of those adjustments to the historical amounts in the accompanying pro forma condensed consolidated balance sheet of OSCA, Inc. at December 31, 1999, and the pro forma condensed consolidated statement of operations for the year then ended. The historical condensed consolidated financial statements are derived from the historical financial statements of OSCA, Inc., which were audited by us and appear elsewhere in this prospectus. Such pro forma adjustments are based upon management's assumptions as described in the notes and introduction. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

   The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the transaction occurred at an earlier date. However, the pro forma condensed consolidated financial statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned transaction actually occurred earlier.

   In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned transactions described in the notes and introduction, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical consolidated financial statement amounts in the pro forma condensed consolidated balance sheet as of December 31, 1999, and the pro forma condensed consolidated statement of operations for the year then ended.

                                          Ernst & Young LLP

Indianapolis, Indiana
March 3, 2000

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          Year Ended December 31, 1999
                                  (Unaudited)

                                                                         Pro
                                             Historical  Adjustments    Forma
                                             ----------  -----------   -------
                                                     (in thousands,
                                                 except per share data)
Net revenue................................. $   91,938    $   --      $91,938
Operating expenses:
  Cost of sales.............................     74,635     (9,178)(1)  75,645
                                                            10,188 (2)
  Selling, administrative and research           18,153     (1,637)(3)  18,025
   expenses.................................                 1,509 (4)
  Amortization of intangibles...............        432        --          432
  Special charges (credit)..................     (2,550)       --       (2,550)
                                             ----------    -------     -------
Operating income (loss).....................      1,268       (882)        386
Interest expense............................         37      2,170 (5)   2,207
Interest income.............................       (151)       --         (151)
Other expense (income)--net.................       (724)       --         (724)
                                             ----------    -------     -------
Income (loss) before income taxes...........      2,106     (3,052)       (946)
Income tax provision (benefit)..............      1,284     (1,160)        124
                                             ----------    -------     -------
Net income (loss)........................... $      822    $(1,892)    $(1,070)
                                             ==========    =======     =======
Earnings per share:
  Basic and diluted......................... $      .82    $      (6)  $
  Weighted average shares outstanding.......  1,000,000           (6)

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              At December 31, 1999
                                  (Unaudited)

                                                                           Pro
                                            Historical Adjustments        Forma
                                            ---------- -----------       --------
                                                (in thousands)
Assets:
Current assets:
Cash and cash equivalents..................  $  3,898   $    --          $  3,898
Accounts and notes receivable, less
 allowances................................    20,800        --            20,800
Inventories................................    19,321        --            19,321
Prepaid expenses and other current assets..     1,573       (930)(7)          643
Deferred income taxes......................     1,465        --             1,465
Income taxes receivable....................       128        --               128
                                             --------   --------         --------
    Total current assets...................    47,185       (930)          46,255
                                             --------   --------         --------
Property and equipment, net................    46,928        --            46,928
Goodwill and other intangibles, net........     7,574        --             7,574
                                             --------   --------         --------
    Total assets...........................  $101,687   $   (930)        $100,757
                                             ========   ========         ========
Liabilities and Stockholders' Equity
 (Deficit):
Current liabilities:
Accounts payable...........................  $  6,496   $    --          $  6,496
Dividend note payable to Great Lakes.......    65,000    (65,000)(9)          --
Accrued liabilities........................     5,051        --             5,051
Current portion of notes payable...........       118        --               118
                                             --------   --------         --------
    Total current liabilities..............    76,665    (65,000)          11,665
Deferred income taxes......................       957        --               957
Note payable--related party................       354        --               354
Long-term debt.............................       --      31,000 (8)(9)    31,000
Due to Great Lakes.........................    43,641    (43,641)(9)          --
Stockholders' equity (deficit).............   (19,930)    76,711 (9)       56,781
                                             --------   --------         --------
      Total liabilities and stockholders'
       equity (deficit)....................  $101,687   $   (930)        $100,757
                                             ========   ========         ========

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Reflects the elimination of actual intercompany cost of sales related to the purchase of brominated products from Great Lakes based upon a transfer price.
(2) Reflects the estimated intercompany cost of sales related to the purchase of brominated products from Great Lakes as determined under the Brominated Products Supply Agreement entered into in connection with this offering.
(3) Reflects the elimination of allocated selling, administrative and research expenses charged to OSCA by Great Lakes through the intercompany account.
(4) Reflects the estimated selling, administrative and research expenses to be supplied by Great Lakes under the Services Agreement entered into in connection with this offering and estimated selling, administrative and research expenses for services obtained from third party providers or incurred by OSCA upon separation from Great Lakes, including expenses expected to be incurred as a public company.
(5) Adjustment to reflect the interest expense to be incurred in connection with estimated borrowings under a proposed third party credit facility to be entered into at the time of the offering.
(6) Reflects the issuance of shares of Class A common stock and related adjustments to basic and diluted earnings per share in connection with the offering.
(7) Adjustment to recognize prepaid expenses related to the offering.
(8) Reflects the estimated borrowings under a proposed third party credit facility to be entered into at the time of the offering.
(9) The pro forma adjustments for the proceeds of the offering are as follows:
  (a) The total proceeds to be received at the time of the offering are
      estimated to be $       million, which includes net proceeds from the
      offering of $      million and estimated borrowings under the credit
      facility of $31.0 million.
  (b) The net proceeds from the offering will be used to repay Great Lakes $108.6 million, which includes the dividend note payable to Great Lakes of $65.0 million and the intercompany balance due to Great Lakes of $43.6 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following section contains forward-looking statements including, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions and resources. See "Risk Factors--The forward-looking statements contained in this prospectus are based on our predictions of future performance." We do not undertake to update, revise or correct any of the forward-looking information.

Basis of Presentation

   The discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Financial Data," "Pro Forma Condensed Consolidated Financial Statements" and the consolidated financial statements and related notes, which appear elsewhere in this prospectus.

   Since 1982, our business operations have been conducted by various entities owned directly or indirectly by Great Lakes. In order to accomplish this offering and appropriately reflect the businesses to be included in this offering, it was necessary for Great Lakes to transfer certain foreign subsidiaries previously owned by Great Lakes to us. This transfer was completed in December 1999 and resulted in our direct ownership of those subsidiaries. Accordingly, financial information for 1999 is presented on a consolidated basis. Prior to the transfer of these foreign subsidiaries, operations were conducted by us and our subsidiaries and, in some cases, subsidiaries of Great Lakes. Therefore, the financial information for the periods prior to the transfer are presented on a combined basis.

   The accompanying financial statements reflect the historical financial position, results of operations, changes in stockholder's equity (deficit) and cash flows directly related to us and our affiliates, adjusted to include only those parts of our business which will remain part of our company after the offering. These adjustments, which were made to the historical accounting records of OSCA, consist primarily of the "carve-out" or elimination of the assets, liabilities and results of operations of two businesses owned by OSCA. These adjustments were made for all periods presented. These two businesses consisted of i) the former environmental remediation services business owned by OSCA through its wholly-owned subsidiary, OSCA de Mexico, and ii) OSCA's 50% ownership interest in a joint venture formed to provide pipeline commissioning and infrastructure support services primarily in the Gulf of Mexico.

   This "carve-out" is supported by the terms of a Separation Agreement entered into with Great Lakes. The Separation Agreement specifies that as of the closing date of the offering, Great Lakes will assume and will indemnify OSCA for all claims, charges, assessments and liabilities, known and unknown, directly or indirectly relating to these businesses. Additionally, Great Lakes will be entitled to all rights and beneficial interest in all tangible and intangible assets relating to these businesses. Therefore, the future results of operations and financial position of OSCA will not be impacted by these businesses.

   These financial statements have been prepared from our and Great Lakes' historical accounting records and include the historical operations of entities directly owned by us and operations transferred to us by Great Lakes in December 1999. Accordingly, Great Lakes' net investment is shown in lieu of stockholder's equity (deficit) in the financial statements prior to the transfer.

   The statements of operations include all material costs of doing business including costs related to services provided to us by Great Lakes. Charges to us for such services are based on a number of factors including actual and allocated charges. These charges are not necessarily indicative of the costs and expenses that would have resulted if we had been operated as a separate entity for the periods presented.

   We are organized into three global business segments: Completion Fluids, Completion Services and Downhole Completion Tools. The units are organized to offer a distinct group of products, technology and services.

Factors Affecting Results of Operations

   Demand for our services depends primarily on activity in the oil and gas exploration and production industry in the Gulf of Mexico and in select international markets. This activity is driven mostly by current and expected market prices for oil and gas and by the exploration and production budgets of our principal customers. These factors are largely dependent, in turn, on global and regional levels of energy supply and demand. Generally, increasing energy demand and commodity prices generate increased exploration and production activity, which translates to greater demand for our services. Conversely, in periods of falling energy demand and commodity prices, demand for our services generally declines. Historically, changes in the budgets and activity levels of exploration and production companies have lagged significant movements in oil and gas prices.

   The effect of lower oil prices was evident during the second half of 1998 and first half of 1999 when the oil and gas industry experienced a significant downturn. Oil prices declined to their lowest level in over 12 years. This decline resulted in oil and gas companies canceling or deferring a significant portion of their exploration and development activities, which led to reduced demand for our products and services and increased pricing pressure.

   Oil prices substantially recovered in the second half of 1999, and exploration and production companies enjoyed improved operating results and cash flows. In the fourth quarter of 1999, exploration and production activity began to increase in the Gulf of Mexico. Recovery is lagging somewhat in international markets but is expected to increase. Oil prices continued their upward trend in the first quarter of 2000, temporarily reaching their highest level since the Gulf War.

   Merger activity among both major and independent oil and gas companies also affects exploration, development and production activity, as these organizations attempt to increase efficiency and reduce costs. Generally, only the more promising exploration and development projects from each merged entity are likely to be pursued, which may result in overall lower post merger exploration and development budgets.

   The main drivers of our revenue are the number of wells completed in the Gulf of Mexico and, to a lesser degree, growth in select international markets such as Brazil, Venezuela and the North Sea. These drivers are, in turn, dependent on the factors and dynamics described above.

Results of Operations

   The following table summarizes our historical results of operations as a percentage of net revenue for the periods indicated. The historical financial data for 1997, 1998 and 1999 were derived from our audited consolidated financial statements included elsewhere in this prospectus. The information contained in this table should be read in conjunction with "Selected Financial Data" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                      Year ended December 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      -------  -------  -------
Statement of Operations Data:
Net revenue..........................................   100.0%   100.0%   100.0%
Operating expenses:
  Cost of sales......................................    69.2     78.3     81.2
  Selling, administrative and research expenses......    14.7     17.0     19.7
  Amortization of intangibles........................     0.2      0.3      0.5
  Special charges (credit)...........................     --      11.8     (2.8)
                                                      -------  -------  -------
    Total operating expenses.........................    84.1    107.4     98.6
                                                      -------  -------  -------
Operating income (loss)..............................    15.9     (7.4)     1.4
Interest expense (income), net.......................    (0.2)    (0.1)    (0.1)
Other expense (income), net .........................     --       0.5     (0.8)
                                                      -------  -------  -------
Income (loss) before income taxes....................    16.1     (7.8)     2.3
Income tax provision (benefit).......................     6.0     (1.7)     1.4
                                                      -------  -------  -------
Net income (loss)....................................    10.1     (6.1)     0.9
                                                      =======  =======  =======

 1999 versus 1998

   Net Revenue. Net revenue for 1999 decreased $21.5 million, or 19.0%, to $91.9 million from $113.4 million for 1998. The decrease was principally attributable to a sharp decline in oil prices that resulted in a decrease in worldwide drilling activities, particularly in the Gulf of Mexico.

   Completion Fluids Revenue. Revenue for completion fluids and related activities for 1999 decreased $16.8 million, or 24.9%, to $50.6 million from $67.4 million for 1998. The decrease was primarily attributable to decreases in our customers' rig activity and general price declines in the industry, which were particularly severe in the Gulf of Mexico, Latin America and the North Sea.

   Completion Services Revenue. Revenue for completion services for 1999 decreased $7.6 million, or 22.8%, to $25.7 million from $33.3 million for 1998. This decrease was primarily attributable to lower rig activity levels and general price declines, partially mitigated by an increase in market share.

   Downhole Completion Tools Revenue. Revenue for downhole completion tools for 1999 increased by $3.1 million, or 24.6%, to $15.7 million from $12.6 million for 1998. This increase in revenue was driven by market penetration primarily attributable to the successful introduction of several new products and, to a lesser extent, the acquisition of Cain Oil Tools, Inc. This revenue increase was achieved despite decreases in our customers' rig activity and general industry price declines.

   Cost of Sales. Cost of sales for 1999 decreased $14.2 million, or 16.0%, to $74.6 million from $88.8 million from 1998. However, as a percentage of revenue, cost of sales increased to 81.2% for 1999 versus 78.3% for 1998. This increase was mainly due to deeper price discounts for products and services, partially offset by reductions in our workforce and related costs.

   Selling, Administrative and Research Expense. Selling, administrative and research expense decreased $1.1 million, or 5.7%, to $18.2 million for 1999 compared to $19.3 million for 1998. The decrease was mainly due to a reduction and reorganization of our workforce in response to lower industry activity.

   Amortization of Intangibles. Amortization of intangibles increased $62,000 to $432,000 for 1999 compared to $370,000 for 1998. The increase reflects a full year of goodwill and other intangibles associated with the acquisition of Cain Oil Tools, Inc. in March 1998.

   Special Charges. Special charges were $13.4 million in 1998. The components of the charge include asset impairments of $5.4 million, write-down of the carrying value of an asset to be disposed of by $2.5 million, severance costs of $0.3 million, lease costs of $4.4 million and other related charges of $0.8 million. In 1999, a special charge credit of $2.5 million was recognized as a result of the upward adjustment of the carrying value of an asset held for disposal which was written down in 1998. In addition, the remaining credit related to the reversal of $0.1 million of severance costs was taken as a 1998 special charge. Additional information regarding the special charges is provided in Note 4 to the consolidated financial statements.

   Operating Income. As a result of the foregoing, operating income increased $9.7 million to $1.3 million for 1999 compared to ($8.4) million for 1998.

   Interest Expense (Income), Net. Net interest income was flat for the year ended December 31, 1999 compared to the prior year.

   Other Expense (Income), Net. Other expense (income) was ($0.7) million in 1999 compared to $0.5 million in 1998. The difference was primarily due to a foreign currency translation loss in 1998 of $0.5 million and a foreign currency translation gain in 1999 of $0.6 million.

   Income Tax Provision (Benefit). The income tax provision for 1999 was $1.3 million, resulting in an effective tax rate of 61.0%, while in 1998 the income tax benefit was ($1.9) million, resulting in an effective tax rate of (22.0%). The differences between the effective tax rates for these periods and the statutory U.S. federal income tax rate relate primarily to non-reciprocal tax benefits on foreign losses.

   Net Income. Net income for 1999 increased $7.7 million to $0.8 million from $(6.9) million for 1998.

 1998 versus 1997

   Net Revenue. Net revenue for 1998 increased $0.7 million, or 0.6%, to $113.4 million from $112.7 million for 1997. The slight increase in revenue despite decreased rig activity was principally attributable to increased market share in completion services partially offset by increased competition and flat sales in our downhole completion tool business.

   Completion Fluids Revenue. Revenue for completion fluids and related activities for 1998 decreased $14.6 million, or 17.8%, to $67.4 million from $82.0 million for 1997. This decrease in revenue was the result of increased competition and resulting pricing pressure in the wholesale business. In response, we shifted our focus from lower margin wholesale business to higher margin retail business. This shift resulted in a decrease in total volume sold. In addition, completion fluids revenue, beginning in mid-1998, was impacted by a general downturn in industry activity from 1997, which was particularly severe in Latin America and the North Sea.

   Completion Services Revenue. Revenue for completion services for 1998 increased $15.7 million, or 89.2%, to $33.3 million from $17.6 million for 1997. This increase was primarily attributable to market share growth and the addition of capacity in this product line.

   Downhole Completion Tools Revenue. Revenue for downhole completion tools for 1998 decreased by $0.3 million, or 2.3%, to $12.6 million from $12.9 million for 1997. This decrease was primarily attributable to price declines which were largely offset by market share growth.

   Cost of Sales. Cost of sales for 1998 increased $10.8 million, or 13.8%, to $88.8 million from $78.0 million for 1997. As a percentage of revenue, cost of sales increased to 78.3% for 1998 versus 69.2% for 1997. This increase was attributable to deeper discounts for products and services in 1998 and increases in depreciation and employee-related costs.

   Selling, Administrative and Research Expense. Selling, administrative and research expense increased $2.8 million, or 17.0%, to $19.3 million for 1998 compared to $16.5 million for 1997. The increase was primarily due to increased employee-related costs.

   Amortization of Intangibles. Amortization of intangibles increased $119,000 to $370,000 for 1998 compared to $251,000 for 1997. The increase resulted from goodwill and other intangibles associated with the acquisition of Cain Oil Tools, Inc. in March 1998.

   Special Charges. We incurred special charges of $13.4 million in 1998, as previously discussed. There were no special charges in 1997.

   Operating Income. As a result of the foregoing, operating income decreased $26.3 million, to ($8.4) million for 1998 compared to $17.9 million for 1997.

   Interest Expense (Income), Net. Net interest income for 1998 was relatively flat as compared to the prior year.

   Other Expense (Income), Net. Other expense was $538,000 for 1998 as compared to $(16,000) in 1997. This increase was principally attributable to increased foreign currency translation expense.

   Income Tax Provision (Benefit). Income tax provision decreased $8.6 million, to ($1.9) million for 1998 compared to $6.7 million for 1997.

   Net Income. Net income for 1998 decreased $18.3 million, to ($6.9) million from $11.4 million for 1997.

Liquidity and Capital Resources

   Our primary uses for cash are working capital, capital expenditures and acquisitions. Historically, our cash sources have been cash provided by operations and cash provided by intercompany borrowings from Great Lakes. To the extent our future cash requirements exceed the cash provided by operations, we will fund those requirements through debt or equity financing activities. As of December 31, 1999, we had cash and working capital of $3.9 million and $(29.5) million, respectively. The working capital deficit on December 31, 1999 reflects a $65.0 million dividend note payable to Great Lakes that we expect to repay with the proceeds of this offering. As of December 31, 1999, after giving effect to this offering, we would have had cash and working capital of $
million and $    million, respectively.

   Net cash provided by operating activities for 1997, 1998 and 1999 was $17.4 million, $28.1 million and $8.1 million, respectively. Net cash used in investing activities for 1997, 1998 and 1999 was $18.7 million, $27.8 million and $6.0 million, respectively. Our primary use of funds in 1998 and 1999 was for the acquisition of property and equipment which required the use of approximately $24.1 million and $5.9 million of cash, respectively.

   At the time of this offering, we anticipate that we will enter into a revolving credit facility. The revolving credit facility is expected to bear interest at a floating rate and provide for up to $40.0 million of borrowings in the United States, subject to borrowing base limitations. At the time of the offering, we expect that borrowings under the revolving credit facility will total $31.0 million. Borrowings under the revolving credit facility are expected to mature in 2003. The revolving credit facility will be guaranteed by Great Lakes, so long as Great Lakes maintains a controlling interest in our company. We will pay Great Lakes a fee for this guarantee.

   We estimate that cash generated from operations through 2000 will be sufficient to meet our cash operating requirements during that time. Our capital expenditures are primarily for replacement and maintenance of existing property and equipment and the acquisition of other equipment we use in our business. At this time, we believe the significant investments in capital equipment that we have made in the past are sufficient to support growth through 2002. We expect total capital expenditures in 2000 to be approximately $3.8 million.

   If we should decide to pursue one or more acquisition opportunities during 2000, our ability to finance any such acquisitions will be a critical element of our analysis. Prior to the completion of a Distribution, we have agreed to limit the amount of equity we may issue, or debt we may incur, which may make it more difficult to pursue strategic acquisitions. For more information, see "Our Relationship With Great Lakes--Arrangements With Great Lakes--IPO and Distribution Agreement." We may require additional equity or debt financing to meet our working capital requirements or to fund our research and development activities. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to us.

Foreign Currency Exchange Rate Risk

   A portion of our revenue and operating expenses are denominated in foreign currencies. As a result, we are subject to foreign exchange risks that could adversely affect our operations. To the extent that we incur expenses in U.S. dollars but earn revenue in foreign currencies, any decrease in the values of those foreign currencies relative to the U.S. dollar could cause our profit margins to decline or could cause our products to be less competitive against those of foreign competitors.

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

   We do not intend to comprehensively hedge our exposure to currency rate changes, although we may choose to selectively hedge certain working capital balances, firm commitments, cash returns from subsidiaries and affiliates and/or tax payments. There can be no assurance these efforts will be successful. At December 31, 1999, we had no open foreign currency hedged positions. The effect of loss (gain) on translation for 1997, 1998 and 1999 were $(30,000), $523,000 and $580,000, respectively.

Tax Matters

   As a result of this offering, we will not be able to combine the results of our operations with those of Great Lakes in reporting income for U.S. federal, non-U.S., and most state income tax purposes. We believe this will not have a material adverse effect on our net income. At the time we are no longer included in Great Lakes' consolidated U.S. federal income tax return, we may become exposed to having our U.S. tax liability computed under the U.S. federal alternative minimum tax. Such a computation could have a material adverse effect on the year-to-year timing of our cash flow.

Inflation

   The impact of inflation on our business has not been material for the years ended December 31, 1997, 1998 and 1999.

Recently Issued Accounting Pronouncements

   Effective January 1, 1999, we adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This accounting standard specifically defines the criteria under which costs incurred in connection with internal-use computer software projects are to be treated as a current period expense or to be capitalized. Adoption of SOP 98-1 increased 1999 operating costs by approximately $70,000.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement, as amended by SFAS No. 137, will be effective for us beginning with the first quarter of 2001. The Statement requires companies to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge ineffectiveness, the amount by which the change in the value of a hedge does not exactly offset the change in the value of the hedged item, will be immediately recognized in earnings. We are evaluating the new statement's provisions and have not yet determined the impact of adoption on the results of operations or financial position.

Impact of Year 2000

   In late 1999, we completed our remediation and testing relating to the Year 2000 computer issue. As a result of those efforts, we experienced no significant disruptions in mission critical information technology and non-information technology systems and believe those systems successfully responded to the Year 2000 date change. We expensed approximately $228,000 during 1999 in connection with remediating our systems. We are not aware of any material problems resulting from Year 2000 issues, either with our products, our internal systems, or the products and services of third parties. We will continue to monitor our mission critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 problems that may arise are addressed promptly.

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

                                    BUSINESS

Our Company

   Founded in 1979, OSCA is a leading provider of specialized oil and gas well completion fluids, completion services and downhole completion tools to major oil companies and independent exploration and production companies, primarily in the Gulf of Mexico and in select international markets. Well completion activities are conducted after drilling and prepare the well to begin production. Our products and services are focused on providing quality well completions which is critical in optimizing the recovery of oil and gas. Our products and services are primarily used in offshore environments, including deepwater, where we have demonstrated the ability to service technically challenging projects in harsh environments. Our equipment and technology are also regularly adapted for onshore use. In 1999, we generated total revenue of $91.9 million.

   Our products and services provide the following benefits:

  . lengthening well life by controlling the migration of indigenous sand into the well, which damages downhole and surface production equipment and causes the reservoir to degrade prematurely;

  . increasing well productivity by minimizing reservoir damage during the completion phase of the well installation process and by repairing reservoir damage incurred during the drilling phase;

  . increasing well flow rates by creating fractures in the reservoir and packing the fractures with gravel to prevent the migration of sand into the well, a process which the industry refers to as frac packing; and

  . enhancing well productivity by chemically stimulating the reservoir, allowing faster production and, potentially, increasing the total recovery of oil and gas.

Our Strategy

   Our products and services are focused on value enhancing completion activities that allow our customers to optimize the recovery of oil and gas. Our strategy for future growth is to improve our market position by:

  . Focusing on Optimizing Reservoir Productivity. We focus all of our technology and service offerings on optimizing reservoir productivity, primarily through the completion of the well. We believe this focused strategy enables us to be more responsive to our customers' needs, thus allowing us to compete effectively against larger and more diversified companies.

  . Targeting Deepwater Activity. The deepwater Gulf of Mexico is currently one of the world's most attractive exploration and development areas due to its large reserve potential. We believe that the number of deepwater development wells in the Gulf of Mexico will grow at a rate greater than that of shallow water wells. Deepwater development wells generate significantly more revenue per well due to their high completion fluid volume requirements and technically demanding nature. We have pioneered technologies that enable our customers to operate in this harsh environment. We believe our deepwater expertise will enable us to continue to increase our market share and capitalize on growth opportunities in the deepwater Gulf of Mexico and to expand into international deepwater markets such as Brazil and West Africa.

  . Developing Leading Completion Technologies. We are a leader in the development of completion technology. We work closely with our customers to deliver specialized completion solutions thereby strengthening our competitive position. We intend to maintain this leadership by continuing to invest in research and development to provide innovative, cost-effective completion solutions tailored to customer-specific operating environments. A principal benefit of our technologically advanced products is that they assist us in promoting the sale of associated products and services.

  . Pursuing Strategic Acquisitions. We have made several strategic acquisitions that complement our product and service offerings and expand our geographic presence. Our current strategy is to acquire

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

   advanced completion technologies and related products and services that will enhance our competitive position. While we continually evaluate strategic acquisition opportunities, we currently have no agreements in place regarding future acquisitions.

Industry Overview

   Demand for well completion services is driven primarily by:

  . the levels of exploration and development activity for oil and gas in response to worldwide demand;

  . the rate of discovery of new oil and gas fields;

  . the changing production profiles of existing fields, including deterioration of production rates due to reservoir degradation and depletion;

  . the level of drilling activity, specifically in our case the level of offshore drilling activity; and

  . the characteristics of the reservoir which dictate the type of completion that is required.

   Generally, oil and gas companies reduce exploration and development activity during periods of weak oil prices and increase this activity during periods of strong oil prices. The extent to which the revenue of our industry increases also depends upon the success of the exploration and production efforts. In general, these revenue increases lag expansion of exploration and development capital budgets in times of recovery in the oil and gas industry. These lag times can be up to several quarters for offshore operations but are generally shorter for onshore operations.

   Well completion activity has historically been closely correlated with the count of active drilling rigs. However, in certain periods when drilling rig day rates are low, such as the second half of 1999, oil and gas companies may utilize relatively inexpensive drilling rigs to drill wells which they leave uncompleted until periods of higher commodity prices. As these wells are brought into production, demand for our services could exceed the historical correlation between drilling rig count and completions activity.

   Drilling activity is largely dependent on the prices of oil and gas. Oil service activity, in turn, is primarily driven by the number of oil and gas wells being drilled, the depth and drilling conditions of such wells, the number of well completions and the level of workover activity worldwide. This relationship was particularly evident during 1998 when oil prices fell below $11 per barrel. The price decline resulted in the lowest worldwide oilfield drilling activity levels in recent history. However, a recent recovery in oil prices to above $20 per barrel has led to a recovery in North American drilling activity during the last half of 1999.

   Due to "aging" oilfields and lower-cost sources of oil internationally, drilling activity in the United States has declined more than 75% from its peak in 1981. Record low drilling activity levels were experienced in 1986, 1992 and again in early 1999. The U.S. drilling activity temporarily rebounded during 1997, exceeding 1,000 active rigs for the first time since 1991; however, it subsequently retracted due to weak oil prices. Although drilling activity had begun to recover somewhat during the second half of 1999, the U.S. average active rig count for 1999 represented the lowest in recent history and was down substantially from the average levels of both 1997 and 1998.

   The decline in natural gas related drilling activity in the Gulf of Mexico over recent periods was not as severe as the decline in oil related drilling activity in the region. Natural gas related activity in the Gulf of Mexico has also begun to recover more quickly than oil related activity.

   Due to low oil prices, international drilling activity also reached record low levels during 1999 as each of our international regions experienced activity declines. Most international regions are not expected to recover until the middle of 2000.

   The demand for products and services in our industry is impacted by changing production profiles in existing fields. Additionally, many new oil and gas fields exhibit reservoir characteristics that require more

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complex completion and stimulation services. In addition, natural gas wells are generally higher pressured and require higher weight, higher cost completion fluids which result in gas wells being more profitable to us than oil wells.

Products and Services

   Our products and services, which are available separately or as integrated systems, are offered through our three business segments.

 Completion Fluids

   We sell and recycle clear completion fluids and perform related fluid maintenance activities, such as filtration and reclamation. Completion fluids are used to control well pressure and facilitate other completion activities, while minimizing reservoir damage. We provide standardized completion fluids as well as a broad line of specially formulated and customized completion fluids for high demand wells. Completion fluids represented $50.6 million, or 55.1%, of our net revenue in 1999.

   Completion fluids are clear brines of metallic salts, such as sodium, potassium and calcium chloride; sodium, calcium and zinc bromide; and sodium and potassium formate. All are available either as pure salt solutions or as combinations of these solutions for increased flexibility and greater cost-effectiveness. These fluids are solids-free, and therefore will not physically plug oil and gas reservoirs. In contrast, drilling mud, the fluid typically used during drilling and for some well completions, contains solids to achieve densities greater than water. These solids plug the reservoir, causing reservoir damage and restricting the flow of oil and gas into the well. When completion fluids are placed into a well, they typically become contaminated with solids that are left in the well after drilling mud is displaced. To remove these contaminants, we deploy filtering equipment and technicians that work in conjunction with our on-site fluid engineers to maintain the solids-free condition of the completion fluids throughout the project. We provide an entire range of completion fluids, as well as all support services needed to properly apply completion fluids in the field, including filtration, on-site engineering, additives and rental equipment.

   We were one of the first companies to use high density clear fluids as non-damaging alternatives to solids-laden drilling mud for completion activities. We supply a full line of clear brine completion fluids and additives, with densities ranging from 8.4 to over 22.5 pounds per gallon. This range is important because each reservoir exhibits unique pressure characteristics and therefore requires completion fluids of appropriate density to control wellbore pressure. We have been one of the leaders in providing high performance fluids and related services for initial completion and remedial well activities, commonly known as workovers.

 The C-Port 1 Loading Facility

   We are the exclusive on-site supplier of completion fluids at the C-Port 1 loading facility at Port Fourchon, Louisiana. This facility primarily services customers in the deepwater Gulf of Mexico, which we believe is the most active deepwater region in the world. This nine-slip loading facility, which allows for simultaneous loading of fuel, completion fluids, supplies and water, saves exploration and production companies substantial time as compared to other loading facilities where each item must be loaded individually. This time savings is critical when drilling costs to these companies can be as much as $200,000 per day.

   We own and operate a fluids distribution plant on property leased at C-Port
1. Our distribution plant represents an innovation in the preparation and delivery of completion fluids to our customers. We are able to blend multiple fluids simultaneously, which enables us to service multiple customers. Our integrated fluid reclamation equipment allows us to recycle used fluids and prepare those fluids for reuse. Our on-site technical services lab optimizes fluid formulations consisting of new and recycled fluids in order to minimize costs and provide the most beneficial fluid blends to our customers. Our presence at the C-Port 1 facility has positioned us to supply completion fluids to the majority of the high profile projects in the Gulf of Mexico.

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

 Completion Services

   We provide marine well services, pressure pumping and coiled tubing services to perform frac packing, gravel packing and well stimulation. These services, which are offered in conjunction with our downhole completion tools and completion fluids, are either delivered directly by one of our marine well service vessels or provided using portable skid-mounted equipment that is placed at the well location, on the rig or platform. Completion services represented $25.7 million, or 27.9%, of our net revenue in 1999.

 Marine Well Services

   Our marine well service vessels, the OSCA Challenger, the OSCA Discovery and the Elkhorn River, are helping to establish new industry standards for workboat-based well completion and stimulation services. These vessels are capable of operating in harsh deepwater environments and are among the most advanced service vessels in the world. Our marine well services group combines state-of-the-art engineering and highly-trained service personnel to provide sand control and well stimulation pressure pumping and completion fluid delivery services. Our vessels are specifically designed for enhanced safety and operating efficiency and feature dynamic positioning, which allows our vessels to maintain position without anchors through the use of onboard propulsion and satellite navigation systems. We believe our vessels have the highest sea-state readiness ratings in their class. Whether the customer is working in shallow or deep water, we believe that we can provide the most cost-effective, high performance well services in the marine environment.

   These vessels are fitted with specifically designed equipment to improve operational efficiency and reduce logistical complexity and have the following features:

  . computer controlled satellite navigation system;

  . up to 10,500 pumping hydraulic horsepower/50 barrels per minute capability;

  . on-board quality assessment and quality control lab;

  . the ability to service five to ten wells per trip offshore; and

  . the ability to work in up to 15 foot seas and 40 knot winds.

   Our marine well service vessels are ideally suited for providing frac pack services. During frac packing, fluids are pumped into a well at pressures and flow rates high enough to create two opposing cracks from either side of the borehole in order to produce wide, conductive flow paths that penetrate deep into the oil and gas reservoir. Growing customer acceptance of frac packing technology has increased the market size for marine well services significantly since 1994.

 Skid-Mounted Pressure Pumping Services

   Our portable, skid-mounted pressure pumping equipment performs sand control and well stimulation services for both land-based and offshore customers. Soft or sandy reservoirs create production problems that restrict hydrocarbon flow and could eventually lead to a complete loss of production. Sand control pressure pumping forces gravel and its carrier fluid into the soft or sandy reservoir to act as a filter, in conjunction with downhole completion tools, to control the migration of sand into the well. Oil and gas are then free to move through the gravel and into the well to be recovered. Well stimulation treatment consists of pumping chemicals into the reservoir to stimulate productivity. Our pressure pumping equipment is designed to be compact and versatile in order to meet customer requirements for a wide variety of well conditions.

 Coiled Tubing

   Coiled tubing services involve the deployment of a continuous length of small diameter flexible steel pipe into wells to perform various applications and functions for use principally in well-servicing operations. Coiled

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tubing is used to convey tools that manipulate downhole equipment during the initial completion of the well, to apply chemicals during the production phase that stimulate a well to higher production rates and to convey fluids through the wellbore at a rate sufficient to remove sand and debris from the well. Recent improvements in coiled tubing reliability have led to expanded use of coiled tubing in completion and stimulation operations.

   The principal advantages of employing coiled tubing include:

  . avoiding well shut-down during workover operations, reducing the risk of reservoir damage;

  . the ability to deploy and remove coiled tubing significantly faster than conventional drill pipe, which must be jointed and unjointed;

  . the ability to direct fluids into a well with more precision, allowing for localized stimulation treatments, well cleanout, scale removal and paraffin removal;

  . providing a conduit for the source of energy to power a downhole motor;

  . faster manipulation of downhole completion tools; and

  . the smaller size and mobility of a coiled tubing unit, which enhances access to remote or offshore fields.

 Downhole Completion Tools

   We focus on designing, building and installing downhole completion tools that deploy gravel to control the migration of reservoir sand into the well and direct the flow of oil and gas into the production tubing. Downhole completion tools represented $15.7 million, or 17.0%, of our net revenue in 1999.

   In addition to tools that are designed to control sand migration, we also provide downhole completion tools that are generally used in conventional completions in reservoirs that do not require sand control. These tools include production packers and other service tools that we can deliver through distribution networks located in key domestic markets and select international markets. This product line is primarily targeted toward the U.S. onshore market, although markets outside of the U.S., such as Latin America, are now providing opportunities for market expansion.

   We currently employ 14 tool design engineers to design our advanced downhole completion tools. In addition, we employ 12 applications engineers that work with customers to customize downhole tool systems and generate written procedures that are specific to each well's parameters. We also employ 15 completion tool specialists to deploy our downhole completion tool systems in the field.

Customers and Marketing

   Our customers include major oil companies and international and domestic independent exploration and production companies, including foreign state-owned oil and gas enterprises. In 1999, British Borneo USA, Inc. accounted for 8.7% of our net revenue. In addition, our next 14 customers accounted for 47.0% of our net revenue. If we were to lose any of these customers, or if they were to reduce their orders for our products and services, and we were not able to replace them with new customer accounts, we would lose significant revenue and it could cause our stock price to decline. In 1998, 15 customers accounted for 42.1% of our net revenue.

   We devote a considerable portion of our marketing time and effort to develop and maintain relationships with key customers. In some cases, we provide one or more of our engineers to work with customers at their locations. This cooperative effort promotes long-term relationships with customers who look to us for assistance with their demanding projects and schedules.

   We market our oilfield products and services primarily through our direct sales force located in 10 sales offices throughout the world. We also use designated agents and distributors in nearly every major oil and gas

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

producing region in the world. International markets we serve include the U.K. and Norwegian sectors of the North Sea, Mexico, Venezuela, Brazil, Italy, the Asia Pacific, the Middle East and North and West Africa.

Technology and New Product Development

   We have historically been a leader in the development of completion technology. Our recent inventions and innovations in fluids technology include:
InsulGel(TM) insulating packer fluids, which maintain heat in wells to reduce paraffin and hydrate problems, NoCal HTLC(TM), a non-corrosive packer fluid for severe environments, and the PAC-Valve(TM), a pressure actuated downhole control valve that can be activated from the surface as opposed to requiring mechanical activation using downhole well intervention equipment. Our technologically advanced products enable us to promote the sale of other related products and services.

   Our main research and development facility in Lafayette, Louisiana is staffed with experts in completion and workover fluids and includes a complete fluid technical service lab. We believe activities conducted at this facility played a major role in enabling us to achieve a leadership position in the completion fluids business worldwide. In April 1999, we completed construction of a downhole tool research facility in Houston, Texas. This facility provides for critical interaction with customers in the engineering, manufacturing and testing of tools. We measure the impact of different raw materials, operating conditions and design specifications in determining optimal tool configuration. Since our tools are often installed miles below the earth's surface, it is critical that potential design flaws be diagnosed and prevented prior to installation. In order to move technology from our research and development facilities to the field, our applications engineering group works with sales, R&D, operations and customers to integrate our products and services into comprehensive well completion programs.

   Our product development strategy is driven by a structured evaluation and screening process. Our selection process focuses on practical solutions to current and near-term customer problems. We involve our customers early in each development project to promote, maintain and assess their interest in the project. We screen projects for commercial viability and fund only those which we believe to be likely candidates for commercial success.

   We have a policy of seeking patents on new products, processes or improvements when patent protection has a significant commercial benefit. We do not believe any individual patent is of material importance to our business as a whole or that the success of our business is dependent upon our patent portfolio.

Facilities

   We have operations worldwide including our corporate headquarters facilities in Lafayette, Louisiana. We have 10 sales offices, including three in the United States and seven in the international regions that we serve. Distribution and logistics are provided through 17 distribution sites, with nine in the United States and eight in key international locations. The facilities in Geismar, Louisiana and Mansfield, Texas are combined manufacturing and distribution sites.

 C-Port 1--Port Fourchon, Louisiana

   We are the exclusive on-site supplier of completion fluids at the C-Port 1 loading facility at Port Fourchon, Louisiana. C-Port 1 is a state-of-the-art facility especially designed for the demands of deepwater wells. We own and operate a world-class fluid distribution plant on property that we lease under an agreement that expires in 2008.

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 Other Distribution Facilities

   Our U.S. distribution facilities are located in the Gulf Coast region, in close proximity to both product supplies and customer concentrations. We believe that our strategic locations make us one of the highest value suppliers in the Gulf of Mexico and in select international markets. Our fluids distribution facilities are staffed with experienced personnel and offer storage, blending and reclamation services for all completion fluid systems. Each plant is either owned or leased under agreements that expire between 2000 and 2008.

   We operate distribution facilities in the following locations:


                Domestic                      International

                .Cameron, Louisiana           .Anaco, Venezuela*
                .Port Fourchon, Louisiana     .Cabimas, Venezuela
                .Geismar, Louisiana*          .Punta de Mata, Venezuela
                .Intercoastal City, Louisiana .Aberdeen, Scotland
                .Lafayette, Louisiana         .Peterhead, Scotland
                .Venice, Louisiana            .Macae, Brazil
                .Aranas Pass, Texas           .Ravenna, Italy
                .Freeport, Texas              .Tanager, Norway
                .Mansfield, Texas
                --------
                * owned facilities

 Manufacturing Plant--Geismar, Louisiana

   We operate a calcium chloride manufacturing plant with nine employees in Geismar, Louisiana. This facility neutralizes hydrochloric acid with calcium carbonate, generating industrial strength, technical grade and food grade calcium chloride. The plant's capacity is 720,000 barrels per year, supplying 100% of our domestic oilfield needs and part of our international requirements. Additionally, the Geismar facility distributes calcium chloride to industrial and food industry customers throughout the United States.

 Oil Tools Facility--Mansfield, Texas

   This 37,000 square foot facility houses manufacturing for our downhole completion tools and a significant portion of our sand control tools. The facility employs 31 people, including machinists, quality control personnel and sales and support. In addition, this facility supports and distributes a full line of mechanical and hydraulic set packer equipment to supply the non-sand control completion and workover markets. We lease this facility under an agreement that expires on January 1, 2003.

Competition

   Our principal competitors in completion fluids are Baroid Corporation, a subsidiary of Halliburton Company; M-I LLC, a joint venture of Smith International, Inc. and Schlumberger Limited; Ambar, Inc.; and Tetra Technologies, Inc. Our principal competitors in pressure pumping services and sand control tools are Halliburton Energy Services, a division of Halliburton Company; Schlumberger Limited; Baker Hughes Incorporated; and BJ Services Company. We believe that the three principal bases of competition in our industry are service record, reputation and pricing.

Suppliers

   In the past, we have purchased nearly all of the brominated chemicals we require to support our completion fluids business from Great Lakes. In connection with this offering, we will enter into a brominated products supply agreement with Great Lakes. Under this agreement, Great Lakes has committed to provide us with all or substantially all of our requirements for brominated products, subject to a cap. We have committed

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

to purchase at least 80% of our requirements for these products, subject to a minimum. The price will be determined based on Great Lakes' cost plus a margin; however, during contract years three, four and five and beyond, if we are able to negotiate a lower price from a third party supplier, Great Lakes must either meet that price or release us from 40%, 60% and 100%, respectively, of our annual requirements. For more information, see "Our Relationship With Great Lakes--Arrangements With Great Lakes--Brominated Products Supply Agreement." Other principal materials utilized in the sand control pressure pumping business include frac pack gravel and various acids and chemical additives. Generally, these items are available from several suppliers, and we utilize more than one supplier for each item.

Employees

   At December 31, 1999, we had a total of 380 employees, 327 of which were based in the United States. None of our employees are covered by collective bargaining agreements. We believe that our relationships with our employees are good.

Operating Hazards and Insurance

   Our operations are subject to the risks inherent in manufacturing products, providing services in the oil and gas industry, storing, handling and transporting hazardous substances in bulk and operating in the marine environment. These risks include personal injury and loss of life, business interruptions, loss of production, property and equipment damage, and contamination of and damage to the environment. Damages arising from an occurrence at locations where we presently or have in the past operated may result in the assertion of potentially large claims against us or the imposition of other obligations of significant cost.

   We maintain a comprehensive insurance package covering our assets and operations, including product liability and workers' compensation insurance, at levels that we believe to be appropriate. This insurance is subject to deductibles, significant amounts of self-insurance retention per occurrence and some exclusions to coverage.

Environmental Matters

   We are subject to federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries in which we do business. These regulations govern, among other things, the storage, handling and transportation of hazardous materials in connection with our vessel and manufacturing operations and our well completion services. These laws include the U.S. Comprehensive Environmental Response, Compensation and Liability Act, also known as the "Superfund" law, and the U.S. Oil Pollution Act, both of which impose liability without regard to fault on anyone who has contributed to the release of hazardous substances or oil into the environment.

   Through the routine course of providing our services, we handle, store and transport bulk quantities of hazardous materials. Accordingly, if leaks or spills of hazardous materials occur from our facilities, vessels or otherwise in connection with our operations, we may be responsible under applicable environmental laws for the costs of investigating and remediating any resulting contamination of, or damage to, the environment. We have implemented and continue to implement various procedures to assure compliance with environmental regulations, including procedures for the handling and disposal of hazardous materials, which are designed to minimize the occurrence of spills or leaks of these materials. Under the direction of the State of Louisiana Department of Environmental Quality ("LDEQ") we are investigating a release of zinc bromide solution, which is used in our operations, from one of our facilities that occurred in July 1998. Because the matter is still under review by LDEQ, we cannot yet determine what corrective action, if any, may be required.

Legal Proceedings

   We are a party to various routine legal proceedings. These primarily involve commercial claims, products liability claims, personal injury claims and workers' compensation claims. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we believe that the outcome of all of these proceedings, even if determined adversely, would not have a material adverse effect on our business or financial condition.

                                   MANAGEMENT

Directors, Executive Officers and Key Employees of OSCA

   Set forth below is information concerning the executive officers and key employees of our company and the individuals who are serving on our board of directors. Our board of directors currently has five members, and we expect that our board will have eight members shortly after consummation of the offering. Four of our directors, Mark P. Bulriss, Martin M. Hale, Mack G. Nichols and Mark E. Tomkins, are currently executive officers and/or directors of Great Lakes. Messrs. Bulriss and Tomkins have advised us that they will resign from our board should Great Lakes decide to complete a Divestiture.

            Name          Age                     Position
            ----          ---                     --------
      Robert L. Hollier    57 President, Chief Executive Officer and Director

      Richard J. Alario    45 Executive Vice President

      Steven J. Brading    48 Vice President and Chief Financial Officer

      Michael W. Landry    52 Vice President--Completion Fluids

      James H. Tycer       51 Vice President--Completion Services

      Donald H. Michel     48 Vice President--Downhole Completion Tools

      Arthur B. Carroll    47 Vice President--Industry Relations

      Kenneth R. Simpkins  46 Vice President--Research and Development

      Bruce C. Leininger   50 Vice President--Human Resources

      Mark P. Bulriss      48 Chairman of the Board

      Martin M. Hale       59 Director

      Mack G. Nichols      61 Director

      Mark E. Tomkins      44 Director

   Robert L. Hollier has served as our President and Chief Executive Officer since August 1979. Prior to founding OSCA, he served as vice president and chief operating officer of Gulf Coast Drilling Fluids, Inc. from 1970 to 1979. Prior to his tenure at Gulf Coast, Mr. Hollier was employed by the Amoco Production Company from 1963 to 1970.

   Richard J. Alario has been our Executive Vice President since May 1999. Since joining OSCA in 1981, Mr. Alario has managed numerous business units and functions, including sales and marketing and international operations. Prior to joining OSCA, Mr. Alario was employed by Ashland Chemical Company from 1978 to 1981. Mr. Alario is a director of the National Ocean Industries Association.

   Steven J. Brading joined OSCA in May 1999 as our Vice President and Chief Financial Officer. From 1993 to 1999, Mr. Brading was employed by the Camco Products and Services division of Camco International, Inc., most recently as vice president of finance and information systems. Prior to 1993, Mr. Brading was employed by LTV Corporation as the controller of its drilling equipment division. Mr. Brading is a certified public accountant.

   Michael W. Landry has been our Vice President--Completion Fluids since May 1999. Mr. Landry joined OSCA in 1980 and has served in various capacities, including completion fluids engineer, operations manager, manager/manufacturing and maintenance, human resources manager and service line manager/completion fluids. Prior to joining OSCA, Mr. Landry was a drilling mud engineer for GH Fluid Services.

   James H. Tycer has been our Vice President--Completion Services at OSCA since March 1998. Prior to joining OSCA in 1996, Mr. Tycer held numerous positions with BJ Services from 1981 to 1996, most recently as Gulf Coast regional manager of coiled tubing and nitrogen services for BJ Services/NOWSCO.

   Donald H. Michel has been our Vice President--Downhole Completion Tools since rejoining our company in April 1999. Mr. Michel joined OSCA as a vice president in 1986 and was employed by OSCA until 1996. From 1996 until 1998, Mr. Michel was part owner of Wesco Well Screens, a downhole tool manufacturing company. From 1998 until April 1999, Mr. Michel was president and part owner of Oilfield Manufacturing, Inc., also a downhole tools manufacturing company.

   Arthur B. Carroll has been our Vice President--Industry Relations since 1998. Prior to joining OSCA in 1994, Mr. Carroll served in various capacities at OHM Corporation from 1984 to 1994, most recently as a district manager in charge of environmental remediation services. From 1979 to 1984, Mr. Carroll held the positions of vice president of operations and vice president of sales for Geo Vann Sand Control.

   Kenneth R. Simpkins has been our Vice President--Research and Development since June 1994. Prior to joining OSCA, Mr. Simpkins was employed by Schlumberger Well Services, a subsidiary of Schlumberger Limited, from 1977 to 1994. While at Schlumberger Well Services, Mr. Simpkins served in various capacities, including general field engineer, sales engineer and a district manager.

   Bruce C. Leininger has been our Vice President--Human Resources since November 1999. Prior to joining OSCA, Mr. Leininger served as the vice president of human resources at Belco Energy Corp., a subsidiary of Belco Oil & Gas Corp., from 1998 to 1999. From 1996 to 1998, Mr. Leininger was vice president of human resources operations for Ikon Office Solutions.

   Mark P. Bulriss is the Chief Executive Officer and President of Great Lakes Chemical Corporation and was recently named Chairman of the Board of Great Lakes effective May 2000. He has been one of our directors since February 2000. Mr. Bulriss joined Great Lakes in April 1998 from AlliedSignal, Inc., where he was president of the Polymers Division since 1996. He joined AlliedSignal in 1993 as president of the Laminates business unit, and became president of the Electronic Materials Division in 1995. Prior to joining AlliedSignal, Mr. Bulriss spent 16 years with GE Plastics.

   Martin M. Hale has been one of our directors since February 2000. Until December 1999, Mr. Hale was executive vice president and a director of Hellman Jordan Management Co., Inc., a registered investment advisor specializing in asset management and a subsidiary of United Asset Management Corporation. Prior to 1983, Mr. Hale was the president and chief executive officer of Marsh & McLennan Asset Management Corporation. Mr. Hale also serves as a director of Great Lakes Chemical Corporation and Octel Corp., a former subsidiary of Great Lakes which was spun off in 1998.

   Mack G. Nichols has been one of our directors since February 2000. Mr. Nichols retired in 1998 as president and chief operating officer and a director of Mallinckrodt Inc., a diversified chemical and healthcare company. He is currently a director of Great Lakes Chemical Corporation and has served as a director of A.P. Green Industries, Inc., the National Association of Manufacturers and the Chemical Manufacturers Association.

   Mark E. Tomkins is the Senior Vice President and Chief Financial Officer of Great Lakes Chemical Corporation and has been one of our directors since February 2000. Mr. Tomkins joined Great Lakes in August 1998 from AlliedSignal, Inc., where he was vice president of finance and business development of the Polymers Division since 1996. He held the same position with AlliedSignal's Electronic Materials Division in 1996. Prior to joining AlliedSignal, Mr. Tomkins held various corporate and operating finance positions with Monsanto Company.

Committees of the Board of Directors

   We intend to have two standing committees: an Audit Committee and a Compensation Committee. The Audit Committee will select, subject to shareholders' approval, the independent public accountants to audit our annual financial statements and will establish the scope of, and oversee, the annual audit. The Compensation Committee will determine the compensation for employee directors and, after receiving and considering the recommendation of our chief executive officer, all of our officers and any other employee that the Compensation Committee may designate from time to time. The Compensation Committee will also approve and administer employee benefit plans.

   The Audit Committee and the Compensation Committee will each consist of three directors who meet all requirements imposed by SEC rules and regulations or rules and regulations of any exchange or trading system on which our securities are listed. The Audit Committee will be composed of three independent directors, each of whom will be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and statement of cash flows. In addition, at least one member of the Audit Committee will have had past employment experience in accounting or finance, including a current or past position as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In keeping with NASDAQ listing requirements, our board of directors will adopt a charter for our audit committee. We will file this charter at least once every three years as an appendix to the annual proxy statement that we will file with the SEC. We expect that, so long as Great Lakes owns a majority of our outstanding common stock, the majority of the members of the Compensation Committee will be directors who are also directors of Great Lakes.

   Our board may establish other committees from time to time to facilitate the management of the business and affairs of our company.

Compensation Committee Interlocks and Insider Participation

   We currently do not have a compensation committee. The historical compensation arrangements for Robert Hollier were established by the compensation committee of Great Lakes' board of directors. The historical compensation arrangements for all of our other executive officers were established by Robert Hollier in accordance with Great Lakes' compensation policies. On a going forward basis, any changes in the compensation arrangements of our executive officers will be determined by the Compensation Committee of our board of directors.

Compensation of Directors

   Directors who are also employees of Great Lakes or OSCA will receive no remuneration for serving as directors, committee chairpersons or committee members. Non-employee directors will receive compensation of $20,000 per year and meeting fees of $1,000 per meeting. Non-employee directors will receive an additional fee of $2,000 per year for serving as chairperson of a board committee. Non-employee directors will also receive an initial grant of options to purchase a number of shares of Class A common stock to be determined at the consummation of this offering with an exercise price equal to the initial public offering price or the fair market value on the date of grant. Such options will be granted under our 2000 Stock Compensation Plan and will vest ratably over a three year period. All directors will be reimbursed for their out-of-pocket expenses incurred in connection with serving on our board.

Stock Ownership of Directors and Executive Officers

   All of our stock is currently owned by Great Lakes and thus none of our officers or directors own any of our common stock. To the extent directors and officers of OSCA own shares of Great Lakes common stock at the time of a Distribution, if any, they will participate in the Distribution on the same terms as other holders of Great Lakes common stock.

   The following table sets forth the number of shares of Great Lakes common stock and currently exercisable options to purchase such stock beneficially owned on December 31, 1999 by each director and each of the executive officers named in the Summary Compensation Table in the "--Executive Compensation" section below, and all directors and executive officers of OSCA as a group. Except as otherwise noted, the individual director or executive officer or his family members had sole voting and investment power with respect to the identified securities.

                                               Shares Beneficially Owned
                                               ------------------------------
                                               Great Lakes Common Stock
                                               ------------------------------
                                               Number of       Percentage of
Name and Address                               Shares(1)           Class
----------------                               ---------       --------------
Directors and Executive Officers:
Mark P. Bulriss...............................         402,571               *
Mark E. Tomkins...............................          13,687               *
Robert L. Hollier.............................          84,479               *
Martin M. Hale................................         219,074               *
Mack G. Nichols...............................           2,600               *
Richard J. Alario.............................          10,858               *
James H. Tycer................................          19,063               *
All directors and executive officers of OSCA
 as a group (7 persons).......................         735,232               *

--------
*  Less than one percent.
(1) Includes options exercisable within 60 days of the date shown.

Executive Compensation

   The following table sets forth compensation information for the chief executive officer and our two other executive officers whose total annual salary and bonus exceeded $100,000 for 1999. All information set forth in this table reflects compensation earned by the named individuals for services with us and our subsidiaries.

                           Summary Compensation Table

                                                                   Long-Term
                                   Annual Compensation            Compensation
                                                                     Awards
                         ---------------------------------------- ------------
                                                                   Securities
                         Fiscal                    Other Annual    Underlying     All Other
Name and Position         Year   Salary   Bonus  Compensation (1)   Options    Compensation (2)
-----------------        ------ -------- ------- ---------------- ------------ ----------------
Robert L. Hollier.......  1999  $276,578 $46,000       --            12,500         $8,844
                          1998   273,825  33,200       --            14,319          9,162
                          1997   264,981  38,000       --            10,000          9,121
Richard J. Alario.......  1999   142,034     --        --             2,500          6,013
James H. Tycer..........  1999   103,385     --        --             2,000          6,141

--------
(1) None of the perquisites and other benefits paid to each named executive officer exceeded the lesser of $50,000 or 10% of the total annual salary and bonus received by each named executive officer.
(2) These amounts represent total dollars spent by OSCA on behalf of the named executive officer for his benefits package. Each of our executive officers is free to allocate this money in any manner he chooses among a variety of options, including medical and dental insurance, life insurance, dependent life insurance, long term disability insurance and accidental death and dismemberment insurance.

   As a separate company, we will establish executive compensation practices that will link compensation with our performance as well as the price of our common stock. We expect a significant portion of the executive's long-term incentive pay to be linked to the performance of our common stock through the grant of stock options. We will continually review our executive compensation programs to ensure they are competitive with those generally prevailing in its industry.

Grants of Great Lakes Stock Options

   The following table shows all grants of options to acquire shares of Great Lakes common stock granted to the executive officers named in the Summary Compensation Table in the "--Executive Compensation" section above under the Great Lakes 1998 Stock Compensation Plan for 1999. All options to purchase Great Lakes common stock held by our employees will continue in accordance with the plans under which they were granted. At the time Great Lakes ceases to own 50% of the voting power of our common stock, all OSCA employees will be treated as terminated employees under Great Lakes' stock compensation plans and their unexercised options will be canceled after 90 days.

                                                                                       Potential
                                                                                   Realizable Value
                                                                                   at Assumed Annual
                                                                                        Rate of
                                                                                      Stock Price
                          Number of                                                  Appreciation
                         Securities  % of Total                 Market              for Option Term
                         Underlying    Options    Exercise or  Price on                   (3)
                           Options   Granted in   Base Price   Date of  Expiration -----------------
Name                     Granted (1) Fiscal Year ($/Share) (2)  Grant      Date     5% ($)   10%($)
----                     ----------- ----------- ------------- -------- ---------- -------- --------
Robert L. Hollier.......   12,500       1.69%       $35.75      $35.75   2/14/09   $281,000 $712,250
Richard J. Alario.......    2,500       0.34%        35.75       35.75   2/14/09     56,200  142,450
James H. Tycer..........    2,000       0.27%        35.75       35.75   2/14/09     44,960  113,960

--------
(1) Each option has a term of ten years and is exercisable in cumulative 33 percent installments commencing one year from the date of grant with full vesting occurring on the third anniversary of the date of the grant.
(2) The exercise price for each grant made under Great Lakes' option plans is equal to the closing market price of Great Lakes common stock on the day prior to such option grant.
(3) Amounts reflect assumed rates of appreciation set forth in the executive compensation disclosure rules of the SEC. Actual gains, if any, on stock option exercises depend on the future performance of Great Lakes common stock and overall market conditions. At an annual rate of appreciation of 5% per year for the option term, the price of Great Lakes common stock would be approximately $58.23 per share. At an annual rate of appreciation of 10% per year for the option term, the price of Great Lakes common stock would be approximately $92.73 per share.

Exercises of Stock Options

   The following table shows aggregate exercises of options to purchase Great Lakes common stock in 1999 by the executive officers named in the Summary Compensation Table in the "--Executive Compensation" section above.

                                                                 Number of
                                                                 Securities      Value of
                                                                 Underlying    Unexercised
                                                                Unexercised    In-the-Money
                                                                 Options at     Options at
                                                                Fiscal Year    Fiscal Year
                                                                    End        End ($) (1)
                                                               -------------- --------------
                         Shares Acquired on                    Unexercisable/ Unexercisable/
Name                          Exercise      Value Realized ($)  Exercisable    Exercisable
----                     ------------------ ------------------ -------------- --------------
Robert L. Hollier.......         --              $   --        25,864/70,544  $38,284/34,627
Richard J. Alario.......       1,271              32,890         4,715/8,253     5,490/6,843
James H. Tycer..........         --                  --            3,069/534       249/5,374

--------
(1) Based on the market price of Great Lakes common stock at December 31, 1999.

Change in Control Agreements

   Prior to the consummation of this offering, we will enter into change in control agreements with Messrs. Hollier, Alario, Tycer and Brading. Under these agreements, OSCA or its successor would make a lump sum severance payment to Mr. Hollier, Alario or Brading, as applicable, in an amount equal to two times (Messrs. Hollier, Alario and Brading) or one time (Mr. Tycer) his base salary in the event that his employment with OSCA is terminated without cause or he resigns for good reason within one year of a change in control of OSCA. In addition, Mr. Hollier has entered into a change in control agreement with Great Lakes, which provides that Mr. Hollier would receive a lump sum payment equal to three times his base salary in the event that his employment with OSCA is terminated without cause or he resigns for good reason within one year of a change in control of Great Lakes. For purposes of these agreements between us and the executive officers named above and our 2000 Stock Compensation Plan described below, a "change in control" means the following:

  . any "person" other than (i) OSCA, (ii) a trustee or other fiduciary holding securities under one of our employee benefit plans, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of OSCA shares (any such person is hereinafter referred to as a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of OSCA securities representing more than 20% of the combined voting power of our then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from us), excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (i) of the following paragraph;

  . a merger or consolidation of us or any direct or indirect subsidiary of ours with or into any other corporation, other than (i) a merger or consolidation which results in our directors immediately prior to such merger or consolidation continuing to constitute at least a majority of our board of directors, the surviving entity or any parent thereof or
    (ii) a merger or consolidation effected to implement a recapitalization of OSCA (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of OSCA securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation) representing 20% or more of the combined voting power of our then outstanding securities;

  . our stockholders approve any plan or proposal for the liquidation or dissolution of OSCA or the consummation of a sale or disposition of all or substantially all our assets, other than a sale or disposition to an entity, at least a majority of whose directors were directors of OSCA immediately prior to such sale or disposition; or

  . during any period of two consecutive years (not including any period prior to the date of the agreement or the 2000 Stock Incentive Plan, as applicable), individuals who at the beginning of this period constitute the board of directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of our directors) whose appointment or election by the board of directors or nomination for election by our stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

   For purposes of the change in control agreements and the 2000 Stock Incentive Plan, where a change in control results from a series of related transactions, the change in control will be deemed to have occurred on the date of the consummation of the first related transaction. These change in control provisions will not be triggered by the Distribution.

   Notwithstanding any other provision of the change in control agreements or the 2000 Stock Incentive Plan, as applicable, a change in control will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of our common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of our assets immediately following this transaction or series of transactions.

Stock Compensation Plan

   Prior to the consummation of this offering, Great Lakes, as our sole shareholder, and our board of directors is expected to approve our 2000 Stock Compensation Plan, which we refer to as the "Stock Plan." The Stock Plan will be administered by the Compensation Committee. Individuals who are executive officers, key employees or non-employee directors will be eligible to participate in the Stock Plan. The Compensation Committee will be authorized to select participants and determine the terms and conditions of the awards under the Stock Plan. The Stock Plan provides for the issuance of stock options or other stock-based awards, including awards determined in accordance with our 2000 Incentive Compensation Plan described below. An aggregate of 1,000,000 shares of our Class A common stock will be reserved for issuance under the Stock Plan, subject to certain adjustments reflecting changes in our capitalization. The Stock Plan provides that each participant will be limited to receiving awards relating to no more than 150,000 shares of Class A common stock per year.

   Options granted under the Stock Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Compensation Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code and will be subject to the various limitations imposed by Section 422 of the Code.

   Options granted under the Stock Plan may be subject to time vesting and other restrictions at the sole discretion of the Compensation Committee. All options will vest upon a change in control as defined above under "Change in Control Agreements."

   Our board of directors generally will have the power and authority to amend the Stock Plan at any time without shareholder approval, subject to applicable federal securities and tax laws limitations, including regulations of the Nasdaq National Market. Under the rules of the Nasdaq National Market, however, material amendments to the Stock Plan would require shareholder approval.

Incentive Compensation Plan

   Prior to the consummation of this offering, our board of directors is expected to approve our 2000 Incentive Compensation Plan, which we refer to as the "Incentive Compensation Plan." The Incentive Compensation Plan will provide for cash and restricted stock awards based on our financial performance as a company and each individual's performance, as determined by the Compensation Committee in its sole discretion. Target incentive awards under the Incentive Compensation Plan are expected to range from 7.5% to 60% of a participant's base salary, depending on the participant's level of responsibility. Awards are expected to be based 75% on our overall profitability and 25% on individual achievement. We expect the awards will consist primarily of cash, however, if we exceed our profitability target by more than 200%, the award component based on profitability above the 200% level will be paid in shares of restricted stock. Those restricted share awards will be issued under the Stock Incentive Plan and will be subject to the various terms and conditions thereof.

                       OUR RELATIONSHIP WITH GREAT LAKES

   We are currently a wholly-owned subsidiary of Great Lakes. After the completion of this offering of Class A common stock, Great Lakes will own about
  % of the outstanding shares of our common stock, or about   % if the
underwriters exercise their over-allotment option in full. Great Lakes will own
100% of the outstanding Class B common stock, which will represent      % of
the combined voting power of all classes of voting stock of OSCA, or   % of the
combined voting power of all classes of voting stock of OSCA if the underwriters exercise their over-allotment option in full. Until Great Lakes holds less than 50% of the voting power of our stock, Great Lakes will be able to control the vote on all matters submitted to stockholders, including the election of directors and the approval of extraordinary corporate transactions, such as mergers.

   Great Lakes has not made any decision regarding whether or for how long it will retain its stock ownership in our company. At present, Great Lakes has no plan or intention to dispose of its shares of our Class B common stock. Whether Great Lakes completes a Divestiture, and how such a Divestiture would occur, will depend on a variety of considerations and economic factors, including the market prices of our and Great Lakes' common stock, the business prospects for each entity, the ability to divest our stock on a tax-free basis and the availability of other strategic alternatives.

   If Great Lakes decides to complete a Divestiture, Great Lakes may do so by means of a Distribution. A Distribution could be accomplished through one of the following:

    . Split-Off--an exchange offer by Great Lakes in which holders of its common stock would be offered the option of tendering some or all of their shares in exchange for shares of our common stock; or

    . Spin-Off--a pro rata distribution by Great Lakes of its shares of our common stock to holders of its common stock; or

    . Combined Split-Off/Spin-Off--some combination of the above transactions.

   Great Lakes is free to divest its shares of our Class B common stock through means other than a Distribution. Great Lakes has the sole discretion to determine the timing, structure and all terms of any Divestiture. Great Lakes has also advised us that it would not complete a Divestiture if its board of directors determines that a Divestiture is not in the best interests of Great Lakes and its stockholders. Great Lakes has further advised us that it currently expects that the principal factors that it would consider in making this determination, as well as the principal factors that it would consider in making the determination as to the timing, structure and terms of a Divestiture, would be:

  . the market price of our Class A common stock;

  . the market price of Great Lakes' common stock;

  . satisfaction that a Divestiture by means of a Distribution would be tax-free to Great Lakes and its stockholders and as to the other tax consequences of the transactions;

  . other conditions affecting our business or the business of Great Lakes;
    and

  . the availability of other strategic alternatives.

   If Great Lakes decides to pursue a Divestiture, we believe that we will realize benefits from this offering and a Divestiture. We believe that our separation from Great Lakes will:

  . create an organizational structure through which we will have better access to capital markets;

  . permit us to adopt aggressive investment and acquisition programs;

  . allow us to offer incentives to our employees that are more closely linked to our market performance; and

  . allow us to focus on our core business strengths as an independent company, rather than as part of a multinational specialty chemicals company.

Arrangements With Great Lakes

   The terms of our separation from Great Lakes and many of the transactions being undertaken in connection therewith are governed by a master separation agreement, which we refer to as the "Separation Agreement," and a number of additional agreements described below. These other agreements include agreements relating to this offering and a Distribution, the registration of Great Lakes' remaining shares of Class B common stock, the provision of transitional services by Great Lakes, the supply of brominated chemicals by Great Lakes and the tax treatment of our possible separation from Great Lakes.

   We have set forth below a summary description of the Separation Agreement and the additional agreements described above. This description, which summarizes the material terms of these agreements, does not purport to be complete and is qualified in its entirety by reference to the full text of these agreements. These agreements, including the Separation Agreement, the IPO and Distribution Agreement, the Registration Rights Agreement, the Services Agreement, the Brominated Products Supply Agreement and the Tax Disaffiliation Agreement, have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

 Separation Agreement

   We have historically been operated as a wholly owned subsidiary of Great Lakes. We have directly owned most of our assets with the exception of some of our current European subsidiaries that were transferred to us in contemplation of our separation from Great Lakes. The Separation Agreement sets forth our arrangements with Great Lakes with respect to any additional corporate transactions that may be required to effect the transfer of any remaining assets and the assumption of any remaining liabilities necessary to separate our company from Great Lakes.

   We have assumed, and indemnified Great Lakes for, all liabilities and all claims related to our business and Great Lakes has retained, and will indemnify us for, all liabilities and all claims related to its business. In addition, Great Lakes has agreed to indemnify us for all liabilities related to our former environmental remediation services business in Mexico and our participation in a joint venture formed to provide services associated with pipeline commissioning and infrastructure support services primarily in the Gulf of Mexico. In exchange for this indemnity, we have agreed that Great Lakes will be entitled to all rights and beneficial interests and all tangible and intangible assets relating to these businesses. We have agreed to cooperate with each other in the defense of any and all claims covered by these provisions of the Separation Agreement.

   The Separation Agreement also allocates responsibility and liability for many employee related matters. Among other things, it provides that we will establish our own employee benefit plans before January 1, 2001, which generally will be the same as Great Lakes' employee benefit plans. Some Great Lakes' 401(k) Plan assets will be transferred from trusts associated with Great Lakes' 401(k) Plan to the corresponding trusts for our 401(k) Plan.

   The Separation Agreement also contains provisions that govern the resolution of disputes, controversies or claims that may arise between us and Great Lakes. The Separation Agreement provides that the parties will use all commercially reasonable efforts to settle all disputes arising in connection with the Separation Agreement without resorting to mediation, arbitration or otherwise. If these efforts are unsuccessful, any party may submit the dispute for non-binding mediation by delivering notice to the other party of the dispute and expressly requesting mediation. If, after mediation, the parties disagree regarding the mediator's recommendation, the dispute will be submitted to binding arbitration in accordance with the terms of the Separation Agreement.

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

 IPO and Distribution Agreement

   General. We will enter into an Initial Public Offering and Distribution Agreement, which we refer to as the "IPO and Distribution Agreement," with Great Lakes which governs our respective rights and duties with respect to this offering and a Distribution, if any, and contains covenants designed to facilitate a Distribution and to protect its intended tax-free nature. However, we cannot assure you as to whether or when a Distribution will occur. See "Risk Factors--We will be controlled by Great Lakes unless it divests its Class B shares, and our other stockholders will be unable to affect the outcome of stockholder voting during that time."

   The Distribution. If Great Lakes decides to pursue a Distribution, we have agreed that we will cooperate with Great Lakes in all respects to accomplish a Distribution and, at Great Lakes' direction, promptly take all actions necessary or desirable to effect a Distribution, including the registration under the Securities Act of 1933, as amended (the "Securities Act"), of Great Lakes' shares of our capital stock. Great Lakes has the sole discretion to determine whether to proceed with all or part of a Distribution and all terms of a Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect a Distribution and the timing of and conditions to the consummation of a Distribution.

   Preservation of the Tax-free Status of a Distribution. If Great Lakes decides to pursue a Distribution, Great Lakes would intend for a Distribution to qualify as a tax-free distribution under Section 355 of the Code to Great Lakes and its stockholders. We have agreed to covenants in the IPO and Distribution Agreement that are intended to preserve the tax-free status of a Distribution. We may take any action otherwise prohibited by these covenants only if Great Lakes has determined, in its sole and absolute discretion, that the action would not jeopardize the tax-free status of a Distribution. See "-- Cooperation on Tax Matters." Some of these covenants are described in greater detail below:

  . Stock Issuance. Prior to the completion of a Distribution, we have agreed not to issue or agree to issue shares of our capital stock in an amount that would result in Great Lakes ceasing to own a percentage of our capital stock which constitutes "control" for purposes of Section 368(c) of the Code or any successor statute or provision (as such definition may be amended from time to time) ("Tax Control"). This covenant will not prohibit us from issuing stock options and restricted stock awards to our employees so long as we repurchase sufficient shares of our capital stock prior to the date when such options and awards become exercisable to ensure that Great Lakes' continues to have Tax Control of us and Great Lakes approves of our procedures in connection with these repurchases.

  . Acquisition Transactions. Until two years after the completion of a Distribution, or, if Great Lakes determines not to complete a Distribution, the last date on which Great Lakes distributed any OSCA common stock in connection with a Distribution, we have agreed not to enter into or permit any transaction or series of transactions which would result in a person or persons acquiring or having the right to acquire shares of our capital stock that would comprise 50% or more of either the value of all outstanding shares of our capital stock or the total combined voting power of our outstanding voting stock.

  . Continuation of Active Trade or Business. Until two years after the completion of a Distribution, or, if Great Lakes determines not to complete a Distribution, the last date on which Great Lakes distributed any OSCA common stock in connection with a Distribution, we have agreed to continue to conduct the active trade or business, within the meaning of Section 355 of the Code, of our company as we conducted it immediately prior to the completion of a Distribution. During such time, we have agreed not to:

    . liquidate, dispose of or otherwise discontinue any portion of our active trade or business with a value in excess of $25 million; or

    . dispose of any business or assets that would cause us to be operated in a manner inconsistent in any material respect with the business purposes for a Distribution as described to the IRS or tax counsel.

  Also, until two years after the completion of a Distribution, we have agreed not to liquidate, dispose of, or otherwise discontinue the conduct of any portion of our active trade or business if such liquidation, disposition or discontinuance would breach the covenant described below regarding our continuity of business.

  . Continuity of Business. Until two years after the completion of a Distribution, or, if Great Lakes determines not to complete a Distribution, the last date on which Great Lakes distributed any OSCA common stock in connection with a Distribution, we have agreed that:

    . we will not voluntarily dissolve or liquidate; and

    . except in the ordinary course of business, neither we nor any of our direct or indirect subsidiaries will sell, transfer, or otherwise dispose of or agree to dispose of assets, including any shares of capital stock of our subsidiaries, that, in the aggregate, constitute more than:

      (x) 60% of our gross assets; or

      (y) 60% of our consolidated gross assets and those of our subsidiaries.

    For this purpose, we are not deemed to directly or indirectly control a subsidiary unless we own, directly or indirectly, shares constituting Tax Control.

  . Discharge of Intracompany Debt. Prior to the first date on which Great
    Lakes distributes any of our common stock in connection with a Distribution, we have agreed to fully discharge and satisfy all debt that we owe Great Lakes. For this purpose, debt does not include payables arising in the ordinary course of business. Until two years after the completion of a Distribution, or, if Great Lakes determines not to complete a Distribution, the last date on which Great Lakes distributed any OSCA common stock in connection with a Distribution, we will not be able to have any indebtedness payable to Great Lakes.

   In the event that Great Lakes notifies us that it no longer intends to proceed with or complete a Distribution and Great Lakes has not yet distributed any of its OSCA common stock, these covenants to preserve the tax-free status of a Distribution will terminate.

   Cooperation on Tax Matters. We and Great Lakes have agreed to procedures with respect to the tax-related covenants in the IPO and Distribution Agreement. We are required to notify Great Lakes if we desire to take any action prohibited by the tax-related covenants described above. Upon this notification, if Great Lakes determines that the proposed action might jeopardize the tax-free status of a Distribution, Great Lakes has agreed to elect either to:

  . use all commercially reasonable efforts to obtain a private letter ruling from the IRS or a tax opinion that would permit us to take the desired action, and we have agreed to cooperate in connection with such efforts; or

  . provide all reasonable cooperation to us in connection with our obtaining an IRS ruling or tax opinion.

In either case, Great Lakes has agreed to bear its reasonable costs and expenses of obtaining an IRS ruling or tax opinion.

   In addition, in the event that Great Lakes, at any time prior to the Distribution, ceases to own our common stock constituting Tax Control, we have agreed to cooperate and take (or refrain from taking) all actions reasonably requested by Great Lakes or necessary so as to permit Great Lakes to regain ownership of our common stock which constitutes Tax Control in a manner that would not jeopardize the tax-free status of the Distribution.

   Indemnification for Tax Liabilities. We have generally agreed to indemnify Great Lakes and its affiliates against any and all tax-related losses incurred by Great Lakes in connection with any proposed tax assessment or tax controversy with respect to a Distribution to the extent caused by any breach by us of any of our representations, warranties or covenants made in the IPO and Distribution Agreement. This indemnification does not apply to actions which Great Lakes permits us to take as a result of a determination under the tax-related covenants described above.

   Other OSCA Covenants. After the offering, Great Lakes will continue to own a significant portion of our common stock. As a result, Great Lakes will continue to include us as a "subsidiary" for various financial reporting, accounting and other purposes. Accordingly, we have agreed to additional covenants in the IPO and Distribution Agreement. Some of these covenants are described below:

  . Covenants Regarding the Incurrence of Debt. For so long as Great Lakes continues to own at least 50% of our outstanding common stock, the amount of our indebtedness for borrowed money will affect Great Lakes' financial position. Thus, we have agreed to limitations on our ability to incur debt.

  . Other Covenants. For so long as Great Lakes continues to own at least 50% of our outstanding common stock, we have agreed that:

    . we will not, without Great Lakes' prior written consent, which it may withhold in its sole and absolute discretion, take any action which has the effect of limiting Great Lakes' ability to freely sell, pledge or otherwise dispose of shares of our common stock or limiting the legal rights of or denying any benefit to Great Lakes as an OSCA stockholder in a manner not applicable to our stockholders generally;

    . we will not, without Great Lakes' prior written consent, which it may withhold in its sole and absolute discretion, issue any shares of common stock or any rights, warrants or options to acquire our common stock, if after giving effect to such issuance, Great Lakes would own less than 50% of the then outstanding shares of our common stock; and

    . to the extent that Great Lakes is a party to, or enters into, any agreements that provide that actions of its subsidiaries may result in its being in breach or default under any agreement, and we have been advised of the existence of these agreements, we will not take any actions that may result in Great Lakes being in breach or default.

  . Financial Information. We have agreed that, for so long as Great Lakes is required to consolidate our results of operations and financial position or account for its investment in our company, we will provide Great Lakes with financial information regarding our company and our subsidiaries; provide Great Lakes copies of all quarterly and annual financial information and other reports and documents we intend to file with the SEC prior to such filings, as well as final copies upon filing; provide Great Lakes with copies of our budgets and financial projections, as well as the opportunity to meet with our management to discuss such budgets and projections; consult with Great Lakes regarding the timing and content of earnings releases; and cooperate fully, and cause our accountants to cooperate fully, with Great Lakes in connection with any of its public filings. This covenant is subject to provisions intended to protect the confidentiality commitments we have made to our customers.

  . Auditors and Audits; Annual Statements and Accounting. We have agreed that, for so long as Great Lakes is required to consolidate our results of operations and financial position or account for its investment in our company under the equity method of accounting (in accordance with generally accepted accounting principles), we will:

    . not change our auditors without Great Lakes' prior written consent, which will not be unreasonably withheld;

    . use our best efforts to enable our auditors to complete their audit of our financial statements such that they will date their opinion the same date that they date their opinion on Great Lakes' financial statements;

    . provide to Great Lakes and its auditors all information required for Great Lakes to meet its schedule for the filing and distribution of its financial statements;

    . make available to Great Lakes and its auditors work papers related to the annual audit of our company as well as access to the personnel who perform the annual audit and our and our subsidiaries' books and records so that Great Lakes and its auditors may conduct reasonable audits relating to our financial statements;

    . adhere to generally accepted accounting principles, applied in a manner consistent with Great Lakes;

    . notify and consult with Great Lakes regarding any changes to our accounting principles;

    . and make any changes to our accounting estimates and principles requested by Great Lakes.

  We have generally agreed to indemnify Great Lakes and its affiliates against all liabilities arising out of any incorrect, inaccurate or incomplete financial or other information we provide to Great Lakes pursuant to the terms of the IPO and Distribution Agreement.

   Indemnification Relating to the Offering and a Distribution. We have generally agreed to indemnify Great Lakes and its affiliates against all liabilities arising out of any material untrue statements and omissions in any and all registration statements, including this prospectus, information statements and/or other documents filed with the SEC in connection with a Distribution. However, our indemnification obligations to Great Lakes do not apply to information relating to Great Lakes, excluding information relating to us. Great Lakes has agreed to indemnify us for this information.

   Expenses. In general, unless otherwise provided for in the IPO and Distribution Agreement or any other agreement, we and Great Lakes will pay our own respective costs and expenses incurred in connection with the offering and a Distribution.

  . Expenses Relating to the Offering. We will be responsible for the payment of all costs, fees and expenses relating to the offering, including, but not limited to, the payment of (a) the costs, fees and expenses of all of Great Lakes' financial, legal, accounting and other advisors incurred in connection with the offering and (b) any internal fees, costs and expenses incurred by Great Lakes or any Great Lakes affiliate in connection with the offering. Great Lakes will be entitled to any and all amounts received from the underwriters as reimbursement for any costs, fees and expenses relating to the offering. We will pay any underwriting discounts and commissions.

  . Expenses Relating to a Distribution. Great Lakes will generally be responsible for the payment of all costs, fees and expenses relating to a Distribution; provided that we will be responsible for the payment of (a) the costs, fees and expenses of all of our financial, legal, accounting and other advisors incurred in connection with a Distribution and (b) any internal fees, costs and expenses incurred by us or any of our affiliates in connection with a Distribution.

 Registration Rights Agreement

   In the event that Great Lakes does not divest itself of all of its shares of our common stock in a Distribution, Great Lakes could not freely sell all of its shares without registration under the Securities Act. Accordingly, we have entered into a Registration Rights Agreement with Great Lakes to provide it with registration rights relating to the shares of our common stock which it holds.

   Shares Covered. The Registration Rights Agreement covers those shares of our common stock that are held by Great Lakes immediately following this offering and any other shares of our common stock that Great Lakes acquires thereafter.

   Demand Registrations. Great Lakes may request registration, which we refer to as a "Demand Registration," under the Securities Act of all or any portion of our shares that it owns covered by the Registration Rights Agreement and we will be obligated to register such shares as requested by Great Lakes.

  . Terms of Each Offering. Great Lakes will designate the terms of each offering effected pursuant to a Demand Registration, which may take any form, including:

     (1) an underwritten public offering;

     (2) a shelf registration;

     (3) a registration in connection with the distribution of, or exchange of or offer to exchange, shares of our common stock to holders of debt or equity securities of Great Lakes, a subsidiary or affiliate thereof or any other person; or

     (4) a distribution in connection with the registration by Great Lakes or a subsidiary or affiliate thereof of securities convertible into, exercisable for or otherwise related to such shares of our common stock.

  Except for an offering described in clauses (3) and (4) above, each Demand Registration must meet a minimum aggregate expected offering price.

  . Timing of Demand Registrations. We are not required to undertake a Demand
    Registration within 90 days of the effective date of a previous Demand Registration, other than a Demand Registration that was effected as a shelf registration. Also, we have the right to postpone the filing or effectiveness of any Demand Registration for up to 90 days if in the reasonable judgment of our legal counsel that the Demand Registration would reasonably be expected to have a material adverse effect on any existing proposal or plans by our company to engage in material transactions; provided, however, that we may exercise this right only once in any 12-month period.

  . Priority on Demand Registrations. Other parties, including OSCA, can participate in any Demand Registration only if all of the securities Great Lakes proposes to include in such registration are so included.

  . Selection of Professionals. Great Lakes will select the investment banker(s) and manager(s), subject to our reasonable objection in some circumstances, as well as any financial printer, solicitation and/or exchange agent and counsel for the offering. We will select our own outside counsel and independent auditors.

   Piggyback Registrations. The Registration Rights Agreement also provides for "piggyback" registration rights for Great Lakes. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to customary exceptions, we must provide prompt notice to Great Lakes and include in such registration all shares of our stock which Great Lakes requests to be included, each of which we refer to as a "Piggyback Registration."

  . Priority on Piggyback Registrations. If a Piggyback Registration is being made on our behalf and the underwriters advise us that cutbacks are necessary, we must include in such registration:

    . first, the securities we propose to offer;

    . second, the securities requested to be included by Great Lakes; and

    . third, any other securities requested to be included in such registration.

  If a Piggyback Registration is being made on behalf of other holders of our securities and the underwriters advise us that cutbacks are necessary, we must include in such registration:

    . first, the securities requested to be included therein by the holders requesting such registration and the securities requested to be included therein by Great Lakes, pro rata among these holders and Great Lakes on the basis of the number of securities owned by each applicable holder; and

    . second, any other securities requested to be included in such registration.

   Selection of Underwriters. In many circumstances, Great Lakes has the right to reasonably object to our selection of any investment banker(s) and manager(s) in connection with a Piggyback Registration.

   Holdbacks. The Registration Rights Agreement contains customary holdback provisions, including covenants by us not to effect a public sale or distribution of our securities during periods prior to and following the date of any registration statement filed in connection with a Demand Registration or a Piggyback Registration.

   Registration Procedures and Expenses. The Registration Rights Agreement sets forth customary registration procedures, including a covenant by us to make available our senior management for road show presentations. We will be obligated to pay all registration expenses incurred in connection with the Registration Rights Agreement, including all filing fees, fees and expenses of compliance with securities and/or blue sky laws, financial printing expenses, fees and disbursements of custodians, transfer agents, exchange agents and/or information agents, as well as fees and disbursements of counsel for our company and the fees of all independent certified public accountants, underwriters, excluding discounts and commissions, and other persons retained by us. In addition, we must reimburse Great Lakes for the fees and disbursements of its outside counsel as well as out-of-pocket expenses incurred in connection with any such registration.

   Indemnification. The Registration Rights Agreement contains customary indemnification and contribution provisions by us for the benefit of Great Lakes and any underwriters. Great Lakes has agreed to indemnify us and any underwriter solely with respect to information provided by Great Lakes.

   Transfer. Great Lakes may transfer shares covered by the Registration Rights Agreement and the holders of such transferred shares will be entitled to the benefits of the Registration Rights Agreement; provided that each such transferee agrees to be bound by the terms of the Registration Rights Agreement. These transferees will be entitled to the rights available to Great Lakes described above; provided, however, that the holder or holders of a majority of the shares covered by the Registration Rights Agreement will be entitled to exercise these rights. Any successor entities to our company will be bound by the terms of the Registration Rights Agreement.

   Duration. The registration rights under the Registration Rights Agreement will remain in effect with respect to any shares of our common stock until:

  . the applicable shares have been sold pursuant to an effective registration statement under the Securities Act;

  . the applicable shares have been sold to the public pursuant to Rule 144 under the Securities Act, or any successor provision;

  . the applicable shares have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the company and subsequent public distribution of them shall not require registration of them under the Securities Act or any similar state law;

  . the applicable shares have ceased to be outstanding; or

  . in the case of shares held by a transferee of Great Lakes, when those shares become eligible for sale pursuant to Rule 144(k) under the Securities Act, or any successor provision.

 Brominated Products Supply Agreement

   We will enter into the "Brominated Products Supply Agreement" which governs the arrangements by which Great Lakes will supply us with brominated products. The Brominated Products Supply Agreement has an initial term that expires on December 31, 2004, and is renewable for successive one year periods unless either party gives notice of its desire to terminate the agreement at least twelve months prior to any successive renewal term. Under this agreement, we are obligated to purchase from Great Lakes, and Great Lakes is obligated to supply us with, at least 80% of our annual requirements for these products, subject to a maximum amount which will vary depending upon our average purchases over the preceding three year period.

   The contract price for brominated products will be determined based on Great Lakes' cost plus a margin.

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

   Beginning in the third year of the agreement, if we receive a bona fide written offer for the same or similar products on the same or similar terms and conditions for a net price lower than the price under the agreement, Great Lakes is required to match this offer or release us from our obligations to purchase a maximum portion of our requirements as set forth below:

  . For contract year three: 40% of our annual requirements.

  . For contract year four: 60% of our annual requirements.

  . For contract year five and for all years thereafter: 100% of our annual requirements.

   Unless the release provisions described above apply, we are required to buy a minimum volume, regardless of our actual requirements.

 Tax Disaffiliation Agreement

   We will enter into a "Tax Disaffiliation Agreement" with Great Lakes which governs the allocation of federal, state, local and foreign tax liabilities and contains agreements with respect to other tax matters. The Tax Disaffiliation Agreement becomes effective at the time of the offering and sets forth the procedures for preparing and filing tax returns, paying tax liabilities, amending returns, tax audits and contests and record retention.

   Under the Tax Disaffiliation Agreement, until we cease to be a member of the Great Lakes consolidated group for federal, state, local or foreign tax purposes (the "Great Lakes Consolidated Tax Group") Great Lakes generally will be responsible for preparing and filing, including any amendments thereto, the Great Lakes Consolidated Tax Group's federal income tax return and consolidated or combined state and local tax returns, and Great Lakes will pay the taxes due with respect to such tax returns. For tax periods during which we are a member of the Great Lakes Consolidated Tax Group, we will calculate our tax liability as if we were a separate affiliated group of corporations filing a consolidated return, but we will pay our calculated taxes to Great Lakes, which will then file the consolidated or combined return with the appropriate tax authorities. In connection with any applicable tax return, Great Lakes will have the exclusive right, in its sole discretion, to determine the manner in which that tax return will be prepared and filed, including the manner in which any time of gain, loss, deduction, credit or other attribute shall be reported, whether any extensions may be requested, the tax elections that will be made by OSCA and any of its subsidiaries, whether any claims for refunds will be filed, and whether any refunds shall be used as credits against other taxes. There may be some U.S. state or local jurisdictions in which we will file a separate tax return for tax periods before tax deconsolidation. In that circumstance, we would file the income tax return with the appropriate tax authorities, and pay the tax directly to the tax authority.

   We will prepare and file all tax returns and pay all taxes due with respect to all tax returns required to be filed by us for all tax periods after we cease to be a member of the Great Lakes Consolidated Tax Group and for state, local and foreign jurisdictions in which our return is not combined or consolidated with Great Lakes's return. Without the prior written consent of Great Lakes, we may not amend any tax return for a period in which we were a member of the Great Lakes Consolidated Tax Group. Some specified net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes of ours or any of our subsidiaries, which we refer to as "Tax Attributes," may be relinquished by us under the Tax Disaffiliation Agreement. Other than those Tax Attributes required to be allocated to us under the appropriate federal, state, local, or foreign tax law, no Tax Attributes will be allocated from Great Lakes to us on a carry-forward basis after the deconsolidation nor will any carryback attributes of ours be allowed to be utilized for a consolidated tax return period.

   Great Lakes has the sole right to represent the interests of the Great Lakes Consolidated Tax Group, including our company, in any tax audits, litigation or appeals that involve, directly or indirectly, periods prior to the time that we cease to be a member of the Great Lakes Consolidated Tax Group, unless we are solely liable for the taxes at issue and any redetermination of taxes would not result in any additional tax liability or detriment to any member of the Great Lakes Consolidated Tax Group. In addition, we and Great Lakes have agreed to provide each other with the cooperation and information reasonably requested by the other in connection with tax planning, the preparation or filing of any tax return, the determination and payment of estimated tax and in the conduct any tax audits, litigation or appeals.

   We and Great Lakes have agreed to indemnify each other for tax or other liabilities resulting from the failure to pay any taxes required to be paid under the Tax Disaffiliation Agreement, tax or other liabilities resulting from negligence in supplying inaccurate or incomplete information or the failure to cooperate with the preparation of any tax return or the conduct of any tax audits, litigation or appeals. The Tax Disaffiliation Agreement requires us to retain records, documents and other information necessary for the preparation of tax returns or for the audit thereof and to provide reasonable access to Great Lakes with respect to such records, documents and information.

 Services Agreement

   We will enter into a "Services Agreement" with Great Lakes, pursuant to which Great Lakes will furnish us with a number of transitional services. These services will generally be provided to us for an amount that is reasonably related to Great Lakes' costs and will include, among other things:

  . treasury and cash management;

  . risk management;

  . human resources and benefits administration support;

  . purchasing; and

  . legal assistance on an as-needed basis.


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

                             PRINCIPAL STOCKHOLDER

   Prior to the offering of Class A common stock, all of the outstanding shares of our common stock will be owned by Great Lakes. After the offering, Great
Lakes will own about    % of the outstanding shares of our common stock, or
about    % if the underwriters exercise their over-allotment option in full.
Great Lakes will own 100% of the outstanding Class B common stock, which will
represent   % of the combined voting power of all classes of voting stock of
OSCA, or   % of the combined voting power of all classes of voting stock of
OSCA if the underwriters exercise their over-allotment option in full. Except for Great Lakes, we are not aware of any person or group that will beneficially own more than 5% of the outstanding shares of our common stock following the offering.

                          DESCRIPTION OF CAPITAL STOCK

General

   The authorized capital stock of OSCA will consist of (i)          shares of
Class A common stock, par value $.01 per share, (ii)          shares of Class B
common stock, par value $.01 per share and (iii)         shares of preferred
stock, par value $.01 per share, none of which is outstanding as of the date
hereof. Of the authorized shares of Class A common stock,         million
shares are being offered hereby, or         million shares if the underwriters
exercise their over-allotment option in full. Of the         authorized shares
of Class B common stock,         million shares will be outstanding and held by
Great Lakes or one or more of its affiliates on the closing date. A description of the material terms and provisions of our certificate of incorporation affecting the relative rights of the Class A common stock, the Class B common stock and the preferred stock is set forth below. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the forms of our certificate of incorporation and by-laws filed with the registration statement of which this prospectus forms a part, and to the General Corporation Law of the State of Delaware.

Common Stock

 Voting Rights

   The holders of Class A common stock and Class B common stock generally have identical rights, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by stockholders. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in the certificate of incorporation, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation must be approved by a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single class. However, amendments of our certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, and holders of Class A common stock are not entitled to vote on any alteration or change in the powers, preferences or special rights of the Class B common stock that would not adversely affect the rights of holders of Class A common stock. For purposes of the foregoing provisions, any provision for the voluntary, mandatory and other conversion or exchange of the Class B common stock into or for Class A common stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Class A common stock. Notwithstanding the foregoing, any amendment to our certificate of incorporation to increase the authorized shares of any class of our capital stock requires the approval only of a majority of the votes entitled to be cast by the holders of Class A common stock and Class B common stock, voting together as a single class.

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

 Dividends

   Holders of Class A common stock and Class B common stock will share equally on a per share basis in any dividend declared by the board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends payable in shares of common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and (ii) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A common stock and Class B common stock.

   We may not reclassify, subdivide or combine shares of either class of common stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

 Conversion

   Each share of Class B common stock is convertible while held by Great Lakes or any of its subsidiaries, excluding OSCA, at the option of the holder thereof into one share of Class A common stock. Following any distribution of Class B common stock to securityholders of Great Lakes in a transaction, including any distribution in exchange for Great Lakes shares or securities, intended to qualify as a tax-free distribution under Section 355 of the Code, or any corresponding provision of any successor statute, which we refer to as a "Tax-Free Distribution," shares of Class B common stock will no longer be convertible into shares of Class A common stock.

   Prior to any Tax-Free Distribution, any shares of Class B common stock transferred to a person other than Great Lakes or any of its affiliates, excluding OSCA, will automatically be converted into shares of Class A common stock upon such transfer. Shares of Class B common stock transferred to stockholders of Great Lakes in any Tax-Free Distribution will not be converted into shares of Class A common stock and, following any Tax-Free Distribution, shares of Class B common stock will be transferable as Class B common stock, subject to applicable laws.

   All shares of Class B common stock will automatically be converted into Class A common stock if a Tax-Free Distribution has not occurred and the number of outstanding shares of Class B common stock owned by Great Lakes, together with its subsidiaries, excluding OSCA, falls below 50 percent of the aggregate number of outstanding shares of our common stock. This automatic conversion of Class B common stock into Class A common stock will prevent Great Lakes from decreasing its economic interest in us to less than 50 percent while still retaining control of more than 80 percent of the voting power for our capitalized stock. All conversions will be effected on a share-for-share basis.

 Other Rights

   Unless approved by a majority of the votes entitled to be cast by the holders of each class of common stock, voting separately as a class, in the event of any reorganization or consolidation of OSCA with one or more corporations or a merger of OSCA with another corporation in which shares of common stock are converted into or exchangeable for shares of stock, other securities or property, including cash, all holders of common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property, including cash.

   Upon the liquidation, dissolution or winding up of OSCA, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

   No shares of either class of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.


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   Upon the closing of the offering, all the outstanding shares of Class A common stock and Class B common stock will be validly issued, fully paid and nonassessable.

Preferred stock

   Preferred stock is issuable from time to time in one or more series and with such designations, preferences and other rights for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. The board of directors is authorized by our certificate of incorporation to determine, among other things, the voting, dividend, redemption, conversion, exchange and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The board of directors, without stockholder approval, may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock and that could have anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of OSCA or the removal of existing management.

Anti-takeover Effects of Certificate and By-law Provisions

 General

   Provisions of our certificate of incorporation and by-laws summarized below may have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for the shares held by stockholders.

 Board of Directors

   The certificate of incorporation and by-laws provide that the board of directors will be divided into three classes of directors, with the classes to be nearly equal in number as possible. One class will be originally elected for a term expiring at the annual meeting of stockholders to be held in 2001, another will be originally elected for a term expiring at the annual meeting of stockholders to be held in 2002 and another will be originally elected for a term expiring at the annual meeting of stockholders to be held in 2003. Each director is to hold office until his or her successor is duly elected and qualified. Commencing with the 2001 annual meeting of stockholders, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

   The certificate of incorporation and by-laws provide that the board of directors shall initially consist of eight members. The certificate of incorporation and by-laws further provide that the number of directors of OSCA shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of a majority of the entire board of directors, but shall consist of not more than fifteen nor less than six directors. In addition, the certificate of incorporation provides that any vacancies will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director, or by stockholders if such vacancy was caused by the action of stockholders in which event the vacancy may not be filled by the directors or a majority thereof.

   The certificate of incorporation and the by-laws provide that, except as provided below, directors may be removed, with or without cause, by the affirmative vote of shares representing a majority of the votes entitled to be cast by the then outstanding shares of voting stock; provided, however, that during the period (i) beginning on the first date that Great Lakes, together with its subsidiaries, excluding OSCA, ceases to beneficially own shares representing 50 percent or more of the votes entitled to be cast by voting stock, which we refer to as the "First Trigger Date," and (ii) ending on the first date that Great Lakes, together with its subsidiaries, excluding OSCA, ceases to beneficially own shares representing 30 percent or more of the votes entitled to be cast by voting stock, which we refer to as the "Second Trigger Date," directors may be removed,

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

with or without cause, only by the affirmative vote of shares representing not less than 66 2/3 percent of the votes entitled to be cast by voting stock. Notwithstanding the foregoing, from and after the Second Trigger Date, our directors may only be removed for cause, such removal to be by the affirmative vote of shares representing a majority of the votes entitled to be cast by voting stock. Unless the board of directors has made a determination that removal is in our best interests, in which case the following definition shall not apply, "cause" for removal of a director shall be deemed to exist only if:

  . the director whose removal is proposed has been convicted, or when a director is granted immunity to testify when another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal;

  . such director has been found by the affirmative vote of a majority of the directors then in office at any regular or special meeting of the board of directors called for that purpose or by a court of competent jurisdiction to have been guilty of willful misconduct in the performance of his duties to OSCA in a matter of substantial importance to us; or

  . such director has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability as a director.

Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of preferred stock are entitled to elect directors of OSCA pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the board of directors providing for the establishment of any such series, any such director of OSCA so elected may be removed in accordance with the provision of such resolution or resolutions.

   The by-laws provide that:

  . prior to the First Trigger Date, a majority of the directors on the Compensation Committee of the board of directors shall be directors designated by Great Lakes and

  . on and after the First Trigger Date, but so long as Great Lakes owns shares representing 10 percent or more of the votes entitled to be cast by the voting stock, the Compensation Committee shall include at least one director designated by Great Lakes.

 Advance Notice Procedures

   The by-laws provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received in writing by us not less than 90 nor more than 120 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The certificate of incorporation and the by-laws provide that, so long as Great Lakes owns shares representing 10 percent or more of the votes entitled to be cast by the voting stock, Great Lakes is exempt from the foregoing advance notice procedures for director nominations and shareholder proposals.

 Special Meetings

   The by-laws provide that, unless otherwise required by the certificate of incorporation, special meetings of stockholders may be called only by specified officers of ours or by any officer at the request of the board of directors or a committee thereof; special meetings cannot be called by stockholders. The certificate of incorporation and the by-laws expressly deny stockholders the right to call special meetings after the Second Trigger Date. In addition, the certificate of incorporation and the by-laws provide that, prior to the Second Trigger Date, any action required or permitted to be taken by stockholders may be effected by written consent,

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

but that after the Second Trigger Date, any such action may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent. No business other than that stated in the notice of such meeting may be transacted at any special meeting.

 Fair Price Provision

   The certificate of incorporation includes a "fair price" provision, which we refer to as the "Fair Price Provision," which prohibits specified Business Combinations (as defined below) with a Related Person (as defined below), unless:

     (a) the holders of both classes of common stock receive in the Business Combination the same consideration as the other class and either:

       (i) the same consideration in form and amount per share as the highest consideration paid by the Related Person in a tender or exchange offer in which the Related Person acquired at least 50 percent of either the outstanding stock of either the Class A common stock or the outstanding Class B common stock and which was consummated not more than one year prior to the Business Combination or the entering into of a definitive agreement for the Business Combination, or

       (ii) not less in amount, as to cash, or fair market value, as to non-cash consideration, than the highest price paid or agreed to be paid by the Related Person for shares of Class A common stock, Class B common stock or voting stock in any transaction that either resulted in the Related Person's beneficially owning 15 percent or more of the Class A common stock, Class B voting stock or voting stock or was effected at a time when the Related Person beneficially owned 15 percent or more of the Class A common stock, the Class B common stock or voting stock, in either case occurring not more than one year prior to the Business Combination, or

     (b) the transaction is approved by

       (i) a majority of Continuing Directors (as defined below) or

       (ii) shares representing (x) not less than 66 2/3 percent of the votes entitled to be cast by the voting stock, (y) not less than 50.01 percent of the votes entitled to be cast by the voting stock not beneficially owned by the Related Person, and (z) from and after the First Trigger Date, a majority of the votes entitled to be cast by the holders of each class of common stock (excluding all shares beneficially owned by any Related Person), voting separately as a class;

provided that, after the Second Trigger Date, the required approval percentages in clauses (b)(ii) (x) and (y) increase to 80 percent and 66 2/3 percent, respectively. Such approvals are also required to amend the Fair Price Provisions. The Fair Price Provision will not be applicable at such time as all shares of Class B common stock have been converted into or exchanged for Class A common stock.

   Under the Fair Price Provision, a "Related Person" is any person, other than Great Lakes and its affiliates and associates, that beneficially owns 15 percent or more of the outstanding Class A common stock or Class B common stock or the Class A common stock and Class B common stock taken together or is an affiliate of ours and at any time within the preceding two-year period was the beneficial owner of 15 percent or more of the outstanding Class A common stock or Class B common stock. The relevant "Business Combinations" involving OSCA covered by the Fair Price Provision are:

     (1) any merger or consolidation of OSCA or any subsidiary of ours with or into a Related Person or an affiliate of a Related Person,

     (2) any sale, lease, exchange, transfer or other disposition of all or substantially all of our assets to a Related Person or an affiliate of a Related Person,

     (3) specified reclassifications, recapitalizations and other corporate actions requiring a stockholder vote that have the effect of increasing by more than one percent the proportionate share of Class A common stock or Class B common stock beneficially owned by the Related Person or an affiliate of a Related Person and

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

     (4) a dissolution of OSCA caused or proposed by a Related Person or an affiliate of a Related Person.

A "Continuing Director" is a director who is unaffiliated with the Related Person and who was a director before the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with a Related Person and is recommended or nominated to succeed a Continuing Director by a majority of the Continuing Directors.

 Amendment

   Amendments of a number of the foregoing provisions, including certificate of incorporation and by-law provisions with respect to stockholder action by written consent, stockholder right to call special meetings, advance notice procedures (including Great Lakes' exemption therefrom), and board classification and removal provisions, require approval by shares representing not less than 66 2/3 percent of the votes entitled to be cast by the voting stock, voting together as a single class, and, after the Second Trigger Date, 80 percent of such votes; provided that after the First Trigger Date, if there are any shares of Class B common stock outstanding, approval by a majority of the votes entitled to be cast by the holders of each class of common stock, voting separately by class, is also required. The by-laws may also be amended by action of the board of directors.

Contractual Relations among OSCA, Great Lakes And Related Entities

   The certificate of incorporation provides that, if specified disclosure conditions are satisfied and if fair as to us as of the time it is authorized, approved or ratified by our board of directors, by a committee thereof or by the stockholders, no contract, agreement, arrangement or transaction between
(a) us and Great Lakes, (b) us and one or more of the directors or officers of Great Lakes or a Related Entity (as defined below) or (c) us and any Related Entity will be void or voidable solely because Great Lakes, any Related Entity or any one or more of the officers or directors of the OSCA, Great Lakes or any Related Entity are parties thereto (or solely because any such directors or officers are present at or participate in the meeting of the board of directors or committee thereof that authorizes the contract, agreement, arrangement or transaction or solely because his or their votes are counted for such purpose), and Great Lakes, any Related Entity and such directors and officers:

  . will have fully satisfied and fulfilled their fiduciary duties to us and our stockholders with respect thereto,

  . will not be liable to us or our stockholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction,

  . will be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to the best interests of OSCA and

  . will be deemed not to have breached their duties of loyalty to us and our stockholders and not to have derived an improper personal benefit therefrom.

A "Related Entity" is a corporation, partnership, association or other organization in which one or more of our directors has a financial interest.

Delaware Business Combination Statute

   Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any "business combination," including general mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

  . prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder,

  . upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares), or

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

  . on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

   Except as otherwise specified in Section 203, an "interested stockholder" is defined to include:

  . any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

  . the affiliates and associates of any such person.

Great Lakes and its affiliates, however, are excluded from the definition of "interested stockholder" under the terms of Section 203. Under some circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203.

Limitations on Directors' Liability

   The certificate of incorporation provides that no director of OSCA shall be liable to OSCA or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to us or our stockholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . in respect of unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law or

  . for any transaction from which the director derived an improper personal benefit.

The effect of these provisions will be to eliminate our rights and those of our stockholders (through stockholders' derivative suits on behalf of OSCA) to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Our by-laws provide for indemnification of directors and officers to the maximum extent permitted by Delaware law. In addition, we expect to enter into indemnification agreements with each of our directors providing for indemnification of such directors to the fullest extent permitted by applicable law.

Listing

   We intend to apply to have our common stock included for quotation on the Nasdaq National Market under the symbol "OSCA."

Transfer Agent and Registrar

   The transfer agent and registrar for the Class A common stock is
                   .

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                        SHARES ELIGIBLE FOR FUTURE SALE

General

   The              shares of our Class A common stock sold in the offering, or shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

   The shares of our common stock that will continue to be held by Great Lakes after the offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by Great Lakes in the open market after the offering, subject to customary contractual lockup provisions and the applicable requirements of Rule 144, both of which are described below. We have granted registration rights to Great Lakes. See
"--Registration Rights of Great Lakes."

   Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of common stock; and

  . the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about us.

   In the event that any person other than Great Lakes who is deemed to be an affiliate purchases shares of our Class A common stock pursuant to the offering or acquires shares of our Class A common stock pursuant to one of our employee benefit plans, the shares held by such person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates are thereafter freely tradable without restriction.

   Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Great Lakes may complete a Divestiture through a Distribution. See "Our Relationship With Great Lakes." Any shares distributed by Great Lakes will be eligible for immediate resale in the public market without restrictions by persons other than our affiliates. Our affiliates would be subject to the restrictions of Rule 144 described above other than the one-year holding period requirement.

   We, Great Lakes and our officers and directors have agreed that, without the prior written consent of Salomon Smith Barney Inc. on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our Class A common stock, subject to specified exceptions. A Distribution is specifically exempted from this agreement. See "Underwriting."

   An aggregate of 1,000,000 shares of our Class A common stock are reserved for issuance under our stock plans. We intend to file registration statements on Form S-8 covering the issuance of shares of our Class A common stock pursuant to the plans. Accordingly, the shares issued pursuant to the plans will be freely tradable, subject to the restrictions on resale by affiliates under Rule 144.

Registration Rights of Great Lakes

   Pursuant to the Registration Rights Agreement, Great Lakes may require us to register under the Securities Act all or any portion of our common stock that it holds. Any of Great Lakes' shares of our common stock registered pursuant to the Registration Rights Agreement would be eligible for immediate resale in the public

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

market without restrictions by persons other than our affiliates. For more information regarding the Registration Rights Agreement, see "Our Relationship With Great Lakes--Arrangements With Great Lakes--Registration Rights Agreement."

   Any sales of substantial amounts of our common stock in the public market, whether as a result of a Distribution, Great Lakes' registration rights or otherwise, or the perception that such sales might occur, could have a material adverse effect on the market price of our common stock. See "Risk Factors--The market price of our Class A common stock could be adversely affected by sales of substantial amounts of our common stock in the public market."

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                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

General

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a Non-U.S. Holder. For this purpose, the term "Non-U.S. Holder" is defined as any person or entity that is, for U.S. federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust. This discussion is based on currently existing provisions of the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to Non-U.S. Holders who hold shares of common stock as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular Non-U.S. Holders in light of their personal circumstances, nor does it discuss tax provisions which may apply to individuals who relinquish their U.S. citizenship or residence.

   An individual may, subject to specified exceptions, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

Each prospective purchaser of common stock is advised to consult a tax advisor with respect to current and possible future tax consequences of purchasing, owning and disposing of our common stock as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

Dividends

   In the event that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, a Non-U.S. Holder of common stock must properly file with the payor an IRS Form 1001, or successor form, claiming an exemption from or reduction in withholding under such tax treaty.

   Any dividends paid on shares of common stock to a Non-U.S. Holder will not be subject to withholding tax, but instead will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates if:

  . dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, will be attributable to a United States permanent establishment of the Non-U.S. Holder; and

  . an IRS Form 4224, or successor form, is filed with the payor.

Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

   Unless the payer has knowledge to the contrary, dividends paid prior to January 1, 2001 to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. However, recently

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

finalized Treasury Regulations pertaining to U.S. federal withholding tax (the "Final Withholding Tax Regulations") provide that a Non-U.S. Holder must comply with certification procedures, or, in the case of payments made outside the United States with respect to an offshore account, documentary evidence procedures, directly or under specified circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid after December 31, 2000. In addition, the Final Withholding Tax Regulations will require a Non-U.S. Holder who provides an IRS Form 4224 or successor form, as discussed above, also to provide its U.S. taxpayer identification number.

   A Non-U.S. Holder of common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless:

     (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder;

     (2) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, such holder is present in United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

     (3) OSCA is or has been a "U.S. real property holding corporation" (a "USRPHC") for U.S. federal income tax purposes, as discussed below.

   An individual Non-U.S. Holder who falls under clause (1) above will, unless an applicable treaty provides otherwise, be taxed on his or her net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder who falls under clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by some United States capital losses.

   A Non-U.S. Holder that is a foreign corporation falling under clause (1) above will be taxed on its gain under regular graduated U.S. federal income tax rates and may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for specified items, unless it qualifies for a lower rate under an applicable income tax treaty.

   A corporation is a USRPHC if the fair market value of the U.S. real property interests held by the corporation is 50% or more of the aggregate fair market value of its U.S. and foreign real property interests and any other assets used or held for use by the corporation in a trade or business. Based on its current and anticipated assets, OSCA believes that it is not currently, and is likely not to become, a USRPHC. However, since the determination of USRPHC status is based upon the composition of the assets of OSCA from time to time, and because there are uncertainties in the application of relevant rules, there can be no assurance that OSCA will not become a USRPHC. If we were to become a USRPHC, then gain on the sale or other disposition of common stock by a Non-U.S. Holder generally would be subject to U.S. federal income tax unless both:

  . the common stock was "regularly traded" on an established securities market within the meaning of applicable Treasury regulations; and

  . the Non-U.S. Holder actually or constructively owned 5% or less of the common stock during the shorter of the five-year period preceding such disposition or the Non-U.S. Holder's holding period.

Non-U.S. Holders should consult their tax advisors concerning any U.S. tax consequences that may arise if we were to become a USRPHC.

Federal Estate Tax

   Common stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other relevant agreements.

   Backup withholding is imposed at the rate of 31% on specified payments to persons that fail to furnish identifying information to the payer. Backup withholding generally will not apply to dividends paid prior to January 1, 2001 to a Non-U.S. Holder at an address outside the United States, unless the payer has knowledge that the payee is a U.S. person. In the case of dividends paid after December 31, 2000, the Final Withholding Tax Regulations provide that a Non-U.S. Holder generally will be subject to withholding tax at a 31% rate unless specified certification procedures, or, in the case of payments made outside the United States with respect to an offshore account, documentary evidence procedures, are complied with, directly or under other circumstances through an intermediary. Backup withholding and information reporting generally will also apply to dividends paid on common stock at addresses inside the United States to Non-U.S. Holders that fail to provide identifying information in the manner required. The Final Withholding Tax Regulations provide presumptions under which a Non-U.S. Holder would be subject to backup withholding and information reporting unless certification from the holder of the Non-U.S. Holder's Non-U.S. status is provided.

   Payment of the proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payer with its name and address and certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States, or, in addition, for periods after December 31, 2000, a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and other specified conditions are met or the beneficial owner otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against the Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite the name of that underwriter.

                                                                       Number of
                                    Name                                Shares
                                    ----                               ---------
      Salomon Smith Barney Inc........................................
      Morgan Stanley & Co. Incorporated...............................
      Simmons & Company International.................................
                                                                         -----
          Total.......................................................
                                                                         -----

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of particular legal matters by the underwriters' counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by their over-allotment option described below, if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., Morgan Stanley & Co. Incorporated, and Simmons & Company International are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to particular dealers at the public offering price less a
concession not in excess of $     per share. The underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share on
sales to other dealers. If all the shares are not sold at the initial offering price, the underwriters may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to        additional shares of our
common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We, our officers and directors and Great Lakes have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, our common stock. Salomon Smith Barney Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiation among us and the representatives. Among the factors considered in determining the initial public offering price were:

  . our record of operations;

  . our current financial condition;

  . our future prospects;

  . our markets;

  . the economic conditions in and future prospects for the industry in which we compete;

  . our management; and

  . currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us.

The prices at which the shares will sell in the public market after this offering may, however, be lower than the price at which they are sold by the underwriters. Additionally, an active trading market in our common stock may not develop and continue after this offering.

   We intend to apply to have our Class A common stock included for quotation on the Nasdaq National Market under the symbol "OSCA."

   The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of Class A common stock.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
      Per Share...............................................  $        $
      Total...................................................  $        $

   At our request, the underwriters will reserve up to five percent of the Class A common stock to be sold, at the initial public offering price, to our directors, officers and employees, officers, directors and employees of Great Lakes, and other persons having business relationships with us. This directed share program will be administered by Salomon Smith Barney Inc. The number of shares of common stock available for sale to the general public will be reduced to the extent that these individuals purchase reserved shares. Any reserved shares that are not purchased through this directed share program will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with sales of the directed shares.

   In connection with this offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of Class A common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the shares in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of bids for or purchases of shares made to prevent or retard a decline in the market price of the shares while this offering is in progress.

   The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of the shares to be higher than it would otherwise be in the open market in the absence of such transactions. Salomon Smith Barney Inc. may effect these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise, and may discontinue them at any time.

   We estimate that our total expenses for this offering will be $   .

   From time to time, Salomon Smith Barney Inc. and Simmons & Company International and their affiliates have provided, and may continue to provide, investment banking services, investment trading services and general financing and banking services to Great Lakes, for which they receive customary fees. The representatives or their respective affiliates may in the future perform various similar investment banking and advisory services for us from time to time, for which we will pay them customary fees.

   We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   The validity of the Class A common stock offered hereby and other legal matters will be passed upon for us by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 and have examined the pro forma adjustments to the financial statements, as set forth in their reports. We have included our financial statements and schedule and pro forma financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and its common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

   As a result of the offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
OSCA, Inc. and Subsidiaries
  Report of Independent Auditors.......................................... F-2

  Consolidated Balance Sheets as of December 31, 1998 and 1999............ F-3

  Consolidated Statements of Operations for 1997, 1998 and 1999........... F-4

  Consolidated Statements of Changes in Stockholder's Equity (Deficit) for
   1997, 1998 and 1999.................................................... F-5

  Consolidated Statements of Cash Flows for 1997, 1998 and 1999........... F-6

  Notes to Consolidated Financial Statements.............................. F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholder OSCA, Inc.

   We have audited the accompanying consolidated balance sheets of OSCA, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholder's equity (deficit) and cash flows for each of the three years ended December 31, 1999. Our audits also included the financial statement schedule listed in the index at item 16(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OSCA, Inc. and subsidiaries at December 31, 1998 and 1999 and the consolidated results of their operations and their cash flows for each of the three years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Indianapolis, Indiana
February 11, 2000

                                   OSCA, INC.

                          CONSOLIDATED BALANCE SHEETS

                                 (in thousands)

                                                               December 31,
                                                             -----------------
                                                               1998     1999
                                                             -------- --------
                           ASSETS
Current assets:
Cash and cash equivalents................................... $  5,568 $  3,898
Accounts and notes receivable, less allowances of $919 in
 1998 and $798 in 1999......................................   30,682   20,800
Inventories.................................................   24,523   19,321
Prepaid expenses and other current assets...................      996    1,573
Deferred income taxes.......................................    1,176    1,465
Income taxes receivable.....................................      797      128
                                                             -------- --------
    Total current assets....................................   63,742   47,185
                                                             -------- --------
Property and equipment, net.................................   46,054   46,928
Goodwill and other intangibles, net.........................    7,917    7,574
Deferred income taxes.......................................    2,331      --
                                                             -------- --------
    Total assets............................................ $120,044 $101,687
                                                             ======== ========

       LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
Accounts payable............................................ $ 11,482 $  6,496
Dividend note payable to Great Lakes........................      --    65,000
Accrued liabilities.........................................    7,528    5,051
Current portion of notes payable............................      321      118
                                                             -------- --------
    Total current liabilities...............................   19,331   76,665
                                                             -------- --------
Deferred income taxes.......................................      --       957
Note payable--related party.................................      472      354
Due to Great Lakes..........................................   52,517   43,641

Great Lakes Investment......................................   47,724      --
Stockholder's equity (deficit):
  Common stock, no par value, 1 million shares authorized,
   issued and outstanding at December 31, 1999..............      --       774
  Retained earnings (deficit)...............................      --   (19,282)
  Accumulated other comprehensive loss......................      --    (1,422)
                                                             -------- --------
    Total stockholder's equity (deficit)....................      --   (19,930)
                                                             -------- --------
    Total liabilities and stockholder's equity
     (deficit)/Great Lakes' investment...................... $120,044 $101,687
                                                             ======== ========

          See accompanying notes to consolidated financial statements.

                                   OSCA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

               (in thousands, except for earnings per share data)

                                                  Year ended December 31,
                                              ----------------------------------
                                                 1997        1998        1999
                                              ----------  ----------  ----------
Net revenue.................................. $  112,739  $  113,369  $   91,938

Operating expenses:
  Cost of sales..............................     78,026      88,800      74,635
  Selling, administrative and research
   expenses..................................     16,515      19,271      18,153
  Amortization of intangibles................        251         370         432
  Special charges (credit)...................        --       13,350      (2,550)
                                              ----------  ----------  ----------
    Total operating expenses.................     94,792     121,791      90,670
                                              ----------  ----------  ----------
Operating income (loss)......................     17,947      (8,422)      1,268

Interest expense.............................          5          91          37
Interest income..............................       (196)       (228)       (151)
Foreign currency translation.................        (30)        523        (586)
Other expense (income)--net..................         14          15        (138)
                                              ----------  ----------  ----------
Income (loss) before income taxes............     18,154      (8,823)      2,106
Income tax provision (benefit).................    6,727      (1,943)      1,284
                                              ----------  ----------  ----------
Net income (loss)............................ $   11,427  $   (6,880) $      822
                                              ==========  ==========  ==========

Earnings per share:
  Basic and diluted.......................... $    11.43  $    (6.88) $      .82
                                              ==========  ==========  ==========

  Weighted average shares outstanding--basic
   and diluted...............................  1,000,000   1,000,000   1,000,000
                                              ==========  ==========  ==========


          See accompanying notes to consolidated financial statements.

                                   OSCA, INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)

                                 (in thousands)

                                                        Accumulated
                                            Retained       Other
                         Great Lakes Common Earnings   Comprehensive Comprehensive
                         Investment  Stock  (Deficit)  Income (loss) Income (loss)
                         ----------- ------ ---------  ------------- -------------
Balance at December 31,
 1996...................  $ 43,519    $--   $    --       $   --
  Net income............    11,427     --        --           --        $11,427
  Foreign currency
    translation
     adjustment.........       (19)    --        --                         (19)
                                                                        -------
                                                                        $11,408
                                                                        =======
                          --------    ----  --------      -------
Balance at December 31,
 1997...................    54,927     --        --           --
  Net loss..............    (6,880)    --        --           --        $(6,880)
  Foreign currency
    translation
     adjustment.........      (323)    --        --           --           (323)
                                                                        -------
                                                                        $(7,203)
                                                                        =======
                          --------    ----  --------      -------
Balance at December 31,
 1998...................    47,724     --        --           --
  Net income............       --      --        822          --        $   822
  Foreign currency
    translation
     adjustment.........    (1,324)    --        --           --         (1,324)
  Dividends.............       --      --    (67,152)         --
                                                                        -------
                                                                        $  (502)
                                                                        =======
Capitalization of
 consolidated entity....   (46,400)    774    47,048       (1,422)
                          --------    ----  --------      -------
Balance at December 31,
 1999...................  $    --     $774  $(19,282)     $(1,422)
                          ========    ====  ========      =======


          See accompanying notes to consolidated financial statements.

                                   OSCA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                  Year ended December 31,
                                                 ----------------------------
                                                   1997      1998      1999
                                                 --------  --------  --------
Cash flows from operating activities:
Net income (loss)............................... $ 11,427  $ (6,880) $    822
Adjustments to reconcile net income (loss) to
 net cash
 provided by operating activities:
  Depreciation and amortization of intangibles..    4,355     6,053     7,312
  Deferred income taxes.........................     (160)   (4,312)    2,999
  Special charges...............................      --     13,350    (2,550)
  Loss (gain) on sale of fixed assets...........       (4)      --        619
Changes in operating assets and liabilities:
  Accounts and notes receivable, net............   (4,139)      396     9,882
  Inventories...................................   (6,809)   (2,739)    5,202
  Prepaid expense and other current assets......     (781)     (369)       92
  Accounts payable..............................      (86)    3,889    (4,986)
  Intercompany changes..........................   11,928    20,062    (8,876)
  Accrued and other liabilities.................    1,672    (1,382)   (2,427)
                                                 --------  --------  --------
Net cash provided by operating activities.......   17,403    28,068     8,089
Cash flows from investing activities:
  Additions to property and equipment...........  (18,913)  (24,140)   (5,873)
  Purchase of other assets......................      (14)   (3,658)      (89)
  Proceeds from sale of fixed assets............      262       --        --
                                                 --------  --------  --------
Net cash used in investing activities...........  (18,665)  (27,798)   (5,962)
Cash flows from financing activities:
  Borrowings and (repayments) from notes
   payable, net.................................      --        793      (321)
  Cash dividend to Great Lakes..................      --        --     (2,152)
                                                 --------  --------  --------
  Net cash provided by (used in) financing
   activities...................................      --        793    (2,473)
Net increase (decrease) in cash and cash
 equivalents....................................   (1,262)    1,063      (346)
                                                 --------  --------  --------
Cash and cash equivalents at beginning of year..    6,109     4,828     5,568
  Effect of exchange rate changes on cash.......      (19)     (323)   (1,324)
                                                 --------  --------  --------
Cash and cash equivalents at end of year........ $  4,828  $  5,568  $  3,898
                                                 ========  ========  ========
Supplemental schedule of non-cash financing
 activities:
  Dividends to Great Lakes......................                     $(65,000)
  Issuance of dividend note payable to Great
   Lakes........................................                       65,000
                                                                     --------
    Total non-cash financing activities.........                     $    -0-
                                                                     ========


          See accompanying notes to consolidated financial statements.

                                   OSCA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (in thousands, except for per share data)

1. Organization and Basis of Presentation

   OSCA, Inc., including its consolidated subsidiaries, ("OSCA"), headquartered in Lafayette, Louisiana, is a wholly-owned subsidiary of Great Lakes Chemical Corporation ("Great Lakes"). OSCA provides specialized oil and gas well completion fluids, completion services and downhole completion tools to major oil companies and independent exploration and production companies, primarily in the Gulf of Mexico and in select international markets. OSCA has operations in the United States, United Kingdom, Norway, Italy and Latin America.

   In September 1999, Great Lakes announced its intention to sell a portion of its ownership interest in OSCA as part of an initial public offering (IPO) scheduled to occur sometime in the first half of 2000. The transaction will be effected through a recapitalization of OSCA whereby two classes of common stock will be created (Class A and Class B). The Class A common stock will be offered to the public as part of the IPO and Great Lakes will retain 100% ownership of the Class B common stock. The actual number of shares of Class A and Class B common stock to be issued and outstanding will be determined at the time of the offering.

   In order to accomplish the IPO and appropriately reflect the OSCA businesses to be included in the IPO, it was necessary for Great Lakes to transfer to OSCA certain foreign subsidiaries previously owned by Great Lakes. This transfer was completed in December 1999 and resulted in direct ownership of those subsidiaries by OSCA. Accordingly, financial information for 1999 is presented on a consolidated basis. Prior to the transfer of these foreign subsidiaries in December 1999, operations were conducted by OSCA, subsidiaries of OSCA and, in some cases, subsidiaries of Great Lakes. Therefore, the financial information for the periods prior to the transfer are presented on a combined basis.

   The accompanying financial statements reflect the historical financial position, results of operations, changes in stockholder's equity (deficit) and cash flows directly related to OSCA and its affiliates, adjusted to include only those parts of the OSCA business which are to remain part of OSCA after the IPO. These adjustments, which were made to the historical accounting records of OSCA, consist primarily of the "carve-out" or elimination of assets, liabilities and results of operations of two businesses owned by OSCA. These adjustments were made for all periods presented. These two businesses consisted of i) the former environmental remediation services business owned by OSCA through its wholly-owned subsidiary, OSCA de Mexico, and ii) OSCA's 50% ownership interest in a joint venture formed to provide pipeline commissioning and infrastructure support services primarily in the Gulf of Mexico.

   This "carve-out" is supported by the terms of a Separation Agreement entered into with Great Lakes. The Separation Agreement specifies that as of the closing date of the offering, Great Lakes will assume and will indemnify OSCA for all claims, charges, assessments and liabilities, known and unknown, directly or indirectly relating to these businesses. Additionally, Great Lakes will be entitled to all rights and beneficial interest in all tangible and intangible assets relating to these businesses. Therefore, the future results of operations and financial position of OSCA will not be impacted by these businesses.

   These financial statements have been prepared from the historical accounting records of OSCA and Great Lakes, and include the historical operations of entities directly owned by OSCA and operations transferred to OSCA by Great Lakes in December 1999. Accordingly, Great Lakes' investment in OSCA ("Great Lakes Investment") is shown in lieu of stockholder's equity in the financial statements prior to the transfer.

   The statements of operations include all material costs of doing business including costs related to services provided by Great Lakes to OSCA. Charges for such services are based on a number of factors including actual

                                   OSCA, INC.

and allocated charges which management believes to be reasonable. These charges are not necessarily indicative of the costs and expenses that would have resulted if OSCA had been operated as a separate entity for the periods presented.

2. Summary of Significant Accounting Policies

Basis of Consolidation

   The consolidated financial statements include all accounts of the Company as described above. All significant intercompany accounts and transactions are eliminated in consolidation. Significant accounts and transactions with Great Lakes are disclosed as related party transactions (Note 3).

Use of Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

   Revenue from sales of products is recognized at the time title passes to the customer. Revenue from services is recognized as the services are provided to the customer.

   OSCA provides sales allowances for sales credits issued to customers in the normal course of business. The allowances are recorded as reductions of sales and are included in net revenue in the accompanying consolidated statements of operations. The reductions included in net revenue were $255, $498 and $214 for the years ended 1997, 1998 and 1999, respectively.

Concentration of Credit Risk

   The market and customers for OSCA's products and services are primarily major oil companies and independent exploration and production companies. OSCA performs ongoing credit evaluations of its customers and provides allowances for probable credit losses when necessary.

Cash Equivalents

   OSCA considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Inventories

   Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method, calculated using weighted average cost.

Property and Equipment

   Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives for purposes of computing depreciation are: buildings, 20-39 years; equipment, 7-15 years; and office and computer equipment, 3-5 years. Maintenance and repair costs are charged to expense as incurred.

                                  OSCA, INC.

Impairment of Long-Lived Assets and Intangible Assets

   When events or circumstances indicate that the carrying amount of long-lived assets to be held and used or intangible assets might not be recoverable, the expected future undiscounted cash flows from the assets is estimated and compared with the carrying amount of the assets. If the sum of the estimated undiscounted cash flows is less than the carrying amount of the assets, an impairment loss is recorded. The impairment loss is measured by comparing the fair value of the assets with their carrying amounts. Fair value is determined based on discounted cash flow or appraised values, as appropriate. Long-lived assets that are held for disposal are reported at the lower of the assets' carrying amount or fair value less costs related to the assets' disposition.

Earnings Per Share

   Basic and diluted earnings per share of OSCA have been calculated using the weighted average common shares issued in connection with OSCA's capitalization of the consolidated entity. These shares are assumed to be outstanding for all periods of OSCA presented.

Foreign Currency Translation

   The results of operations for foreign subsidiaries, other than those located in highly inflationary countries, are translated into U.S. dollars using the average exchange rates during the year, while assets and liabilities are translated using end-of-period exchange rates. Resulting translation adjustments are recorded as currency translation adjustments in stockholder's equity/Great Lakes investment. For subsidiaries in highly inflationary countries, currency gains and losses resulting from translation and transactions are determined using a combination of current and historical rates and are reported in the consolidated statement of operations.

Research and Development

   Research and development costs are expensed as incurred. OSCA's expenditures for product development and engineering were approximately $428, $452 and $548 in 1997, 1998 and 1999, respectively.

Income Taxes

   OSCA and its affiliates are included in the consolidated income tax returns of Great Lakes. The consolidated tax provision is presented as if OSCA filed separate tax returns.

   OSCA uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between the tax and financial reporting bases of assets and liabilities. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

   All unremitted earnings of foreign subsidiaries and affiliates are considered to be permanently invested.

Fair Value of Financial Instruments

   The carrying value of OSCA's financial instruments, which include primarily cash and cash equivalents, accounts receivable and long-term debt, approximate fair value.

New Accounting Standards

   Effective January 1, 1999, OSCA adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for

                                   OSCA, INC.

Internal Use." This accounting standard specifically defines the criteria under which costs incurred in connection with internal-use computer software projects are to be treated as a current period expense or to be capitalized. Adoption of SOP 98-1 increased 1999 operating costs by approximately $70,000.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement, as amended by SFAS No. 137, will be effective for OSCA beginning with the first quarter of 2001. The Statement requires companies to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge ineffectiveness, the amount by which the change in the value of a hedge does not exactly offset the change in the value of the hedged item, will be immediately recognized in earnings. OSCA is evaluating the new statement's provisions and has not yet determined the impact of adoption on the results of operations or financial position.

3. Related Party Transactions and Corporate Allocations

   OSCA purchases brominated products from Great Lakes, which constitute a significant portion of the fluid products sold by OSCA. Such purchases are charged to OSCA through an intercompany account, and are reflected in cost of sales. In addition, Great Lakes provides certain support services to OSCA including legal, tax, treasury, employee benefits administration, audit and corporate development services. These support services are also charged to OSCA through an intercompany account. Certain of these charges are based on specific identification of Great Lakes administrative costs attributable to OSCA. To the extent such identification is not practicable, costs are allocated by Great Lakes to OSCA based on various formulas which reasonably approximate the actual costs incurred.

   The following table summarizes the purchases, direct corporate charges and cost allocations included in the accompanying statements of operations:

                                                               Year Ended
               Statement of Operations Caption                December 31,
               -------------------------------           ----------------------
                                                          1997    1998    1999
                                                         ------- ------- ------
      Cost of sales..................................... $25,587 $15,011 $9,178
      Selling, administrative and research.............. $ 4,803 $ 5,831 $5,711

   Explanations of the composition and the method of allocation for the above captions are as follows:

   Cost of sales

     This caption represents the purchased cost of the brominated products from Great Lakes. These costs are directly charged based upon a transfer price.

   Selling, administrative and research expenses

     Allocated costs within this caption primarily include intercompany charges for costs related to legal, employer portion of 401(k) savings plan, liability insurance premiums, restricted stock, employee participation in employee benefit plans covering medical, dental, life, and long term disability insurance and certain other miscellaneous selling, administrative and research costs. Certain of these costs were direct charges, while other costs were allocated.

                                   OSCA, INC.

   The amounts allocated by Great Lakes are not necessarily indicative of the actual costs which may have been incurred had OSCA operated as an entity unaffiliated with Great Lakes. However, OSCA believes that the allocations are reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55.

   OSCA's operations and cash flow requirements have been financed through its operating cash flows and advances from Great Lakes. In addition, OSCA utilized the central cash management systems of Great Lakes. Cash requirements during these periods were satisfied by cash transactions and transfers accounted for through an intercompany account.

   A progression of the intercompany account with Great Lakes is as follows:

                                                         December 31,
                                                   ---------------------------
                                                     1997     1998      1999
                                                   --------  -------  --------
                                                        (in thousands)
      Balance at beginning of year................ $ 57,445  $32,455  $ 52,517
      Inventory purchases.........................   29,666   17,311    10,841
      Selling, administrative and research
       expenses...................................    4,803    5,831     5,711
      Net cash (received) paid by Great Lakes on
       behalf of OSCA.............................  (66,381)  (5,434)   17,747
      Transfer of carve-out affiliates............      --       --    (42,179)
      Other.......................................    6,922    2,354      (996)
                                                   --------  -------  --------
      Balance at end of the year.................. $ 32,455  $52,517  $ 43,641
                                                   ========  =======  ========

4. Special Charges

   In the first quarter of 1998, the Board of Directors of OSCA's parent company, Great Lakes, appointed a new chief executive officer at Great Lakes and over the following months, a new senior management team was assembled. Beginning in the third quarter of 1998, Great Lakes began work on a plan to fundamentally alter how Great Lakes conducts business around the world and to improve the operating income of its businesses, including the OSCA business, by repositioning the business to enhance competitiveness and productivity and increase responsiveness to customer needs.

   The repositioning plan for OSCA was necessitated by a decline in the world oil market which significantly reduced the near term requirements for OSCA's oil and gas well products and services. The repositioning plan provided for the remaining lease payments on one of OSCA's deepwater service vessels that was returned to the lessor, the decommissioning of the related service equipment, the sale or abandonment of a production facility and the reduction of its workforce by approximately 100 employees.

   Accordingly, in 1998, OSCA recognized a special charge of $13,350 or $8,280 after income taxes. Special charges are reflected in the consolidated statement of operations as a separate component of operating income. Of the $13,350, $10,800 was recorded for actions taken in the third quarter of 1998 and another $2,550 was recorded in the fourth quarter of 1998.

                                   OSCA, INC.

   Details of the 1998 special charge and a reconciliation to the reserve balance at December 31, 1999 follows (in thousands):

                                               Reserve                          Reserve
                          Amount              Balance at                       Balance at
                         of Charge   1998    December 31,   1999      1999    December 31,
Description               in 1998  Activity      1998     Activity  Reversals     1999
-----------              --------- --------  ------------ --------  --------- ------------
Asset Impairment (non
 cash):
  Completion Services...  $ 4,800  $(4,800)     $  --     $   --     $   --      $  --
  Completion Fluids.....    3,120   (3,120)        --       2,500     (2,500)       --
                          -------  -------      ------    -------    -------     ------
                            7,920   (7,920)        --       2,500     (2,500)       --
Severance Costs:
  Completion Fluids.....       50      --           50        --         (50)       --
  Corporate and Other...      200     (200)        --         --         --         --
                          -------  -------      ------    -------    -------     ------
                              250     (200)         50        --         (50)       --
Lease Costs (Completion
 Services):.............    4,400     (791)      3,609     (1,826)       --       1,783
Other (Completion
 Fluids):...............      780     (590)        190       (121)       --          69
                          -------  -------      ------    -------    -------     ------
                          $13,350  $(9,501)     $3,849    $   553    $(2,550)    $1,852
                          =======  =======      ======    =======    =======     ======

   The 1998 asset impairment losses related to the decommissioning of the service equipment on one of OSCA's deepwater oil well service vessels. In addition, included in this caption is the write down of the carrying value of OSCA's calcium chloride production facility, an asset held for sale, to fair value.

   The 1998 severance costs include the cost of separation payments to certain employees who were terminated. Certain of these costs were individually negotiated with the employee, while others were determined based upon the provisions of statutory or contractual severance plans. The repositioning plan provided for the elimination of approximately 100 positions with the related terminations substantially complete by the end of 1999. Payments related to these costs are substantially complete.

   The lease component of the repositioning plan represents remaining lease payments, net of sublease income, on one of OSCA's deepwater oil well service vessels. Payments under the lease agreement extend through 2001.

   The other 1998 special charges relate to various costs and expenses incurred for the repositioning of OSCA's Latin American operations, including downsizing the Venezuela operations and exiting the Bolivian marketplace. Spending associated with these charges is also substantially complete.

   In the fourth quarter of 1999, due to changing market conditions and a recognition of the need to ensure a reliable source of supply of calcium chloride, Great Lakes and OSCA made the decision to continue utilizing its calcium chloride production facility for the foreseeable future. This decision resulted in a change to the 1998 repositioning plan such that the calcium chloride production facility would not be sold or abandoned. The carrying amount of this asset to be disposed of was therefore adjusted upward by $2,500, which was the carrying amount of the facility just prior to the approval of the original 1998 repositioning plan. In addition, $50 of severance costs related to the employees of this facility and included in the 1998 special charge have also been reversed. The total impact of these changes resulted in a credit to special charges in the amount of $2,550. This credit has been reflected in the 1999 statement of operations as a component of operating income.

                                   OSCA, INC.

5. Inventories

   The major components of OSCA's inventories are as follows:

                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                 (in thousands)
      Raw materials............................................. $   128 $   195
      Finished products.........................................  24,395  19,126
                                                                 ------- -------
                                                                 $24,523 $19,321
                                                                 ======= =======

6. Property and Equipment

   Property and equipment consisted of the following:

                                                               December 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
                                                              (in thousands)
      Land.................................................. $  1,161  $  1,199
      Buildings and improvements............................    9,609    13,437
      Machinery, equipment and computer hardware............   37,896    63,964
      Construction in progress..............................   22,110       328
                                                             --------  --------
      Total property and equipment..........................   70,776    78,928
      Accumulated depreciation..............................  (24,722)  (32,000)
                                                             --------  --------
      Net property and equipment............................ $ 46,054  $ 46,928
                                                             ========  ========

   Depreciation expense included in the consolidated statements of operations was $4,104, $5,683 and $6,880 for the years ended December 31, 1997, 1998 and 1999, respectively. Maintenance and repairs charged to costs and expenses were $1,771, $2,478 and $2,331 for the same periods, respectively.

7. Employee Benefit Plans

   OSCA participates in a defined contribution 401(k) retirement plan sponsored by Great Lakes. The plan covers substantially all full time employees upon date of hire. Under the Plan, eligible employees may contribute a portion of their salary until retirement and OSCA matches a portion of the employee's contribution. Total expense under the Plan amounted to $147, $81, and $315, in 1997, 1998, and 1999, respectively. The costs of this plan are charged to OSCA through the intercompany account with Great Lakes.

8. Intangible Assets

   Intangible assets consisted of the following:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (in thousands)
      Goodwill................................................ $11,119  $11,119
      Non-compete and other identifiable intangibles..........   1,128    1,217
                                                               -------  -------
      Total intangibles.......................................  12,247   12,336
      Accumulated amortization................................  (4,330)  (4,762)
                                                               -------  -------
      Total intangibles, net.................................. $ 7,917  $ 7,574
                                                               =======  =======

   Intangible assets, consisting primarily of goodwill, are amortized using the straight-line method over periods ranging from 5 to 40 years.

                                  OSCA, INC.

9. Lease Obligations

   OSCA leases all three of its deepwater service vessels, land at several of its operating facilities and various office facilities and equipment. Rent expense incurred under these operating lease agreements was approximately $3,591, $7,130 and $7,807 for the years ended December 31, 1997, 1998 and
1999, respectively.

   Future minimum lease obligations under noncancelable leases at December 31, 1999 are as follows:

                                                                    Obligation
                                                                  --------------
                                                                  (in thousands)
      2000.......................................................    $ 9,380
      2001.......................................................      6,201
      2002.......................................................      3,695
      2003.......................................................      2,616
      2004 and thereafter........................................        917
                                                                     -------
      Total......................................................    $22,809
                                                                     =======

10. Income Taxes

   The following is a summary of domestic and foreign income before income taxes, the components of the provision (benefit) for income taxes, a reconciliation of the U.S. federal income tax rate to the effective income tax rate, and the components of deferred tax assets and liabilities.

   The components of income (loss) before income taxes for the years ended December 31 are as follows:

                                                            December 31,
                                                       ------------------------
                                                        1997    1998     1999
                                                       ------- -------  -------
                                                           (in thousands)
      Domestic........................................ $16,243 $(6,560) $ 3,531
      Foreign.........................................   1,911  (2,263)  (1,425)
                                                       ------- -------  -------
                                                       $18,154 $(8,823) $ 2,106
                                                       ======= =======  =======

   The components of the income tax provision (benefit) for the years ended December 31 are as follows:

                                                         1997   1998     1999
                                                        ------ -------  -------
                                                            (in thousands)
      Current:
        Federal........................................ $5,639 $ 1,675  $(1,284)
        State..........................................    263     212     (157)
        Foreign........................................    736     238      180
                                                        ------ -------  -------
                                                         6,638   2,125   (1,261)
                                                        ------ -------  -------
      Deferred:
        Federal........................................     82  (3,747)   2,344
        State..........................................      7    (321)     201
                                                        ------ -------  -------
                                                            89  (4,068)   2,545
                                                        ------ -------  -------
                                                        $6,727 $(1,943) $ 1,284
                                                        ====== =======  =======

                                   OSCA, INC.

   A reconciliation of the effective tax rate from statutory U.S. federal income tax rate for the years ended December 31 is as follows:

                                                             1997  1998    1999
                                                             ----  -----   ----
      U.S federal income tax rate........................... 35.0% (35.0)% 35.0%
      State income taxes (net of federal benefit)...........  0.9   (0.8)   1.0
      Foreign taxes.........................................  0.2   11.2   16.3
      Goodwill amortization.................................  0.4    1.0    4.6
      Other.................................................  0.5    1.6    4.1
                                                             ----  -----   ----
      Effective income tax rate............................. 37.0% (22.0)% 61.0%
                                                             ====  =====   ====

   Components of deferred tax assets and liabilities are as follows:

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
                                                               (in thousands)
      Deferred tax assets:
        Allowance for doubtful accounts....................... $   272  $   247
        Inventory.............................................     881      902
        Special charges.......................................   4,237    1,127
        Payroll and related liabilities.......................      23      316
        Goodwill and intangibles..............................      53       55
        Foreign net operating loss carryforward...............     396      800
        Other deductible temporary differences................     215       83
                                                               -------  -------
      Total deferred tax assets...............................   6,077    3,530
        Valuation allowance for deferred tax assets...........    (396)    (800)
                                                               -------  -------
      Deferred tax assets after valuation allowance...........   5,681    2,730
      Deferred tax liabilities:
        Property and equipment................................  (2,174)  (2,222)
                                                               -------  -------
      Net deferred tax asset.................................. $ 3,507  $   508
                                                               =======  =======

   At December 31, 1999, a net operating loss (NOL) carryforward of approximately $2,353 is available to be applied against future taxable income of OSCA's Venezuelan subsidiary. The NOL is available through 2002. The NOL carryforward relates to losses of this subsidiary and can only be used to offset taxable income of OSCA in Venezuela. For financial reporting purposes, a valuation allowance of $800 has been recognized to offset the net deferred tax asset related to this NOL carryforward.

   The 1999 current federal income tax benefit of $(1,284) is included in the consolidated balance sheets as a component of amounts Due to Great Lakes.

11. Debt Arrangements

   Long-term debt consists of the following:

                                                                     December
                                                                        31,
                                                                    -----------
                                                                    1998  1999
                                                                    ----- -----
                                                                        (in
                                                                    thousands)
      Note payable to related party................................ $ 590 $ 472
      Notes payable to bank........................................   203   --
                                                                    ----- -----
                                                                      793   472
      Less current maturities......................................   321   118
                                                                    ----- -----
                                                                    $ 472  $354
                                                                    ===== =====

                                   OSCA, INC.

   The note payable to a related party was issued as a result of a business acquisition in March 1998. The note payable is a non-interest bearing note and is payable in five equal installments of $118 beginning on the first anniversary date. The individual to whom the note is payable is the former owner of the acquired business and who is currently employed by OSCA.

   Notes payable to bank consists primarily of notes assumed by OSCA as part of the business acquisition noted above. The notes bore interest at 10.53% and 10.85% per annum and were paid in full in October 1999.

   Future maturities of long-term debt for the succeeding five years are as follows: 2000, $118; 2001, $118; 2002, $118; 2003, $118; and 2004, $0.

   On December 30, 1999, the Board of Directors of OSCA declared a dividend of $65,000 which was made in the form of a non-interest bearing demand note payable to Great Lakes.

   Interest paid was approximately $5, $91 and $37 in 1997, 1998 and 1999, respectively.

12. Contingencies

   OSCA may be subject to various legal proceedings and claims arising from a variety of matters including, governmental regulations, environmental matters, commercial matters, product liability, personal injury, workers' compensation claims and other matters arising out of the ordinary course of its business. In general, while the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists, in the opinion of management, the resolution of these legal proceedings and claims will not have a material adverse effect on the consolidated operating results or consolidated financial position of OSCA.

13. Risk Management Activities

   OSCA provides specialized oil and gas well completion fluids, completion services and downhole completion tools to major oil companies and independent exploration and production companies primarily in the Gulf of Mexico and in select international markets. OSCA has operations in the United Kingdom, Norway, Italy and Latin America and is exposed to fluctuations in oil and gas prices, foreign currency rates and interest rates which can affect the revenue, cost of operating, investing and financing. OSCA's management has not used financial and commodity-based derivative contracts to reduce the risk in overall earnings and cash flow.

 Commodity Price Risk

   The level of oil and gas exploration and development activity is affected by both short-term and long-term trends in oil and gas prices which, in turn, are related to the demand for petroleum products and the current availability of oil and gas resources. Any reduced activity could result in declines in the demand for the products and services provided by OSCA.

 Foreign Currency Risk

   OSCA has foreign currency exchange rate risk resulting from operations in Europe and Latin America. Historically, OSCA has not hedged its exposure to currency rate changes or foreign currency rate risk.

 Interest Rate Risk

   Historically, OSCA has had no significant interest rate risk to manage.

                                   OSCA, INC.

14. Segment Information

   OSCA is organized into three global business segments: Completion Fluids, Downhole Completion Tools and Completion Services. The units are organized to offer a distinct group of products, technology and services.

   The completion fluids segment sells and recycles clear completion fluids and performs related fluid maintenance services, such as filtration and reclamation. OSCA also provides a broad line of specially formulated and customized completion fluids. Completion fluids are used to control well pressure, clean the well subsequent to drilling activities and facilitate other completion activities, while minimizing reservoir damage.

   The downhole completion tools segment designs, builds and installs downhole completion tools for wells that are primarily used to control the migration of reservoir sand into the well. The downhole completion tools help to prevent the deterioration of the reservoir.

   The completion services segment provides sand control pressure pumping, marine well services and coiled tubing services to perform gravel packing, frac packing and well stimulation. The purpose of sand control pressure pumping is to force fluids, and gravel pack sand into the well to act as a downhole filter to inhibit the flow of sand into the well. Coiled tubing is utilized to convey chemicals that stimulate the well or deliver downhole equipment during well completion, or during the production phase in order to stimulate well production rates. Working in conjunction with the downhole completion tools and completion fluids segments, completion services are provided either by portable equipment placed directly on a well rig or platform or delivered via a fleet of advanced marine vessels.

   Assets included in Corporate and Other principally are cash and cash equivalents; accounts receivable; deferred income taxes; goodwill and other intangibles; other assets; and certain unallocated plant and equipment. Segment assets primarily include inventory and property and equipment (at cost). Geographic sales information is reported based on the location which invoices the external customer. Geographic long-lived assets are grouped by the location of the reporting country. Intersegment sales are insignificant and are eliminated in consolidation.

                                   OSCA, INC.

   OSCA evaluates performance and allocates resources based on operating profit which represent net revenue less cost of sales, allocated selling, administrative and research expenses and special charges. Intersegment net revenue and transfers are recorded at OSCA's cost; there is no intercompany profit or loss on intersegment net revenue or transfers. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting.

                                                    Year Ended December 31,
                                                   ---------------------------
                                                     1997      1998     1999
                                                   --------  --------  -------
                                                        (in thousands)
      Net Revenue by Segment to External
       Customers:
        Completion Fluids......................... $ 81,988  $ 67,420  $50,621
        Completion Services.......................   17,615    33,278   25,666
        Downhole Completion Tools.................   12,876    12,625   15,651
                                                   --------  --------  -------
        Total Net Revenue of Reportable Segments..  112,479   113,323   91,938
        Corporate and Other.......................      260        46      --
                                                   --------  --------  -------
                                                    112,739   113,369   91,938
                                                   --------  --------  -------
      Segment Operating Income (Loss):
        Completion Fluids.........................   14,120     1,001    5,046
        Completion Services.......................    2,455    (2,851)    (696)
        Downhole Completion Tools.................    2,932    (3,192)     621
                                                   --------  --------  -------
                                                     19,507    (5,042)   4,971
        Total Operating Loss of Reportable
        Segments Corporate and Other..............   (1,560)   (3,380)  (3,703)
                                                   --------  --------  -------
                                                     17,947    (8,422)   1,268
                                                   --------  --------  -------
      Segment Assets:
        Completion Fluids.........................   26,756    27,506   22,546
        Completion Services.......................   16,294    22,789   21,893
        Downhole Completion Tools.................    5,327     9,362   11,263
        Corporate and Other.......................    7,466    10,920   10,547
                                                   --------  --------  -------
                                                     55,843    70,577   66,249
                                                   --------  --------  -------
        Unallocated Assets........................   44,336    49,467   35,438
                                                   --------  --------  -------
        Total Consolidated Assets.................  100,179   120,044  101,687
                                                   --------  --------  -------
      Fixed Asset Additions:
        Completion Fluids.........................    8,413     7,831      200
        Completion Services.......................    9,484    12,223    3,256
        Downhole Completion Tools.................      179     2,368      661
        Corporate and Other.......................      837     1,718    1,756
                                                   --------  --------  -------
                                                     18,913    24,140    5,873
                                                   --------  --------  -------
      Depreciation Expense:
        Completion Fluids.........................    1,850     1,798    1,821
        Completion Services.......................    1,264     2,570    3,575
        Downhole Completion Tools.................      310       561      338
        Corporate and Other.......................      680       754    1,146
                                                   --------  --------  -------
                                                      4,104     5,683    6,880
                                                   --------  --------  -------
      Geographic Information
       Net Revenue by Segment to External
       Customers:
        United States.............................   84,502    84,405   77,895
        Foreign...................................   28,237    28,964   14,043
                                                   --------  --------  -------
                                                    112,739   113,369   91,938
                                                   --------  --------  -------
       Long-lived Assets:
        United States.............................   36,463    48,640   50,592
        Foreign...................................    3,681     5,331    3,910
                                                   --------  --------  -------
                                                     40,144    53,971   54,502
                                                   --------  --------  -------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                          Shares

                                   OSCA, Inc.

                              Class A Common Stock

                                     [LOGO]

                                   --------

                                   PROSPECTUS

                                           , 2000

                                   --------

                              Salomon Smith Barney

                           Morgan Stanley Dean Witter

                               Simmons & Company
                                 International

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following is a statement of estimated expenses, to be paid solely by OSCA, of the issuance and distribution of the securities being registered hereby:

      Securities and Exchange Commission registration fee............. $ 37,950
      NASD filing fee.................................................   10,000
      Nasdaq National Market listing fee..............................   95,000
      Blue Sky fees and expenses (including attorneys' fees and
       expenses)......................................................   10,000
      Printing expenses...............................................  100,000
      Accounting fees and expenses....................................        *
      Transfer agent's fees and expenses..............................   10,000
      Legal fees and expenses.........................................  350,000
      Great Lakes' expenses...........................................        *
      Miscellaneous expenses..........................................        *
                                                                       --------
          Total....................................................... $      *
                                                                       ========

--------
*To be provided by Amendment.

Item 14. Indemnification of Directors and Officers.

 General Corporation Law

   We are incorporated under the laws of the State of Delaware. Section 145 ("Section 145") of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the "General Corporation Law"), inter alia, provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

   Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

 Certificate of Incorporation and By-Laws

   Our Certificate of Incorporation and By-laws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

Item 15. Recent Sales of Unregistered Securities.

   None.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits.

   Reference is made to the attached Exhibit Index.

   (b) Financial Statement Schedules.

   The following financial statement schedule is included in this Registration Statement.

   Schedule II Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at closing specified in the underwriting agreement certificates in such denominations and registered in such manner as requested by the underwriters to permit prompt delivery to each purchaser.

   The undersigned registrants hereby undertake:

     (1) For purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 14 or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, OSCA, Inc. has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on March 8, 2000.

                                          OSCA, Inc.

                                                  /s/ Robert L. Hollier
                                          By: _________________________________
                                                      Robert L. Hollier
                                                 Chief Executive Officer and
                                                          President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Hollier, Richard J. Alario and Steven
J. Brading, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

             Signature                         Capacity                   Date
             ---------                         --------                   ----
     /s/ Robert L. Hollier           Principal Executive Officer     March 8, 2000
____________________________________ and Director
         Robert L. Hollier

     /s/ Steven J. Brading           Principal Financial and         March 8, 2000
____________________________________ Accounting Officer
         Steven J. Brading

      /s/ Mark P. Bulriss            Chairman of the Board of        March 8, 2000
____________________________________ Directors
          Mark P. Bulriss

       /s/ Martin M. Hale            Director                        March 8, 2000
____________________________________
           Martin M. Hale

      /s/ Mack G. Nichols            Director                        March 8, 2000
____________________________________
          Mack G. Nichols

      /s/ Mark E. Tomkins            Director                        March 8, 2000
____________________________________
          Mark E. Tomkins

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                   OSCA, INC.

                               December 31, 1999
                                 (in thousands)

                                                      Additions
                                             ---------------------------
                                             Charged to Charged to Other              Balance at
                             Balance at       Costs and    Accounts--    Deductions--    End
Description              Beginning of Period  Expenses      Describe       Describe   of Period
-----------              ------------------- ---------- ---------------- ------------ ----------
Year Ended December 31,
 1997:
 Deducted from assets
  accounts:
  Allowance for doubtful
   accounts.............        $514            $ 52          $--            $150(1)     $416
  Sales returns
   allowance............         113             244           --             255(2)      102
                                ----            ----          ----           ----        ----
    Total...............        $627            $296          $--            $405        $518
                                ====            ====          ====           ====        ====
Year Ended December 31,
 1998:
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............        $416            $304           --            $-- (1)     $720
  Sales returns
   allowance............         102             595           --             498(2)      199
                                ----            ----          ----           ----        ----
    Total...............        $518            $899          $--            $498        $919
                                ====            ====          ====           ====        ====
Year Ended December 31,
 1999:
 Deducted from asset
  accounts:
  Allowance for doubtful
   accounts.............        $720            $274           --            $345(1)     $649
  Sales returns
   allowance............         199             164           --             214(2)      149
                                ----            ----          ----           ----        ----
    Total...............        $919            $438          $--            $559        $798
                                ====            ====          ====           ====        ====

(1) Uncollectible accounts written off, net of recoveries.
(2) Sales returns.

                                 EXHIBIT INDEX

 Exhibit
   No.                              Description
 -------                            -----------
  *1.1   Form of Underwriting Agreement.

  *3.1   Form of Restated Certificate of Incorporation of OSCA, Inc.

  *3.2   Form of Amended and Restated By-Laws of OSCA, Inc.

  *4.1   Form of certificate representing shares of Class A Common Stock.

  *5.1   Opinion of Kirkland & Ellis.

 *10.1   Master Separation Agreement.

 *10.2   Services Agreement.

 *10.3   Tax Agreement.

 *10.4   IPO and Distribution Agreement.

 *10.5   Registration Rights Agreement.

 *10.6   Brominated Products Supply Agreement.

 *10.7   OSCA, Inc. 2000 Incentive Compensation Plan.

 *10.8   OSCA, Inc. 2000 Stock Incentive Plan.

 *10.9   Change in Control Agreement--Robert L. Hollier.

 *10.10  Change in Control Agreement--Richard J. Alario.

 *10.11  Change in Control Agreement--Steven J. Brading.

 *10.12  Change in Control Agreement--James H. Tycer

  10.13  Property Lease--C-Port 1 Facility, Port Fourchon, Louisiana.

  10.14  Property Lease--Oil Tools Facility, Mansfield, Texas.

 *11.1   Statement Regarding Computation of Earnings Per Share.

 *21.1   Subsidiaries.

  23.1   Consent of Ernst & Young LLP.

 *23.2   Consent of Kirkland & Ellis (included in Exhibit 5.1).

  24.1   Powers of Attorney (included in Part II to the Registration
         Statement).

  27.1   Financial Data Schedule.

--------
*To be filed by amendment.